Exhibit 10.1

EXECUTION VERSION

CUSIP Number: 98210HAD4

CREDIT AGREEMENT

dated as of June 1, 2026,

by and among

WORTHINGTON STEEL, INC.,

as Borrower,

the Lenders from time to time party hereto

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

WELLS FARGO SECURITIES, LLC,

CITIBANK, N.A.,

PNC CAPITAL MARKETS LLC,

KEYBANC CAPITAL MARKETS INC.,

BMO CAPITAL MARKETS CORP.,

CANADIAN IMPERIAL BANK OF COMMERCE, NY BRANCH

and

HSBC SECURITIES (USA) INC.,

as Joint Lead Arrangers and Joint Bookrunners

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EXHIBITS

Exhibit A		Form of ABL Intercreditor Agreement
Exhibit B	–	[Reserved]
Exhibit C	–	Agreed Security Principles
Exhibit D	–	Form of Assignment and Assumption
Exhibit E	–	[Reserved]
Exhibit F	–	Form of Equal Priority Intercreditor Agreement
Exhibit G	–	[Reserved]
Exhibit H	–	Form of Guaranty and Security Agreement
Exhibit I	–	[Reserved]
Exhibit J	–	Form of Notice of Borrowing
Exhibit K	–	Form of Notice of Conversion/Continuation
Exhibit L	–	Form of Notice of Prepayment
Exhibit M	–	Form of Officer’s Compliance Certificate
Exhibit N-1	–	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Lenders)
Exhibit N-2	–	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Participants)
Exhibit N-3	–	Form of U.S. Tax Compliance Certificate (Foreign Participant Partnerships)
Exhibit N-4	–	Form of U.S. Tax Compliance Certificate (Foreign Lender Partnerships)

SCHEDULES

Schedule 1.1	–	Commitments
Schedule 5.1	–	Jurisdictions of Organization and Qualification
Schedule 5.2	–	Subsidiaries and Capitalization
Schedule 5.25	–	Insurance
Schedule 6.19	–	Post Closing Obligations
Schedule 7.1	–	Existing Indebtedness
Schedule 7.2	–	Existing Liens
Schedule 7.3	–	Existing Loans, Advances and Investments
Schedule 7.7	–	Transactions with Affiliates

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CREDIT AGREEMENT, dated as of June 1, 2026, by and among WORTHINGTON STEEL, INC., an Ohio corporation, as Borrower, the Lenders from time to time party hereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders.

STATEMENT OF PURPOSE

WHEREAS, the Borrower intends to acquire up to 100% (but not less than 57.5%) of the outstanding Equity Interests (as this and other capitalized terms used in this statement of purpose are defined in Section 1.1 below) of Klöckner & Co SE, a European stock company (Societas Europaea), registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Düsseldorf under HRB 109982 with its registered business address at Peter-Müller-Str. 24, 40468 Düsseldorf, Germany (“Klӧckner” and such acquisition, the “Klӧckner Acquisition”);

WHEREAS, the Borrower has requested that the Lenders extend credit to the Borrower in the form of Initial Term Loans funded on the Initial Funding Date in an aggregate principal amount not to exceed $700,000,000;

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Administrative Agent and the Lenders have agreed to extend such credit to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1 Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

“2033 Senior Secured Notes” means the 7.750% Senior Secured Notes due 2033 issued by the Borrower pursuant to the 2033 Senior Secured Notes Indenture.

“2033 Senior Secured Notes Collateral Agent” means Deutsche Bank Trust Company Americas, in its capacity as collateral agent with respect to the 2033 Senior Secured Notes.

“2033 Senior Secured Notes Collateral Agreement” means that certain notes collateral agreement, dated as of June 1, 2026, by and among the Borrower, the subsidiary guarantors party thereto and the Senior Secured Notes Collateral Agent.

“2033 Senior Secured Notes Documents” means the 2033 Senior Secured Notes, the 2033 Senior Secured Notes Indenture, the 2033 Senior Secured Notes Collateral Agreement, each other collateral document relating to the 2033 Senior Secured Notes and all other agreements documents and instruments entered into now or in the future in connection with the 2033 Senior Secured Notes or the 2033 Senior Secured Notes Indenture.

“2033 Senior Secured Notes Indenture” means the indenture for the 2033 Senior Secured Notes, dated as of June 1, 2026, between the Borrower, the guarantors party thereo and Deutsche Bank Trust Company Americas, as trustee and collateral agent, as amended, restated, supplemented or otherwise modified from time to time.

“ABL Administrative Agent” means PNC Bank, National Association, in its capacity as administrative agent and collateral agent under the ABL Credit Agreement and the ABL Loan Documents, or any successor administrative agent and collateral agent under the then-effective ABL Loan Documents.

“ABL Credit Agreement” means that certain Revolving Credit and Security Agreement, dated as of November 30, 2023, by and among the Borrower, the lenders party thereto and the ABL Administrative Agent, as the same may be amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time.

“ABL Facility” means the asset-based revolving credit facility established pursuant to the ABL Credit Agreement from time to time.

“ABL Intercreditor Agreement” means the ABL Intercreditor Agreement, dated as of the Initial Funding Date, as amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time, by and among the Borrower, certain Subsidiaries of the Borrower, the Administrative Agent, the 2033 Senior Secured Notes Collateral Agent, each applicable Additional Debt Representative and the applicable ABL Administrative Agent, as Initial First Lien Agent, substantially in the form attached as Exhibit A or otherwise in a form reasonably satisfactory to the Administrative Agent.

“ABL Loan Documents” means the ABL Credit Agreement, the ABL Intercreditor Agreement and the other loan documents related thereto, in each case as the same may be amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time.

“ABL Priority Collateral” has the meaning assigned thereto in the ABL Intercreditor Agreement.

“Account Pledge Agreement” means an account pledge agreement granting a security interest in material bank accounts maintained with banks or financial institutions in Germany constituting German Collateral by BidCo Holdco and BidCo to the Administrative Agent, in a form reasonably satisfactory to the Administrative Agent.

“Acquisition Closing Date” means the date on which (a) the Transaction (as defined in the BCA as in effect on January 15, 2026) has been consummated and (b) the settlement of the Offer has occurred.

“Additional Debt Representative” means, with respect to any Incremental Equivalent Debt that, in each case, is secured by a Lien on all or any portion of the Collateral, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Administrative Agent” means Wells Fargo, in its capacity as administrative agent and collateral agent hereunder, and any successor thereto appointed pursuant to Section 9.6.

“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 10.1(c).

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning assigned thereto in Section 10.1(e).

“Agent’s Liens” means the Liens granted by the Credit Parties to the Administrative Agent under the Loan Documents and securing the Obligations.

“Agreed Security Principles” means the principles governing the German Collateral following the Initial Funding Date, as attached as Exhibit C.

“Agreement” means this Credit Agreement.

“Allocation Date” means May 28, 2026.

“Anti-Boycott Rules” means EU Regulation (EC) 2271/96, Section 7 of the German Foreign Trade Regulations (Außenwirtschaftsverordnung) or any similar anti-boycott laws or regulations.

“Anti-Money Laundering Laws” means the laws and regulations of any jurisdiction applicable to any Credit Party from time to time concerning, or relating to, money laundering, including, if applicable, the German Money Laundering Act (Geldwäschegesetz), Executive Order 13224, the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.), the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 et seq.) and the PATRIOT Act.

“Anti-Terrorism Laws” has the meaning assigned thereto in Section 5.20.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, binding interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means (a) with respect to any Base Rate Loan, 3.00% and (y) with respect to any SOFR Loan, 4.00%.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Wells Fargo Securities, LLC, Citibank, N.A., PNC Capital Markets LLC, KeyBanc Capital Markets Inc., BMO Capital Markets Corp., CIBC World Markets Corp. and HSBC Securities (USA) Inc., in their capacities as joint lead arrangers and joint bookrunners.

“Asset Disposition” means the sale, transfer, license, lease or other disposition of any Property (including any division, merger, amalgamation or disposition of Equity Interests) by any Credit Party or any Subsidiary thereof, and any issuance of Equity Interests by any Subsidiary of the Borrower to any Person that is not the Borrower or any Wholly-Owned Subsidiary thereof. The term “Asset Disposition” shall not include (a) the sale of inventory in the ordinary course of business (and, for the avoidance of doubt, secondary sales and scrap sales are in the ordinary course of business), (b) the transfer of assets to the Borrower or any Subsidiary Guarantor pursuant to any transaction permitted pursuant to Section 7.4, (c) the write-off, discount, sale or other disposition of defaulted or past-due receivables and similar obligations in the ordinary course of business and not undertaken as part of an accounts receivable financing transaction, (d) the disposition of any Hedge Agreement, (e) dispositions of Investments in Cash Equivalents, (f) the transfer by any Credit Party of its assets to any other Credit Party, (g) the transfer by any Non-Guarantor Subsidiary of its assets to any Credit Party (provided that such transfer is not prohibited by Section 7.7), (h) the transfer by any Non-Guarantor Subsidiary of assets to any other Non-Guarantor Subsidiary or any joint venture, (i) transfers in connection with any Permitted Reorganization and (j) transfers in connection with the Klöckner Europe ABS Facility (provided that any such transfer is limited to the assets pledged as collateral thereunder).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.9), and accepted by the Administrative Agent, in substantially the form attached as Exhibit D or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date of determination, (a) in respect of any Capital Lease Obligations of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Available Amount” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis, equal to, without duplication:

(a) the greater of (x) $240,000,000 and (y) 40% of Consolidated EBITDA as of the most recent Test Period; plus

(b) 50% of cumulative Consolidated Net Income since the first day of the first Fiscal Quarter of the Borrower in which the Effective Date occurs (which amount shall not be less than zero); plus

(c) the cumulative amount of cash proceeds of the sale of Equity Interests (other than Disqualified Equity Interests) of the Borrower or any parent company of the Borrower after the Initial Funding Date, which proceeds have been received by, or contributed as common equity to the capital of, the Borrower; plus

(d) to the extent not already included in Consolidated Net Income, an amount equal to any after-tax returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in cash or Cash Equivalents by the Borrower or any Subsidiary after the Initial Funding Date in respect of any Investments made pursuant to Section 7.3(l); provided, in each case, that such amount does not exceed the amount of such Investment made pursuant to Section 7.3(l); plus

(e) the aggregate amount of any Retained Asset Sale Proceeds after the Initial Funding Date; plus

(f) the aggregate amount as of such date of any Declined Proceeds after the Initial Funding Date; minus

(g) any amount of Restricted Payments made pursuant to Section 7.6(e) after the Initial Funding Date and prior to such time; minus

(h) any amount of Investments made pursuant to Section 7.3(l) after the Initial Funding Date and prior to such time; minus

(i) any amount of payments of Indebtedness made pursuant to Section 7.9(b)(iv) after the Initial Funding Date and prior to such time.

“Available Tenor” means, as of any date of determination and with respect to any then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.1(e)(iv)(D).

“BaFin” means the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their Affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Product” means any one or more of the following financial products or accommodations extended to a Credit Party or its Subsidiaries by a Bank Product Provider: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services, (g) draft discount programs or (h) supply chain finance services including trade payable services and supplier accounts receivable purchases (and excluding, for the avoidance of doubt, any transactions under Hedge Agreements).

“Bank Product Agreements” means those agreements entered into from time to time by a Credit Party or its Subsidiaries with a Bank Product Provider in connection with obtaining any Bank Products.

“Bank Product Provider” means, subject to the limitations set forth in the ABL Credit Agreement, any lender under the ABL Credit Agreement or any of its Affiliates.

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) Term SOFR for a one-month tenor in effect on such day plus 1.00%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or Term SOFR, as applicable (provided that clause (c) shall not be applicable during any period in which Term SOFR is unavailable or unascertainable). Notwithstanding the foregoing, in no event shall the Base Rate be less than 1.00%.

“Base Rate Loan” means any Loan bearing interest at a rate based on the Base Rate.

“BCA” means that certain Business Combination Agreement dated as of January 15, 2026, by and among the Borrower, BidCo and Klöckner.

“BDC Loan Facility” means that certain term loan facility in the maximum principal amount of $57,500,000 established pursuant to that certain Letter of Offer dated as of March 24, 2025, by Tempel Canada Company and the Borrower in favor of the Business Development Bank of Canada, and the documents executed in connection therewith.

“Becker Group” means Becker Stahl-Service GmbH, Becker Stainless GmbH, Becker-Stainless Center GmbH, Becker Aluminium Service GmbH, Umformtechnik Stendal GmbH and Umformtechnik Stendal UTS s.r.o.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that, if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the applicable then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.1(e)(iv)(A).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for the then-current Benchmark, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a) Daily Simple SOFR, or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for United States dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, the Benchmark Replacement shall be deemed to be the Floor for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors (if applicable) of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor (if applicable) of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors (if applicable) of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or if such Benchmark is a term rate, all Available Tenors (if applicable) of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors (if applicable) of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors (if applicable) of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors (if applicable) of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to the then-current Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.1(e)(iv) and (b) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.1(e)(iv).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“Benefit Plan” means (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” as described in clause (a) above or “plan” as described in clause (b) above.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“BidCo” means Worthington Steel GmbH, a German limited liability company (Gesellschaft mit beschränkter Haftung, GmbH) incorporated under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Stuttgart under HRB 801625 with its registered business address at c/o Sitem Group, Graf-Zeppelin-Straße 29, 72202 Nagold, Germany.

“BidCo Guarantee Release Date” has the meaning assigned thereto in Section 9.9(a)(i).

“BidCo Holdco” means Worthington Steel Holding GmbH, a German limited liability company (Gesellschaft mit beschränkter Haftung, GmbH) incorporated under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Frankfurt am Main under HRB 141756 with its registered business address at Friedrich-Ebert-Anlage 56, 60325 Frankfurt am Main.

“BidCo and BidCo Holdco Share Pledge Agreement” means a share pledge agreement granting a security interest in BidCo and BidCo Holdco’s Equity Interests, respectively, held by the Credit Parties to the Administrative Agent, for the benefit of the Secured Parties, in a form reasonably satisfactory to the Administrative Agent.

“Borrower” means Worthington Steel, Inc., an Ohio corporation.

“Borrower Materials” has the meaning assigned thereto in Section 6.2.

“Business Day” means any day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed.

“Capital Expenditures” means, with respect to the Borrower and its Subsidiaries on a Consolidated basis, for any period, (a) the additions to property, plant and equipment and other capital expenditures that are (or would be) set forth in a consolidated statement of cash flows of such Person for such period prepared in accordance with GAAP and (b) Capital Lease Obligations during such period, but excluding expenditures for the restoration, repair or replacement of any fixed or capital asset to the extent financed by casualty insurance or condemnation proceeds received in respect thereof. Notwithstanding the foregoing, prior to the Control Date, Capital Expenditures shall be calculated excluding Klöckner and its Subsidiaries.

“Capital Lease” means, subject to Section 1.3(a), a lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, that is required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; provided that, subject to Section 1.3(a), the amount of obligations attributable to any Capital Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Capital Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that, subject to Section 1.3(a), the amount of obligations attributable to any Capital Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Security Documents and other Liens permitted hereunder):

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b) demand deposits or time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i)(A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia, or Canada or any province or territory thereof, or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, or Canada or any province thereof, and is a member of the Federal Reserve System or is a “bank”, as defined in the Bank Act (Canada), as applicable, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than 365 days from the date of acquisition thereof;

(c) commercial paper issued by any Person organized under the laws of any state of the United States of America and maturing no more than 365 days from the time of the acquisition thereof, and having, at the time of acquisition thereof, a rating of A-1 (or the then equivalent grade) or better from S&P, P-1 (or the then equivalent grade) or better from Moody’s or A (or the then equivalent grade) or better from Fitch;

(d) Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from any of Moody’s, S&P or Fitch, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition;

(e) obligations of any foreign government or obligations that possess a guaranty of the full faith and credit of any foreign government;

(f) United States government-sponsored enterprises, federal agencies and federal financing banks that are not otherwise authorized including (i) United States government-sponsored enterprises such as instrumentalities of the Federal Credit System (Bank for Cooperatives, Federal Land Banks), Federal Home Loan Banks and Federal National Mortgage Association, and (ii) federal agencies such as instrumentalities of the Department of Housing and Urban Development (Federal Housing Administration, Government National Mortgage Association), Export-Import Bank, Farmers Home Administration and Tennessee Valley Authority;

(g) obligations of states, counties and municipalities of the United States;

(h) investments in repurchase agreements collateralized by any of the above securities eligible for outright purchase, provided the collateral is delivered to a bank custody account in accordance with the terms of a written repurchase agreement with a dealer or bank; and

(i) solely with respect to Foreign Subsidiaries, investments of the types and maturities described in clauses (a) through (d) above issued, where relevant, by any commercial bank of recognized international standing chartered in the country where such Foreign Subsidiary is domiciled having unimpaired capital and surplus of at least $500,000,000.

“Certain Funds Period” means the period from and including the Effective Date until the Initial Funding Date.

“Change in Control” means an event or series of events by which (a) any person or group of persons (within the meaning of Section 13(d) or 14(a) of the Exchange Act) (other than the spouses, siblings, descendants, spouses of any such siblings or descendants, trusts created exclusively for the benefit of such Persons, executors, administrators, guardians, or conservators of the estate of John H. McConnell, John P. McConnell, their respective Affiliates and Associates (as defined in Rule 12b-2 under the Exchange Act), or a group which the foregoing are a principal participant, or any profit sharing, employee stock ownership or other employee benefit plan of the Borrower or any of its Subsidiaries or any trustee or fiduciary with respect to any such plan when acting in such capacity) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of 50.0% or more of the voting Equity Interests of the Borrower or (b) during any period of twelve consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (b)(i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clause (b)(i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Class” means, when used in reference to any Loan, whether such Loan is an Initial Term Loan, an Incremental Loan, an Extended Loan (each Extended Loan extended to the same Maturity Date constituting a separate Class) or a Refinancing Loan and, when used in reference to any Commitment, whether such Commitment is an Initial Term Loan Commitment, an Incremental Loan Commitment, a Commitment in respect of Extended Loans or a Commitment in respect of Refinancing Loans. Loans that are not fungible for United States federal income tax purposes shall be construed to be in different Classes or tranches.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means the German Collateral and the U.S. Collateral.

“Commitment” means, with respect to each Lender, (a) its Initial Term Loan Commitment and (b) if applicable, (i) its Incremental Loan Commitment, (ii) any commitment to make Extended Loans and (iii) any commitment to make Refinancing Loans.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Communication” means any Loan Document and any document, amendment, approval, consent, information, notice, certificate, report, statement, disclosure, certification or authorization related to any Loan Document.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.1(e)(iv) and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP:

(a) Consolidated Net Income for such period, plus

(b) the sum of the following, without duplication, to the extent deducted (and not added back) in determining Consolidated Net Income for such period (other than in respect of clause (b)(v) below):

(i) income and franchise taxes;

(ii) Consolidated Interest Expense;

(iii) amortization, depreciation and other non-cash charges (including non-cash deferred compensation expense), non-cash losses and non-cash items reducing Consolidated Net Income;

(iv) Transaction Costs and fees, costs and expenses incurred in connection with this Agreement and the documentation governing any other Indebtedness, and in each case any amendments, modifications, supplements, consents or waivers thereto;

(v) the amount of any restructuring charges or reserves or other business optimization expenses or reserves (including those relating to severance, pension unwinding, relocation costs and one-time compensation charges, costs incurred in connection with any non-recurring strategic initiatives or new initiatives, other business optimization expenses (including incentive costs and expenses relating to business optimization programs and signing, retention and completion bonuses), costs and expenses relating to any entry into new markets or contracts, or new product developments or introductions or exiting a market, contract or product and any software or other intellectual property development costs and expenses, any costs and expenses associated with new systems design, any implementation cost or expense, any lobbying costs or expenses, any project startup cost or expense, any transition cost or expense or cost or expense associated with improvements to IT or accounting functions); provided that the aggregate amount included pursuant to this clause (b)(v), together with the aggregate amount of all adjustments included pursuant to clause (b) of the definition of “Pro Forma Basis”, shall not exceed 25.0% of Consolidated EBITDA (prior to giving effect to this clause (b)(v) or clause (b) of the definition of “Pro Forma Basis”);

(vi) losses attributable to the Becker Group for any period; less

(c) the sum of the following, without duplication, to the extent included in determining Consolidated Net Income for such period:

(i) interest income; and

(ii) non-cash gains or non-cash items increasing Consolidated Net Income.

For purposes of this Agreement, Consolidated EBITDA shall be adjusted on a Pro Forma Basis. Notwithstanding the foregoing, prior to the Control Date, Consolidated EBITDA shall be calculated excluding Klöckner and its Subsidiaries.

“Consolidated First Lien Indebtedness” means, as of any date of determination, on a Consolidated basis without duplication, the aggregate amount of Consolidated Funded Indebtedness of the Borrower and its Subsidiaries that, as of such date, is secured by a Lien on any assets or property of the Borrower or any of its Subsidiaries minus any such Consolidated Funded Indebtedness (other than Indebtedness under the ABL Facility or any replacement or refinancing thereof or any other Indebtedness secured on a pari passu basis with the ABL Facility) secured by Liens that are expressly subordinated to the Lien securing the Credit Facility. Notwithstanding the foregoing, prior to the Control Date, Consolidated First Lien Indebtedness shall be calculated excluding Klöckner and its Subsidiaries.

“Consolidated First Lien Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated First Lien Indebtedness (minus Unrestricted Cash) on such date to (b) Consolidated EBITDA for the Test Period ending on or immediately prior to such date; provided that the “Consolidated First Lien Leverage Ratio” shall be calculated excluding any Consolidated First Lien Indebtedness if, upon or prior to the maturity thereof, the Borrower or a Subsidiary thereof has irrevocably deposited with the proper Person in trust or escrow the necessary funds for the payment, redemption or satisfaction of such Consolidated First Lien Indebtedness and thereafter such funds so deposited are not included in the calculation of Unrestricted Cash.

“Consolidated Funded Indebtedness” means, as of any date of determination with respect to the Borrower and its Subsidiaries on a Consolidated basis without duplication, the sum of (a) the outstanding principal amount of all indebtedness for borrowed money (including the Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness and (c) all direct non-contingent obligations arising in connection with letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, in each case, that have been drawn and not reimbursed. Notwithstanding the foregoing, Consolidated Funded Indebtedness shall be calculated excluding (i) prior to the Control Date, Klӧckner and its Subsidiaries (including the Klöckner Europe ABS Facility) and (ii) intercompany Indebtedness owed by the Borrower or any of its Subsidiaries to the Borrower or any of its Subsidiaries.

“Consolidated Interest Expense” means, for any period, determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP, interest expense (including interest expense attributable to Capital Lease Obligations and all net payment obligations pursuant to Hedge Agreements), premium payments, debt discount, fees, charges and related expenses with respect to any and all Indebtedness of the Borrower and its Subsidiaries for such period. Notwithstanding the foregoing, prior to the Control Date, Consolidated Interest Expense shall be calculated excluding Klöckner and its Subsidiaries.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a Consolidated basis, without duplication, in accordance with GAAP; provided that, in calculating Consolidated Net Income of the Borrower and its Subsidiaries for any period, there shall be excluded:

(a) the net income (or loss) of any Person (other than a Subsidiary which shall be subject to clause (c) below), in which the Borrower or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid in cash to the Borrower or any of its Subsidiaries by dividend or other distribution during such period;

(b) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or any of its Subsidiaries or is merged or amalgamated into or consolidated with the Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries except to the extent included pursuant to the foregoing clause (a);

(c) the net income (if positive), of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to the Borrower or any of its Subsidiaries of such net income (i) is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary or (ii) would be subject to any taxes payable on such dividends or distributions, but in each case only to the extent of such prohibition or taxes;

(d) extraordinary, unusual or non-recurring gains or losses, charges, costs and expenses;

(e) (i) any write-off or amortization made in such period of deferred financing costs and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness, (ii) any impairment charges, write-offs or write-downs of any assets and (iii) any amortization of intangible assets;

(f) any unrealized or realized gain or loss resulting from fluctuations in currency values, foreign currency translation or foreign currency transactions (including currency re-measurements of any Indebtedness) and any related tax effects;

(g) the cumulative effect of any change in accounting principles;

(h) any gain or loss from Asset Dispositions during such period;

(i) any cancellation of debt income and any other gain or loss attributable to the early extinguishment of Indebtedness or Hedge Agreements; and

(j) the purchase accounting effects of adjustments to inventory, Property and equipment, software and other intangible assets and deferred revenue required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Company and its Subsidiaries), as a result of any consummated acquisition whether consummated before or after the Effective Date, or the amortization or write-off of any amounts thereof.

Notwithstanding the foregoing, prior to the Control Date, Consolidated Net Income shall be calculated excluding Klöckner and its Subsidiaries.

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness (minus Unrestricted Cash) that is secured by a Lien on any assets of the Borrower or any of its Subsidiaries on such date to (b) Consolidated EBITDA for the Test Period ending on or immediately prior to such date; provided that the “Consolidated Secured Leverage Ratio” shall be calculated excluding any Consolidated Funded Indebtedness if, upon or prior to the maturity thereof, the Borrower or a Subsidiary thereof has irrevocably deposited with the proper Person in trust or escrow the necessary funds for the payment, redemption or satisfaction of such Consolidated Funded Indebtedness and thereafter such funds so deposited are not included in the calculation of Unrestricted Cash.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness (minus Unrestricted Cash) on such date to (b) Consolidated EBITDA for the Test Period ending on or immediately prior to such date; provided that the “Consolidated Total Leverage Ratio” shall be calculated excluding any Consolidated Funded Indebtedness if, upon or prior to the maturity thereof, the Borrower or a Subsidiary thereof has irrevocably deposited with the proper Person in trust or escrow the necessary funds for the payment, redemption or satisfaction of such Consolidated Funded Indebtedness and thereafter such funds so deposited are not included in the calculation of Unrestricted Cash.

“Consummation Conditions” has the meaning assigned thereto in Section 4.2(c)(i)(B).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Date” means the first date on which (a) the Merger Squeeze-Out is effected or Klöckner is otherwise merged into BidCo, (b) the Conversion is effected or (c) the Domination Agreement becomes effective.

“Conversion” has the meaning assigned thereto in Section 6.12(f).

“Covered Entity” means any of the following:

(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Credit Facility” means the term loan facilities established pursuant to Article II (including any new facility established pursuant to Section 2.6 or 3.13).

“Credit Parties” means, collectively, the Borrower and the Subsidiary Guarantors.

“Daily Simple SOFR” means, for any day (a “Simple SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day, a “SOFR Determination Day”) that is five U.S. Government Securities Business Days prior to (i) if such Simple SOFR Rate Day is a U.S. Government Securities Business Day, such Simple SOFR Rate Day or (ii) if such Simple SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such Simple SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website, and (b) the Floor. If by 5:00 p.m. on the second U.S. Government Securities Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three consecutive Simple SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Daily Simple SOFR Loan” means any Loan bearing interest at a rate based on Daily Simple SOFR.

“Debt Issuance” means the issuance or incurrence of any Indebtedness for borrowed money by any Credit Party or any of its Subsidiaries (other than any Indebtedness of Klöckner or its Subsidiaries incurred prior to the Initial Funding Date (and any Permitted Refinancing thereof)).

“Debt Rating” means, as applicable, (a) the corporate family rating of the Borrower as determined by Moody’s from time to time, (b) the corporate rating of the Borrower as determined by S&P from time to time, (c) the corporate rating of the Borrower as determined by Fitch from time to time and (d) the ratings of the Credit Facility as determined by Moody’s, S&P and/or Fitch from time to time.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Declined Proceeds” has the meaning assigned thereto in Section 2.5(a)(iii).

“Default” means any of the events specified in Section 8.1 which, with the passage of time, the giving of notice or both, would be an Event of Default.

“Default Right” has the meaning assigned thereto in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 3.14(b), any Lender that (a) has failed to (i) fund all or any portion of the Loans required to be funded by it hereunder within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.14(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Deposit Accounts” means any deposit account (as that term is defined in the UCC).

“Designated Non-Cash Consideration” means the fair market value (as determined by the Borrower in good faith) of non-cash consideration received by the Borrower or a Subsidiary in connection with an Asset Disposition pursuant to Section 7.5(g) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower setting forth the basis of such valuation (which amount will be reduced by the amount of cash or Cash Equivalents received in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to cash or Cash Equivalents).

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interests of such Person that, by their terms (or by the terms of any security or other Equity Interest into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (a) mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, fundamental change or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, fundamental change or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests) (except as a result of a change of control, fundamental change or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, fundamental change or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), in whole or in part, (c) provide for the scheduled payment of dividends in cash or (d) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute

Disqualified Equity Interests, in each case, prior to the date that is 91 days after the latest Maturity Date in effect at the time of issuance of such Equity Interests; provided that, if such Equity Interests are issued pursuant to a plan for the benefit of the Borrower or its Subsidiaries or by any such plan to such officers or employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Institution” means (a) those banks, financial institutions or other entities separately identified in writing by the Borrower to the Administrative Agent on or prior to the Effective Date, (b) competitors of the Borrower or Klöckner that are identified from time to time in writing by the Borrower to the Administrative Agent and (c) affiliates of the Persons identified pursuant to the foregoing clauses (a) and (b) (i) identified by the Borrower to the Administrative Agent in writing from time to time or (ii) reasonably identifiable solely on the basis of its name (in each case, other than bona fide fixed income investors or debt funds); provided that (x) “Disqualified Institutions” shall exclude any Person designated by the Borrower as no longer a “Disqualified Institution” by written notice to the Administrative Agent from time to time and (y) no such identification pursuant to clause (b) or (c) shall apply retroactively to disqualify any Person that has previously provided a valid Commitment hereunder or acquired a valid assignment or participation of an interest in the Loans or Commitments hereunder.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of any political subdivision of the United States.

“Domination Agreement” has the meaning assigned thereto in Section 6.12(f).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning assigned thereto in Section 4.1.

“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.9(b)(iii), (b)(v) and (b)(vi) (subject to such consents, if any, as may be required under Section 10.9(b)(iii)).

“Employee Benefit Plan” means (a) any employee benefit plan within the meaning of Section 3(3) of ERISA that is maintained for employees of any Credit Party or (b) any Pension Plan or Multiemployer Plan that has at any time within the preceding five years been maintained, funded or administered for the employees of any Credit Party or, solely with respect to any such plan that is subject to Section 302 of ERISA or Title IV of ERISA or Section 412 of the Code, any ERISA Affiliate.

“Environment” means indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata or sediment, and natural resources such as wetlands, flora and fauna.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any (a) actual or alleged noncompliance with or liability under any Environmental Law including any failure to obtain, maintain or comply with any permit issued, or any approval given, under any such Environmental Law, (b) the generation, use handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Laws” means any Applicable Laws relating to the protection of the Environment or the protection of human health and safety to the extent related to exposure of toxic or hazardous materials, substances or wastes including requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of toxic or hazardous materials, substances or wastes.

“Equal Priority Intercreditor Agreement” means a pari passu intercreditor agreement between the 2033 Senior Secured Notes Collateral Agent, each other applicable Additional Debt Representative and the Administrative Agent, substantially in form attached as Exhibit F.

“Equity Interests” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests or (with respect to a German limited liability company) shares, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing.

“Equity Issuance” means any sale or issuance by the Borrower of its Equity Interests (including equity-linked securities) to any Person other than the Borrower or a Subsidiary of the Borrower (whether in a public offering or a private placement). The term “Equity Issuance” shall not include (a) any Asset Disposition, (b) any Debt Issuance, (c) the sale or issuance of any Equity Interests pursuant to employee stock plans, employee compensation plans or retention arrangements, or contributed to pension funds or (d) the issuance or transfer of Equity Interests as consideration in connection with any acquisition (including the Klöckner Acquisition), divestiture or joint venture arrangement permitted pursuant to, and in accordance with, Section 7.5.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person who together with any Credit Party or any of its Subsidiaries is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Erroneous Payment” has the meaning assigned thereto in Section 9.10(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned thereto in Section 9.10(d).

“Erroneous Payment Return Deficiency” has the meaning assigned thereto in Section 9.10(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“European Credit Party” means any Credit Party that qualifies as a resident party domiciled or incorporated in any member state of the European Union.

“Event of Default” means any of the events specified in Section 8.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Excess Cash Flow” means, for the Borrower and its Subsidiaries on a Consolidated basis, in accordance with GAAP for any Fiscal Year, an amount (if positive) equal to:

(a) the sum, without duplication, of (i) Consolidated Net Income for such Fiscal Year, (ii) an amount equal to the amount of all non-cash charges to the extent deducted in determining Consolidated Net Income for such Fiscal Year, (iii) decreases in Working Capital from the beginning to the end of such Fiscal Year and (iv) prior to the Control Date, the sum of any repayments made by Klöckner by the Borrower pursuant to the Klöckner Intercompany Loan during such Fiscal Year, minus

(b) the sum, without duplication, of (i) the aggregate amount of cash actually paid by the Borrower and its Subsidiaries during such Fiscal Year on account of (A) Capital Expenditures, Permitted Acquisitions and similar Investments in the nature of an acquisition (other than any amounts that were committed during a prior Fiscal Year to the extent such amounts reduced Excess Cash Flow in such prior Fiscal Year pursuant to clause (ii) below), (B) prior to the Control Date, Investments by the Borrower in Klöckner pursuant to the Klöckner Intercompany Loan during such Fiscal Year, (C) Consolidated Interest Expense, (D) income taxes and (E) Restricted Payments (other than Restricted Payments made pursuant to Sections 7.6(e) and (h)) made during such Fiscal Year (in each case under this clause (i) other than to the extent any such Capital Expenditure, Permitted Acquisition, Investment, Consolidated Interest Expense, income tax or Restricted Payment is made or is expected to be made with the proceeds of Indebtedness, any Equity Issuance, proceeds from any Insurance and Condemnation Event or other proceeds that would not be included in Consolidated Net Income), (ii) the aggregate amount of cash committed (the “Committed Amount”) during such Fiscal Year to be used to make Capital Expenditures, Permitted Acquisitions or similar Investments in the nature of an acquisition, which in either case have been actually made or consummated or for which a binding agreement that will require the expenditure of such cash within twelve months of the end of such Fiscal Year exists as of the time of determination of Excess Cash Flow for such Fiscal Year; provided that to the extent the aggregate amount of cash actually utilized to make or consummate Capital Expenditures, Permitted Acquisitions or similar Investment in the nature of an acquisition within such twelve month period is less than the Committed Amount, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of the subsequent Fiscal Year, (iii) the aggregate amount of all regularly scheduled principal payments or repayments (other than mandatory prepayments) of Loans or other Indebtedness for borrowed money that is secured on a pari passu basis with the Loans and made by the Borrower and its Subsidiaries during such Fiscal Year in cash, but only to the extent that such payments or repayments do not occur in connection with a refinancing of all or a portion of such Indebtedness (whether with the proceeds of other Indebtedness, Equity Issuances or otherwise), (iv) an amount equal to the amount of all non-cash credits to the extent included in determining Consolidated Net Income for such Fiscal Year, (v) cash payments by the Borrower and its Subsidiaries during such Fiscal Year in respect of long-term liabilities of the Borrower and its Subsidiaries other than

Indebtedness to the extent such payments are not expensed during such Fiscal Year and are not deducted in calculating Consolidated Net Income and only to the extent that such payments are not made with the proceeds of Indebtedness, Equity Issuances, proceeds from any Insurance and Condemnation Event or other proceeds that would not be included in Consolidated Net Income, (vi) increases to Working Capital from the beginning to the end of such Fiscal Year and (vii) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, recapitalization, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction undertaken but not completed) and any charges or non-recurring costs incurred during such period as a result of any such transaction.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Assets” has the meaning assigned thereto in the Guaranty and Security Agreement.

“Excluded Subsidiary” means any Subsidiary (a) that is not a Wholly-Owned Subsidiary, (b) that is Worthington Receivables Company, LLC, a Delaware limited liability company, (c) that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code (or a direct or indirect Subsidiary thereof), (d) that owns, directly or indirectly, no material assets other than Equity Interests of one or more “controlled foreign corporations” within the meaning of Section 957(a) of the Code (and any Subsidiary thereof), (e) with respect to which, in the reasonable good faith determination of the Borrower, in consultation with the Administrative Agent, a Guarantee by such a Subsidiary would result in materially adverse tax consequences to the Borrower or any of its Subsidiaries, (f) that is not organized or formed under the laws of any state of the United States of America or the District of Columbia, (g) that is a not-for-profit Subsidiary or a special purpose entity, (h) that is a Special Purpose Finance Subsidiary, (i) that is acquired and is prohibited by Applicable Law or by any contractual obligation existing at the time of the acquisition thereof (to the extent such contractual prohibition was not entered into in contemplation of such acquisition) from guaranteeing the Obligations, or which would require governmental (including regulatory) or other third party consent, approval, license or authorization to provide a Guarantee of the Obligations and such consent, approval, license or authorization has not been received (it being agreed that the Credit Parties have no obligation to obtain such consent, approval, license or authorization) and (j) with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences of becoming a Subsidiary Guarantor shall be excessive in view of the benefits to be obtained by Lenders therefrom; provided that (1) in no event shall The Worthington Steel Company, LLC, BidCo Holdco or BidCo be an Excluded Subsidiary prior to the BidCo Guarantee Release Date and (2) notwithstanding anything to the contrary in this definition, the provisions of Section 6.14(e) and the definition of “Klöckner Credit Parties” shall solely govern with respect to the Klöckner Credit Parties.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.12(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.11(g) and (d) any United States federal withholding Taxes imposed under FATCA.

“Extendable Bridge Loans/Interim Debt” means “bridge” financings (including “bridge” loans), escrow or similar arrangements, which by their terms will be converted (subject to customary conditions to conversion for a debt instrument of a similar type) into loans or other Indebtedness that have, or will be extended such that they have, a maturity date later than the latest Maturity Date of each Class of Loans then outstanding and a weighted average life to maturity that is longer than each Class of Loans then outstanding.

“Extended Loans” has the meaning assigned thereto in Section 2.6(a).

“Extending Lender” has the meaning assigned thereto in Section 2.6(b).

“Extension Amendment” has the meaning assigned thereto in Section 2.6(c).

“Extension Election” has the meaning assigned thereto in Section 2.6(b).

“Extension Request” has the meaning assigned thereto in Section 2.6(a).

“Extensions of Credit” means, as to any Lender at any time, the aggregate principal amount of all Loans made by such Lender then outstanding.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that, if such rate is not so published for any day which is a Business Day, the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letters” means (a) with respect to Section 4(a) thereof, that certain Amended and Restated Engagement Letter dated as of February 6, 2026, by and among the Borrower, the Administrative Agent, Citigroup Global Markets Inc., PNC Capital Markets LLC, KeyBank National Association, KeyBanc Capital Markets Inc., BMO Capital Markets Corp., CIBC World Markets Corp. and HSBC Securities (USA) Inc. and (b) that certain Administrative Agent Fee Letter dated as of June 1, 2026, by and between the Borrower and the Administrative Agent, as the same may be amended or amended and restated from time to time.

“First Tier Foreign Subsidiary” means any Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code and the Equity Interests of which are owned directly by any U.S. Credit Party.

“Fiscal Year” means the fiscal year of the Borrower ending on May 31.

“Fitch” means Fitch Ratings Inc. and any successor thereto.

“Fixed Amounts” has the meaning assigned thereto in Section 1.13(a).

“Fixed Incremental Basket” has the meaning assigned thereto in Section 3.13(a)(i)(A).

“Floor” means a rate of interest equal to 0.00%.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“German Assignment Agreement” means an assignment agreement granting a security interest in structural intra-group loans constituting German Collateral granted by BidCo Holdco and BidCo to the Administrative Agent, for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Administrative Agent, in a form reasonably satisfactory to the Administrative Agent.

“German Collateral” means, subject to the Agreed Security Principles, any collateral security for the Obligations pledged or assigned pursuant to the German Security Documents.

“German Security Documents” means, collectively, (a) the Account Pledge Agreement, (b) the German Assignment Agreement, (c) Klöckner Share Pledge Agreement, (d) the BidCo and BidCo Holdco Share Pledge Agreement and (e) subject to the Agreed Security Principles, each other agreement or instrument governed by German law pursuant to which any Credit Party pledges, assigns, grants or perfects a security interest in any Property or assets securing the Obligations.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, and all registrations and filings with or issued by, any Governmental Authorities.

“Governmental Authority” means the government of the United States, Germany or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (d) as an account party in respect of any letter of credit, bank guarantee or letter of guaranty issued to support such Indebtedness or obligation or (e) for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (whether in whole or in part).

“Guaranty and Security Agreement” means the guaranty and security agreement dated as of the Initial Funding Date, among the Borrower, the Subsidiary Guarantors from time to time party thereto and the Administrative Agent, for the benefit of the Secured Parties, substantially in the form attached as Exhibit H.

“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive or carcinogenic and are or become regulated by any Governmental Authority or (c) the Release or threatened Release of which requires investigation or remediation under any Environmental Law.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other similar master agreement.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Historical Financial Statements” means (a) the audited consolidated and combined balance sheets of the Borrower and its Subsidiaries and the related consolidated and combined statements of earnings, comprehensive income, equity and cash flows as of and for the Fiscal Year ended May 31, 2025 and (b) the unaudited consolidated balance sheets of the Borrower and its Subsidiaries and the related consolidated and combined statements of earnings, comprehensive income, equity and cash flows as of and for the fiscal quarters ended August 31, 2025, November 30, 2025 and February 28, 2026.

“IFRS” means the International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

“Immaterial Subsidiary” means, as of any date of determination, any Subsidiary designated as an Immaterial Subsidiary by the Borrower but only if and for so long as (a) the total assets of such Subsidiary, when taken together with the total assets of all other Subsidiaries so designated as Immaterial Subsidiaries, in each case, measured as of the last day of the four-quarter period most recently ended for which financial statements have been delivered pursuant to Section 6.1, equal or are less than 10.0% of the total assets of the Borrower and its Subsidiaries on a Consolidated basis, (b) the total revenue of such Subsidiary, when taken together with the total revenue of all other Subsidiaries so designated as Immaterial Subsidiaries, in each case, measured as of the last day of the four-quarter period most recently ended for which financial statements have been delivered pursuant to Section 6.1, equal or are less than 10.0% of total revenues of the Borrower and its Subsidiaries on a Consolidated basis and (c) such Subsidiary does not own any Equity Interests in any Credit Party; provided that none of BidCo Holdco, BidCo or any Credit Party shall be considered an Immaterial Subsidiary.

“Increased Amount Date” has the meaning assigned thereto in Section 3.13(a).

“Incremental Amendment” means an amendment agreement in form and substance reasonably satisfactory to the Administrative Agent, the Borrower and the applicable Incremental Lenders providing the Incremental Loan Commitments delivered in connection with Section 3.13.

“Incremental Delayed Draw Term Loan” has the meaning assigned thereto in Section 3.13(a).

“Incremental Delayed Draw Term Loan Commitment” has the meaning assigned thereto in Section 3.13(a).

“Incremental Delayed Draw Term Loan Facility” has the meaning assigned thereto in Section 3.13(a).

“Incremental Equivalent Debt” has the meaning assigned thereto in Section 7.1(q).

“Incremental Facilities” means, collectively, any Incremental Term Facility, any Incremental Delayed Draw Term Loan Facility and any Incremental Revolving Facility.

“Incremental Lenders” means, collectively, any Incremental Term Lender and any Incremental Revolving Lender.

“Incremental Loan Commitments” has the meaning assigned thereto in Section 3.13(a).

“Incremental Loans” has the meaning assigned thereto in Section 3.13(a).

“Incremental Revolving Commitment” has the meaning assigned thereto in Section 3.13(a).

“Incremental Revolving Facility” has the meaning assigned thereto in Section 3.13(a).

“Incremental Revolving Lender” has the meaning assigned thereto in Section 3.13(a).

“Incremental Revolving Loans” has the meaning assigned thereto in Section 3.13(a).

“Incremental Term Commitment” has the meaning assigned thereto in Section 3.13(a).

“Incremental Term Facility” has the meaning assigned thereto in Section 3.13(a).

“Incremental Term Lender” has the meaning assigned thereto in Section 3.13(a).

“Incremental Term Loans” has the meaning assigned thereto in Section 3.13(a).

“Incurrence-Based Amounts” has the meaning assigned thereto in Section 1.13(a).

“Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following:

(a) all liabilities, obligations and indebtedness for borrowed money including obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;

(b) all obligations to pay the deferred purchase price of property or services of any such Person (including all obligations under earn-out or similar agreements that appear in the liabilities section of the balance sheet of such Person), except trade payables or accrued expenses arising in the ordinary course of business not more than 90 days past due, or that are currently being contested in good faith by appropriate procedures and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person;

(c) the Attributable Indebtedness of such Person with respect to such Person’s Capital Lease Obligations and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);

(d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(e) all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements except trade payables arising in the ordinary course of business), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including any reimbursement obligation, and banker’s acceptances issued for the account of any such Person;

(g) all obligations of any such Person in respect of Disqualified Equity Interests;

(h) all net obligations of such Person under any Hedge Agreements; and

(i) all Guarantees of any such Person with respect to any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned thereto in Section 10.3(b).

“Information” has the meaning assigned thereto in Section 10.10.

“Initial Credit Parties” means (a) the Credit Parties party to the Security Documents on the Initial Funding Date and (b) the Credit Parties required to become party to the Security Documents within five Business Days of the Initial Funding Date pursuant to Schedule 6.19.

“Initial Funding Date” means the date, on or after the Effective Date, on which the conditions specified in Section 4.2 are satisfied (or waived by the Lenders pursuant to Section 10.2) and the Initial Term Loans are initially funded.

“Initial Term Loan Commitment” means, as to each Lender, the amount set forth under the heading “Initial Term Loan Commitment” on Schedule 1.1 opposite such Lender’s name, or set forth in the Assignment and Assumption pursuant to which such Lender assumed its Initial Term Loan Commitment, as such amount may be increased, reduced or otherwise modified at any time or from time to time pursuant to the terms hereof.

“Initial Term Loan Commitment Termination Date” means the first to occur of (a) 11:59 p.m., New York City time, on the date that is ten Business Days after March 12, 2027 (unless the Acquisition Closing Date has occurred on or prior thereto), (b) the settlement of the Offer (including, if applicable, the consummation of the acquisition of Klöckner Equity Interests tendered pursuant to Section 39c of the WpÜG) with or without the borrowing of Loans under this Agreement, (c) the date that the Offer is terminated or expires in accordance with its terms without the occurrence of the Acquisition Closing Date and (d) the receipt by the Administrative Agent of written notice from the Borrower of its election to terminate the Initial Term Loan Commitments in full.

“Initial Term Loans” means, collectively, the term loans made, or to be made, to the Borrower by the Lenders pursuant to Section 2.1.

“Inside Maturity Basket” means, with respect to Indebtedness consisting of, at the Borrower’s option, any combination of Refinancing Loans, Ratio Debt, Incremental Loans and/or Incremental Equivalent Debt, an aggregate principal amount equal to, when taken together with the aggregate outstanding principal amount of all other Indebtedness incurred in reliance on this definition on or prior to the date of incurrence of any such Indebtedness (and including any then outstanding Permitted Refinancing of Indebtedness previously incurred in reliance on this Inside Maturity Basket to the extent that such Permitted Refinancing would, if incurred as Refinancing Loans, Ratio Debt, Incremental Loans and/or Incremental Equivalent Debt, utilize this Inside Maturity Basket), the greater of (x) $300,000,000 and (y) 50.0% of Consolidated EBITDA for the most recent Test Period.

“Insurance and Condemnation Event” means (a) any theft, loss, physical destruction or damage, taking or similar event with respect to any Property of any Credit Party or any of its Subsidiaries, (b) the condemnation of any such Property as a result of the exercise of “eminent domain” or other similar policies by any Governmental Authority (whether by deed in lieu of condemnation or otherwise) and (c) any casualty with respect to any such Property giving rise to an insurance settlement.

“Intercreditor Agreements” means the ABL Intercreditor Agreement, the Second Lien Intercreditor Agreement (if any) and the Equal Priority Intercreditor Agreement (if any).

“Interest Payment Date” means (a) as to any Base Rate Loan or Daily Simple SOFR Loan, the last Business Day of each March, June, September and December and the Maturity Date and (b) as to any Term SOFR Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period; provided that each such three-month interval payment day shall be the immediately succeeding Business Day if such day is not a Business Day, unless such day is not a Business Day but is a day of the relevant calendar month after which no further Business Day occurs in such calendar month, in which case such day shall be the immediately preceding Business Day, and the Maturity Date.

“Interest Period” means, with respect to any Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a SOFR Loan and ending on the date one, three or six months thereafter, in each case as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation and subject to availability; provided that:

(a) the Interest Period shall commence on the date of advance of or conversion to any Term SOFR Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(b) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period with respect to a Term SOFR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(c) any Interest Period with respect to a Term SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(d) no Interest Period for any Loan shall extend beyond the applicable Maturity Date;

(e) there shall be no more than six Interest Periods in effect at any time (unless otherwise agreed by the Administrative Agent in its sole discretion); and

(f) no tenor that has been removed from this definition pursuant to Section 3.1(e)(iv)(D) shall be available for specification in any Notice of Borrowing or Notice of Conversion/Continuation.

“Investments” has the meaning assigned thereto in Section 7.3.

“IRS” means the United States Internal Revenue Service.

“Junior Indebtedness” means, collectively, (a) any Subordinated Indebtedness and (b) any Indebtedness of the kind described in clause (a) of the definition thereof incurred by the Borrower or any of its Subsidiaries that is unsecured or secured by a Lien that is junior in priority to the Lien securing the Obligations (other than the ABL Facility or any Permitted Refinancing thereof with the same lien priority vis-à-vis the Credit Facility as the ABL Facility), in each case (x) with an outstanding aggregate principal amount in excess of $25,000,000 and (y) other than intercompany Indebtedness among or between the Borrower or any of its Subsidiaries.

“Klöckner” has the meaning assigned thereto in the Statement of Purpose to this Agreement.

“Klöckner Acquisition” has the meaning assigned thereto in the Statement of Purpose to this Agreement.

“Klöckner Acquisition Transactions” means, collectively, (a) the Klöckner Acquisition, (b) the entry into, and funding of, the Klöckner Intercompany Loan and (c) in each case to the extent applicable, (i) any Squeeze-Out, (ii) the entry by BidCo into a Domination Agreement, (iii) the Conversion and (iv) any delisting offer within the meaning of Section 39, para. 2 German Stock Exchange Act (Börsengesetz, BörsG) in conjunction with Sections 10, 14, para. 2 and 29 of the WpÜG.

“Klӧckner Credit Party” means each Wholly-Owned Material Subsidiary that is a Domestic Subsidiary of Klӧckner so long as such Subsidiary is not (a) prohibited or restricted by any contractual obligation (including with respect to any existing Indebtedness owed or guaranteed by such Subsidiary) from guaranteeing the Obligations and/or providing a Lien on or security interest in its assets and property and would not require third party consent, approval, license or authorization to provide a Guarantee of the Obligations and/or a Lien on or security interest in its assets and property, (b) a not-for-profit Subsidiary or a special purpose entity, (c) a Special Purpose Finance Subsidiary, (d) a Subsidiary acquired by Klӧckner or a subsidiary of Klӧckner that is prohibited by Applicable Law or by any contractual obligation existing at the time of the acquisition thereof (to the extent such contractual prohibition was not entered into in contemplation of such acquisition) from guaranteeing the Obligations, or which would require governmental (including regulatory) or other third party consent, approval, license or authorization to provide a Guarantee of the Obligations and such consent, approval, license or authorization has not been received (it being agreed that the Credit Parties have no obligation to obtain such consent, approval, license or authorization) or (e) a Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences of becoming a Subsidiary Guarantor shall be excessive in view of the benefits to be obtained by Lenders therefrom.

“Klöckner Europe ABS Facility” means the ABS facility documented by the Exit and Amendment and Restatement Agreement dated May 8, 2026, by and among Klöckner Receivables Funding DAC, Klöckner, Kloeckner Metals German GmbH, Commerzbank Aktiengesellschaft and the other Persons party thereto.

“Klöckner Foreign Subsidiaries” means Klöckner and all Subsidiaries of Klöckner that are not Domestic Subsidiaries.

“Klöckner German Syndicated Loan” means the syndicated loan documented by the Fifth Amendment and Restatement Agreement dated May 8, 2026, by and among Klöckner, Commerzbank Aktiengesellschaft, as agent, and the other Persons party thereto from time to time.

“Klöckner Intercompany Loan” means the Shareholder RCF Agreement, dated as of May 8, 2026, between the Borrower, as lender, and Klöckner, as borrower, as amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time in any manner not materially adverse to the Lenders (as determined by the Borrower in good faith).

“Klöckner Share Pledge Agreement” means a share pledge agreement granting a security interest in Klöckner’s Equity Interests acquired by BidCo to the Administrative Agent, for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Administrative Agent, in a form reasonably satisfactory to the Administrative Agent.

“Klӧckner U.S. Guarantee Date” means the date that is 90 days following the Control Date (or such later date as the Administrative Agent may agree to in its reasonable discretion).

“LCT Election” has the meaning assigned thereto in Section 1.10.

“LCT Test Date” has the meaning assigned thereto in Section 1.10.

“Lender” means each Person executing this Agreement as a Lender on the Effective Date and any other Person that shall have become a party to this Agreement as a Lender pursuant to an Assignment and Assumption or pursuant to Section 3.13, other than any Person that ceases to be a party hereto as a Lender pursuant to an Assignment and Assumption.

“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit.

“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, extended retention of title agreement, hypothec, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Limited Condition Transaction” means (a) any Permitted Acquisition or other Investment permitted hereunder by the Borrower or one or more of its Subsidiaries whose consummation is not conditioned on the availability of, or on obtaining, third party financing or (b) any redemption, purchase, repurchase, defeasance, satisfaction and discharge or repayment of Junior Indebtedness or the making of any Restricted Payment, in each case, by one or more of the Borrower and its Subsidiaries requiring irrevocable notice in advance of such redemption, purchase, repurchase, defeasance, satisfaction and discharge, repayment or Restricted Payment.

“Loan Documents” means, collectively, this Agreement, the Security Documents, the Fee Letters, the Intercreditor Agreements, and each other document, instrument, certificate and agreement executed and delivered by the Credit Parties or any of their respective Subsidiaries in favor of or provided to the Administrative Agent or any Secured Party in connection with this Agreement or otherwise referred to herein or contemplated hereby or specified as being a “Loan Document” by the Borrower and the Administrative Agent (including amendments to the foregoing).

“Loans” means the Initial Term Loans and, if applicable, any Incremental Loans, any Extended Loans and any Refinancing Loans.

“Major Default” means, with respect to BidCo and the Borrower only, any Event of Default set forth in Section 8.1(b) (but only after a five Business Day grace period for technical or administrative error has lapsed), (d) or (e) (but, in each case, only insofar as it relates to a failure to observe or perform a Major Undertaking), (g), (h), (i), (j)(ii) or (j)(iii) (but, in the case of (j)(ii) and (j)(iii), only if such event individually or cumulatively materially and adversely affects the interests of the Lenders under the Loan Documents and, with respect to any asserted invalidity or unenforceability of the Loan Documents, solely to the extent such invalidity or unenforceability is asserted by the Borrower or any Affiliate thereof).

“Major Representation” means, with respect to the Initial Credit Parties only (and excluding any matter or circumstance that relates to (a) Klöckner or any of its Subsidiaries, (b) any Person that is not an Initial Credit Party and (c) any reference or application to any Subsidiary of the Borrower that is not an Initial Credit Party), the representations and warranties set forth in Section 5.1, 5.3 or 5.4 (limited to Applicable Laws and organizational documents).

“Major Undertaking” means, with respect to an Initial Credit Party only (and excluding (a) Klöckner or any of its Subsidiaries, (b) any procuring obligations on the part of any Initial Credit Party in respect of a Person that is not an Initial Credit Party and (c) any reference or application to any Subsidiary of the Borrower that is not an Initial Credit Party), an undertaking described in Section 6.12(c) (with respect to reducing the Minimum Acceptance Condition below 57.5%), (d) or (e), 7.1, 7.2, 7.5 or 7.6.

“Material Adverse Effect” means, with respect to the Borrower and its Subsidiaries, (a) a material adverse effect on the business, financial condition, Property or results of operations of such Persons, taken as a whole, (b) a material impairment of the ability of the Credit Parties (taken as a whole) to perform their respective obligations under the Loan Documents to which they are a party or (c) a material adverse effect on the validity, priority or perfection of any Lien granted pursuant to the Security Documents which, individually or collectively, affects a significant portion of the Collateral.

“Material Subsidiary” means any Subsidiary of the Borrower other than an Immaterial Subsidiary.

“Maturity Date” means (a) with respect to the Initial Term Loans, the date that is seven years after the Initial Funding Date, (b) with respect to any Incremental Loans, the final maturity date specified in the applicable Incremental Amendment, (c) with respect to any Extended Loans, the final maturity date specified in the applicable Extension Amendment and (d) with respect to any Refinancing Loans, the final maturity date specified in the applicable Refinancing Amendment; provided that, in each case, if such day is not a Business Day, the Maturity Date shall be the Business Day immediately succeeding such day.

“Merger Squeeze-Out” has the meaning assigned thereto in Section 6.12(f).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Credit Party or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding five years.

“Net Cash Proceeds” means, as applicable:

(a) with respect to any Asset Disposition or Insurance and Condemnation Event, the gross proceeds received by any Credit Party or any of its Subsidiaries (for the avoidance of doubt, excluding Klöckner and its Subsidiaries prior to the Control Date) therefrom (including any cash, Cash Equivalents, deferred payment pursuant to, or by monetization of, a note receivable or otherwise, as and when received) less the sum of:

(i) in the case of an Asset Disposition, all income taxes and other taxes assessed by, or reasonably estimated to be payable to, a Governmental Authority by such Credit Party or Subsidiary as a result of such transaction (provided that, if such estimated taxes exceed the amount of actual taxes required to be paid in cash in respect of such Asset Disposition, the amount of such excess shall constitute Net Cash Proceeds),

(ii) all reasonable and customary out-of-pocket fees and expenses incurred in connection with such transaction or event,

(iii) the principal amount of, premium, if any, and interest on any Indebtedness (A) (other than any Indebtedness hereunder, any Junior Indebtedness or any Indebtedness under the ABL Credit Agreement) secured by a Lien on the asset (or a portion thereof) disposed of, which Indebtedness is required to be repaid in connection with such transaction or event or (B) of Klöckner and its Subsidiaries (including, without limitation, the Klöckner Europe ABS Facility and the Klöckner German Syndicated Loan) with respect to any Asset Disposition or Insurance and Condemnation Event with respect to the assets of Klöckner or any of its Subsidiaries, which Indebtedness is required to be repaid in connection with such transaction or event, and

(iv) the principal amount of, premium, if any, and interest on any Indebtedness under the ABL Credit Agreement that is required to be repaid in connection with such transaction or event in respect of any ABL Priority Collateral;

provided that no proceeds of any Asset Disposition or Insurance and Condemnation Event shall constitute Net Cash Proceeds to the extent that the Borrower intends to reinvest such proceeds in assets used or useful in the business of the Borrower and/or any of its Subsidiaries within twelve months after receipt (or, if such proceeds are committed to be reinvested in assets used or useful in the business of the Borrower and/or any of its Subsidiaries pursuant to a legally binding agreement within such twelve-month period, such proceeds are actually reinvested in assets used or useful in the business of the Borrower and/or any of its Subsidiaries within six months after the expiration of such twelve-month period); provided further that any portion of such proceeds that are not actually reinvested within such twelve or six-month period, as applicable, shall constitute Net Cash Proceeds as of the last day of such twelve or six-month period, as applicable, and

(b) with respect to any Debt Issuance, the gross cash proceeds received by any Credit Party or any of its Subsidiaries (for the avoidance of doubt, excluding Klöckner and its Subsidiaries prior to the Control Date) therefrom less all reasonable and customary out-of-pocket legal, underwriting and other fees and expenses incurred in connection therewith.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.2 and (ii) has been approved by the Required Lenders.

“Non-Extended Loans” has the meaning assigned thereto in Section 2.6(a).

“Non-Guarantor Subsidiary” means any Subsidiary of the Borrower that is not a Subsidiary Guarantor.

“Non-Refinanced Loans” has the meaning assigned thereto in Section 2.7(a).

“Notice of Borrowing” means a written notice of a requested borrowing substantially in the form attached as Exhibit J.

“Notice of Conversion/Continuation” means a written notice of a requested conversion or continuation of Loans substantially in the form attached as Exhibit K.

“Notice of Prepayment” means a written notice of a prepayment of Loans substantially in the form attached as Exhibit L.

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans and (b) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Credit Parties to the Lenders, the Administrative Agent or any Indemnitee, in each case under any Loan Document, of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against any Credit Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Offer” means a voluntary public takeover offer (Übernahmeangebot) made by BidCo to the shareholders of Klöckner (other than the Borrower or BidCo) pursuant to the WpÜG for the acquisition of up to 100% (but not less than 57.5% (when aggregated with any Equity Interests acquired by BidCo or any Person acting jointly with BidCo within the meaning of Section 2 para. 5 of the WpÜG outside of the Offer)) of the Equity Interests of Klöckner.

“Offer Document” means the offer document relating to the Offer and published or to be published by BidCo pursuant to Section 14 para. 3 of the WpÜG.

“Officer’s Certificate” has the meaning assigned thereto in Section 4.2(c)(ii).

“Officer’s Compliance Certificate” means a certificate of a Responsible Officer of the Borrower substantially in the form attached as Exhibit M.

“OID” has the meaning assigned thereto in Section 3.13(b)(vii)(B).

“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of Property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

“Operational Change” means any operational change, strategic or cost-saving initiative, business optimization initiative, purchasing improvement, restructuring or other initiative or action.

“Original Loans” has the meaning assigned thereto in Section 2.6(a).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.12(b)).

“Participant” has the meaning assigned thereto in Section 10.9(d).

“Participant Register” has the meaning assigned thereto in Section 10.9(d).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Recipient” has the meaning assigned thereto in Section 9.10(a).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained, funded or administered for the employees of any Credit Party or any ERISA Affiliate or (b) has at any time within the preceding five years been maintained, funded or administered for the employees of any Credit Party or any ERISA Affiliates.

“Percentage of Excess Cash Flow” has the meaning assigned thereto in Section 2.5(a)(i)(C).

“Permitted Acquisition” means any acquisition by the Borrower or any Subsidiary in the form of (x) the acquisition of all or substantially all of the assets, business or a line of business, (y) at least a majority of the outstanding Equity Interests which have the ordinary voting power for the election of directors of the board of directors (or equivalent governing body) (whether through purchase, merger, amalgamation or otherwise), of any other Person or (z) if the Borrower or any Subsidiary already owns a majority of a Person’s Equity Interests referred to in clause (y), the remainder of such Equity Interests, in the case of each of clauses (x), (y) and (z), if such acquisition meets all of the following requirements:

(a) subject to Section 1.10, no Event of Default shall have occurred and be continuing immediately after giving effect to the acquisition and any Indebtedness incurred in connection therewith; and

(b) the Person or business to be acquired shall be in a line of business permitted pursuant to Section 7.11.

Notwithstanding the foregoing, the Klӧckner Acquisition (including intercompany Investments among the Borrower and any Subsidiary required to effect the Klӧckner Acquisition or the terms of the BCA and the Offer Document (in each case, as determined by the Borrower in good faith)) shall constitute a Permitted Acquisition.

“Permitted Liens” means the Liens permitted pursuant to Section 7.2.

“Permitted Prior Liens” means Liens permitted pursuant to Section 7.2(b) through (n), (p) (to the extent set forth in the ABL Intercreditor Agreement), (r), (u) through (y) and (aa) through (cc).

“Permitted Protest” means the right of the Borrower or any of its Subsidiaries to protest (administratively, judicially, or otherwise) any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment; provided that (a) a reserve with respect to such obligation is established on the Borrower’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by the Borrower or its Subsidiary, as applicable, in good faith, and (c) while any such protest is pending, there is no material risk of impairment of the enforceability, validity or priority of any of the Agent’s Liens.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, restructuring, replacement or extension of any Indebtedness (such modified, refinanced, refunded, renewed, restructured, replaced or extended Indebtedness, the “Refinanced Indebtedness”) of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness except by an amount equal to unpaid accrued interest and premium thereon plus other amounts owing or unpaid related to such Refinanced Indebtedness, and fees and expenses incurred in connection with such modification, refinancing, refunding, renewal, restructuring, replacement or extension and by an amount equal to any existing commitments unutilized thereunder, (b) the final maturity date and weighted average life thereof shall not be prior to or shorter than that applicable to the Refinanced Indebtedness, (c) [reserved], (d) if such Refinanced Indebtedness is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms no less favorable to the Lenders than those contained in the documentation governing the Refinanced Indebtedness or otherwise reasonably acceptable to the Administrative Agent, (e) if such Refinanced Indebtedness is unsecured, such modification, refinancing, refunding, renewal, replacement or extension shall be unsecured, (f) if such Refinanced Indebtedness is secured, (i) such modification, refinancing, refunding, renewal, replacement or extension shall be secured by substantially the same or less collateral as secured such Refinanced Indebtedness on terms no less favorable to the Administrative Agent or the Secured Parties and (ii) the Liens securing such modification, refinancing, refunding, renewal, replacement or extension shall not have a priority more senior than the Liens securing such Refinanced Indebtedness and, if subordinated to any other Liens on such Property, shall be subordinated to the Liens in favor of the Administrative Agent for the benefit of the Secured Parties on terms no less favorable to the Administrative Agent or the Secured Parties than those contained in the documentation governing the Refinanced Indebtedness, (g)(i) there shall be no additional obligor in respect of such modification, refinancing, refunding, renewal, replacement or extension that was not an obligor in respect of the Refinanced Indebtedness (unless (x) the primary obligor of such Refinanced Indebtedness is a Credit Party and such additional obligor is also a Credit Party or (y) the primary obligor of such Refinanced Indebtedness is not a Credit Party and such additional obligor is also not a Credit Party) and (ii) if the Borrower is the primary obligor of the Refinanced Indebtedness, no Credit Party other than the Borrower shall be the primary obligor thereof and (h) such modification, refinancing, refunding, renewal, replacement or extension is, relative to such Refinanced Indebtedness, not materially adverse to the rights or interests of the Administrative Agent or the Lenders (as determined by the Borrower in good faith).

“Permitted Reorganization” means any transaction or action taken in connection with and reasonably related to (a) the integration of Klöckner and its Subsidiaries and/or (b) tax planning and tax reorganization, in each case, so long as, after giving effect thereto, neither the value of the guaranties under the Guaranty and Security Agreement nor the security interest of the Administrative Agent in the Collateral, in each case taken as a whole, is materially impaired (as determined by the Borrower in good faith) and such transaction or action is otherwise not adverse to the Lenders in any material respect.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Platform” has the meaning assigned thereto in Section 6.2.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Pro Forma Basis” means, for purposes of calculating Consolidated EBITDA for any period, that any Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) and any Operational Change occurring in such period shall be deemed to have occurred as of the first day of the applicable period of measurement and:

(a) all income statement items (whether positive or negative) attributable to the Property or Person disposed of in a Specified Disposition shall be excluded and all income statement items (whether positive or negative) attributable to the Property or Person acquired in a Permitted Acquisition or other permitted Investment shall be included (provided that such income statement items to be included are reflected in financial statements or other financial data based upon reasonable assumptions and calculations which are expected to have a continuous impact); and

(b) other pro forma adjustments attributable to such Specified Transaction or Operational Change (including the amount of “run rate” cost savings or other operating improvements and synergies) may be included to the extent that such costs, expenses or adjustments:

(i) are reasonably expected to be realized within 24 months of such Specified Transaction or Operational Change as set forth in reasonable detail on a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent;

(ii) are calculated on a basis consistent with GAAP and are, in each case, reasonably identifiable, factually supportable, and expected to have a continuing impact on the operations of the Borrower and its Subsidiaries; and

(iii) represent (together with the aggregate amount of restructuring charges and reserves and business optimization expenses and reserves included pursuant to clause (b)(v) of the definition of “Consolidated EBITDA”) less than 25.0% of Consolidated EBITDA (determined without giving effect to this clause (b) or clause (b)(v) of the definition of “Consolidated EBITDA”);

provided that (x) the foregoing costs, expenses and adjustments shall be without duplication of any costs, expenses or adjustments that are already included in the calculation of Consolidated EBITDA or clause (a) above, (y) at the Borrower’s election, any Specified Transaction having an aggregate value of less than $15,000,000 shall not be calculated on a Pro Forma Basis and (z) for the avoidance of doubt, “run rate” cost savings or other operating improvements and synergies shall include, in connection with the Klöckner Acquisition Transactions, the elimination or reduction of costs related to duplicative public company expenses incurred by Klöckner, including financial reporting, compliance, directors’ or managers’ compensation, fees and expense reimbursement, any charge relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees and listing fees, and other similar costs.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Equity Interests.

“Protected Person” means the Administrative Agent (and any sub-agent thereof), the Arrangers, each Lender and each such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of each such Person and of each such Person’s Affiliates.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lenders” has the meaning assigned thereto in Section 6.2.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Ratio Debt” has the meaning assigned thereto in Section 7.1(i).

“Ratio Incremental Basket” has the meaning assigned thereto in Section 3.13(a)(i)(B).

“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.

“Refinanced Indebtedness” has the meaning assigned thereto in the definition of “Permitted Refinancing”.

“Refinancing Amendment” has the meaning assigned thereto in Section 2.7(c).

“Refinancing Effective Date” has the meaning assigned thereto in Section 2.7(a).

“Refinancing Lender” has the meaning assigned thereto in Section 2.7(b).

“Refinancing Loans” has the meaning assigned thereto in Section 2.7(a).

“Register” has the meaning assigned thereto in Section 10.9(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing or migrating in, into, onto or through the Environment or from or through any facility, property or equipment.

“Relevant Governmental Body” means the Board of Governors or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors or the Federal Reserve Bank of New York, or any successor thereto.

“Relevant Percentage” means, with respect to any Lender at any time, the percentage of the total outstanding principal balance of the Loans represented by the outstanding principal balance of such Lender’s Loans.

“Removal Effective Date” has the meaning assigned thereto in Section 9.6(b).

“Repricing Transaction” means (a) any prepayment or repayment of the Term Loans with the proceeds of, or any conversion of the Loans into, any new or replacement tranche of term loans or Indebtedness, the primary purpose (as determined by the Borrower in good faith) of which is to result in the “effective yield” (taking into account, for example, upfront fees, interest rate spreads, interest rate benchmark floors and original issue discount, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders of such new or replacement loans or other Indebtedness) of such term loans or Indebtedness being less than the “effective yield” applicable to the Term Loans (as such comparative yields are determined by the Administrative Agent in consultation with the Borrower), but excluding any such new or replacement indebtedness incurred in connection with a Change in Control, and (b) any amendment to the pricing terms of the Term Loans the primary purpose (as determined by the Borrower in good faith) of which is to reduce the “effective yield” (determined as provided in clause (a) above) applicable to the Term Loans, except for a reduction in connection with a Change in Control.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50.0% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Resignation Effective Date” has the meaning assigned thereto in Section 9.6(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, as to any Person, the chief executive officer, president, chief operating officer, chief financial officer, vice president, controller, treasurer, assistant treasurer, secretary or assistant secretary of such Person (or any Person with authority to execute on behalf of such Person) or any other officer of such Person authorized to execute the relevant document. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Restricted Payment” has the meaning assigned thereto in Section 7.6.

“Retained Asset Sale Proceeds” means that portion of Net Cash Proceeds of an Asset Disposition or Insurance and Condemnation Event not required to be applied to prepay the Loans pursuant to Section 2.5(a), including as a result of the application of the de minimis threshold set forth in Section 2.5(a)(i)(A), but excluding as a result of the reinvestment thereof as permitted pursuant to the definition of “Net Cash Proceeds”.

“S&P” means Standard & Poor’s Ratings Services and any successor thereto.

“Sanctioned Country” means a country, region or territory that is itself the subject or target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, the Crimea region of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic).

“Sanctioned Person” means (a) any Person listed in, or owned 50.0% or more (directly or indirectly) by one or more Persons listed in, any Sanctions-related list of designated persons maintained by OFAC, including the list of “Specially Designated Nationals and Blocked Persons” available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, and the list of “Sectoral Sanctions Identifications”, available at https://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/ssi_list.aspx, (b) any Person named on the Sanctions-related lists maintained by the United Nations Security Council available at http://www.un.org/sc/committees/list_compend.shtml, or as otherwise published from time to time, (c) any Person named on the Sanctions-related lists maintained by the European Union available at https://data.europa.eu/apps/eusanctionstracker/, or as otherwise published from time to time, (d) any Person named on the Sanctions-related lists maintained by the United Kingdom available at https://search-uk-sanctions-list.service.gov.uk/, or as otherwise published from time to time, or (e)(i) any agency of the government of a Sanctioned Country, (ii) any organization controlled by an agency of the government of a Sanctioned Country or (iii) any Person organized under the laws of, ordinarily resident in or physically located in a Sanctioned Country.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, the European Union, any European Union member state or the United Kingdom or (c) any other relevant sanctions authority.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Second Lien Intercreditor Agreement” means a customary junior lien intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.5, any other holder from time to time of any Obligations and, in each case, their respective successors and permitted assigns.

“Securities Act” means the Securities Act of 1933.

“Security Documents” means, collectively, the U.S. Security Documents, the German Security Documents and each other agreement or writing pursuant to which any Credit Party pledges, grants or perfects a security interest in any Property or assets securing the Obligations.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Loan” means a Daily Simple SOFR Loan or a Term SOFR Loan.

“Solvent” and “Solvency” mean, with respect to any Person (other than a Person incorporated or established in Germany) on any date of determination, that on such date (a) the fair value of the property and assets of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the property and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability and, in relation to a Person incorporated or established in Germany, if such Person is neither unable to pay its debts as they fall due (Zahlungsunfähigkeit), nor is over indebted (Überschuldung) nor has commenced negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or, for any of the reasons set out in Sections 17 and 19 of the German Insolvency Code (Insolvenzordnung), any actions pursuant to Section 21 of the German Insolvency Code (Insolvenzordnung) are taken in respect of it.

“Special Purpose Finance Subsidiary” means a special purpose entity organized under the laws of any state of the United States that is formed by the Borrower or any of its Subsidiaries solely for the purpose of incurring Indebtedness in connection with the Klöckner Acquisition Transactions or any other Permitted Acquisition, the proceeds of which will be placed in escrow, pending the use of such proceeds, to effect transactions that at the time such proceeds are released from escrow are permitted hereunder (or that will result in a payment in full of the Obligations hereunder), which Subsidiary has no material assets other than such escrowed proceeds, any additional cash or Cash Equivalents held for the payment of interest and/or premiums with respect to such Indebtedness and related bank accounts, conducts no other business, and incurs no other Indebtedness.

“Specified Disposition” means any disposition of all or substantially all of the assets or Equity Interests of any Subsidiary of the Borrower or any division, business unit, product line or line of business.

“Specified Representations” means the representations and warranties set forth in Sections 5.1(a) (solely as it relates to the Credit Parties), 5.3 (solely as it relates to the entering into, borrowing under, guaranteeing under and performance of the Loan Documents and the granting of Liens in the Collateral), 5.4(b) (solely as it relates to the Credit Parties), 5.10, 5.11 (solely as it relates to the Credit Parties), 5.17, 5.20 (solely with respect to the use of proceeds of the Loans) and 5.26 (solely as it relates to the creation, validity and perfection of the security interests in the Collateral).

“Specified Transactions” means (a) any Specified Disposition, (b) any Permitted Acquisition or other permitted Investment, (c) the Transactions, (d) any incurrence or repayment of Indebtedness (other than for working capital purposes or under a revolving facility) and (e) any other transaction for which a calculation is required to be made on a Pro Forma Basis hereunder.

“Squeeze-Out” means (a) the Merger Squeeze-Out or (b) a squeeze-out of minority shareholders in accordance with Section 327a et seq. of the German Stock Corporation Act (Aktiengesetz).

“Subordinated Indebtedness” means the collective reference to any Indebtedness of the kind described in clause (a) of the definition thereof incurred by the Borrower or any of its Subsidiaries that is subordinated in right of payment to the Obligations.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than 50.0% of the outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management is otherwise controlled by (directly or indirectly) such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.

“Subsidiary Guarantors” means, collectively, (i) all direct and indirect Wholly-Owned Material Subsidiaries that are Domestic Subsidiaries of the Borrower (other than Excluded Subsidiaries and other than Klöckner and its Subsidiaries, except to the extent of clause (iii) below), including each such Domestic Subsidiary of the Borrower that is, or is required to be, a guarantor under the ABL Credit Agreement, (ii) subject to Section 9.9(a) and the Agreed Security Principles, BidCo Holdco and BidCo, (iii) following the Klöckner U.S. Guarantee Date, the Klöckner Credit Parties and (iv) each other Subsidiary of the Borrower that becomes a party to the Guaranty and Security Agreement pursuant to Section 6.14.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

“Term Loan Commitment” means, as to each Lender, its Initial Term Loan Commitment.

“Term Loans” means any Loans other than Incremental Revolving Loans.

“Term SOFR” means,

(a) for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that, if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that, if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

provided that, if Term SOFR as so determined (including pursuant to the proviso under clause (a) or (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Loan” means any Loan bearing interest at a rate based on Term SOFR (other than pursuant to clause (c) of the definition of “Base Rate”).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Event” means the occurrence of any of the following which, individually or in the aggregate, has resulted in a Material Adverse Effect: (a) a “Reportable Event” with respect to a Pension Plan described in Section 4043 of ERISA for which the 30-day notice requirement has not been waived by the PBGC or (b) the withdrawal of any Credit Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice by the plan administrator of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041(c) of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan under Section 4042 of ERISA by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303 of ERISA, or (g) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or plan in endangered or critical status within the meaning of Sections 430, 431 or 432 of the Code or Sections 303, 304 or 305 of ERISA or (h) the incurrence by the Borrower, any of its Subsidiaries or any ERISA Affiliate of any liability with respect to the partial or complete withdrawal of any Credit Party or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (i) any event or condition which results in the insolvency of a Multiemployer Plan under Section 4245 of ERISA, or (j) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA or (k) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party or any ERISA Affiliate.

“Test Period” means, as of any date of determination, the period of four consecutive fiscal quarters of the Borrower most recently ended on or prior to such date for which financial statements have been or are required to be delivered pursuant to Section 6.1(a) or 6.1(b).

“Threshold Amount” means, at any time of determination, the greater of (x) $90,000,000 and (y) 15.0% of Consolidated EBITDA for the most recent Test Period.

“Ticking Fee” has the meaning assigned thereto in Section 3.3(a).

“Ticking Fee End Date” has the meaning assigned thereto in Section 3.3(a).

“Ticking Fee Start Date” has the meaning assigned thereto in Section 3.3(a).

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and outstanding Loans of such Lender at such time.

“Transaction Costs” means all transaction fees, charges and other similar amounts related to the Transactions (including any such fees, charges and similar amounts incurred in connection with this Agreement) or any Specified Transaction, in each case, including any financing fees, merger and acquisition fees, legal fees and expenses, due diligence fees or any other fees and expenses in connection therewith.

“Transactions” means, collectively, (a) the Extensions of Credit on the Initial Funding Date, (b) the Klöckner Acquisition, (c) the entry into, and funding of, the Klöckner Intercompany Loan, (d) the issuance of the 2033 Senior Secured Notes, (e) any Squeeze-Out, (f) any entry by BidCo into a Domination Agreement, (g) any Conversion and (h) the payment of the Transaction Costs incurred in connection with the foregoing.

“U.S. Collateral” means the collateral security for the Obligations pledged or granted pursuant to the U.S. Security Documents; provided that in no event shall any Excluded Asset constitute U.S. Collateral.

“U.S. Credit Party” means the Borrower or any U.S. Guarantor.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided that, for purposes of the notice requirements in Section 3.2, such day is also a Business Day.

“U.S. Guarantors” means, collectively, (a) solely in respect of any Obligations of any other Credit Parties, the Borrower, (b) all direct and indirect Wholly-Owned Material Subsidiaries that are Domestic Subsidiaries of the Borrower (other than (i) Excluded Subsidiaries and (ii) except as provided in clause (c), Subsidiaries of Klӧckner), (c) from and after the Klӧckner U.S. Guarantee Date, each Klӧckner Credit Party and (d) each other Subsidiary which becomes a party to the Guaranty and Security Agreement pursuant to Section 6.14.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Security Documents” means the collective reference to the Guaranty and Security Agreement and each other agreement or writing governed by U.S. law pursuant to which any Credit Party pledges, grants or perfects a security interest in any Property or assets securing the Obligations.

“U.S. Tax Compliance Certificate” has the meaning assigned thereto in Section 3.11(g).

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain Affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“United States” means the United States of America.

“Unrestricted Cash” means, as of any date of determination, the aggregate amount of cash and Cash Equivalents of the Borrower or any of its Subsidiaries (a) properly classified as “unrestricted cash” for purposes of GAAP as at such date or (b) restricted solely in favor of the Obligations and/or Indebtedness under the Klöckner German Syndicated Loan, the ABL Facility, the 2033 Senior Secured Notes Documents and/or the Klöckner Europe ABS Facility. Notwithstanding the foregoing, prior to the Control Date, Unrestricted Cash shall be calculated excluding Klöckner and its Subsidiaries.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“Wholly-Owned” means, with respect to a Subsidiary, that all of the Equity Interests of such Subsidiary are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than the Borrower and/or one or more of its Wholly-Owned Subsidiaries).

“Withholding Agent” means any Credit Party and the Administrative Agent.

“Working Capital” means, for the Borrower and its Subsidiaries on a Consolidated basis and calculated in accordance with GAAP, as of any date of determination, the excess of (a) current assets (other than cash and Cash Equivalents and taxes and deferred taxes) over (b) current liabilities, excluding, without duplication, (i) the current portion of any long-term Indebtedness, (ii) loans outstanding under the ABL Facility, (iii) the current portion of current taxes and deferred income taxes and (iv) the current portion of accrued Consolidated Interest Expense.

“WpÜG” means the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz).

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2 Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form and (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

Section 1.3 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 6.1(a), except as otherwise specifically prescribed herein; provided that all leases of a Person that were (or if entered into after such date, would have been), treated as Operating Leases prior to January 1, 2019 shall continue to be (or, as applicable, shall be) accounted for as Operating Leases regardless of any change in or application of GAAP following such date pursuant to ASC 842 or otherwise that would require such leases to be treated as Capital Leases. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) If at any time any change in GAAP would materially affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Notwithstanding anything to the contrary herein, it is understood and agreed that all accounting terms and financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement with respect to Klöckner and its Subsidiaries shall be prepared in accordance with IFRS, applied on a consistent basis, until the Borrower elects to transition such reporting to GAAP.

Section 1.4 UCC Terms. Terms defined in the UCC in effect on the Effective Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

Section 1.5 Rounding. Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.6 References to Agreement and Laws. Unless otherwise expressly provided herein, (a) any definition or reference to formation documents, governing documents, agreements (including the Loan Documents) and other contractual documents or instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) any definition or reference to any Applicable Law, including the Code, the Commodity Exchange Act, ERISA, the Exchange Act, the Anti-Money Laundering Laws, the Securities Act, the UCC, the Investment Company Act of 1940, the Interstate Commerce Act, the Trading with the Enemy Act of the United States or any of the foreign assets control regulations of the United States Treasury Department, shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

Section 1.7 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.8 Guarantees. Unless otherwise specified, the amount of any Guarantee shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person is or may reasonably be expected to be liable pursuant to the terms of the instrument embodying such Guarantee.

Section 1.9 Covenant Compliance Generally. For purposes of determining compliance under Sections 7.1, 7.2, 7.3, 7.5 and 7.6, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating Consolidated Net Income in the most recent annual financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 6.1(a) (or, prior to the first such delivery, in the Historical Financial Statements). Notwithstanding the foregoing, for purposes of determining compliance with Sections 7.1, 7.2 and 7.3, with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no breach of any basket contained in such Sections shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that for the avoidance of doubt, the foregoing provisions of this Section 1.9 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.

Section 1.10 Limited Condition Transactions. Notwithstanding anything to the contrary in this Agreement, solely for the purpose of (a) measuring the relevant financial ratios, (b) testing basket availability (including any baskets measured as a percentage of Consolidated EBITDA) with respect to the incurrence of any Indebtedness (including any Incremental Loans or Incremental Loan Commitments) or Lien or the making of any Investment, Asset Disposition (including any sale leaseback), Restricted Payment, payment, prepayment, redemption or acquisition for value of any Junior Indebtedness or (c) determining compliance with representations and warranties or the occurrence of any Default or Event of Default, in each case, in connection with a Limited Condition Transaction, at the option of the Borrower (the Borrower’s election to exercise such option in connection with a Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder may be deemed to be, at the option of the Borrower, the date on which the definitive agreement, binding commitment (including with respect to any Indebtedness incurred in connection therewith) or notice for such Limited Condition Transaction is entered into or delivered, or the date of consummation thereof (such selected date, the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the Test Period most recently ended prior to the LCT Test Date and remained outstanding, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such financial ratio, basket, representation or warranty or other provision, such financial ratio, basket, representation or warranty or other provision shall be deemed to have been complied with; provided that no Event of Default under any of Sections 8.1(a), (b), (h) or (i) shall have occurred and be continuing on the date of consummation of such Limited Condition Transaction after giving effect thereto. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any financial ratio or basket availability on or following the relevant LCT Test Date and prior to the earlier of (x) the date on which such Limited Condition Transaction is consummated and (y) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such financial ratio or basket availability shall be calculated (and tested) on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated until such time as the applicable Limited Condition Transaction has actually closed or the definitive agreement with respect thereto has been terminated or expires without consummation of such Limited Condition Transaction.

Section 1.11 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.12 Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to Daily Simple SOFR, SOFR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 3.1(e)(iv), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Daily Simple SOFR, SOFR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of Daily Simple SOFR, SOFR, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Daily Simple SOFR, SOFR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.13 Certain Calculations.

(a) For purposes of (i) determining compliance at any time with Sections 7.1, 7.2, 7.3, 7.6 and 7.9, in the event that any Indebtedness, Lien, Investment, Restricted Payment or payment of Junior Indebtedness, as applicable, meets the criteria of more than one of the categories of transactions within such covenant or items permitted pursuant to any clause of such Sections 7.1, 7.2, 7.3, 7.6 and 7.9, the Borrower, in its sole discretion, from time to time, may classify or reclassify such transaction or item (or portion thereof) and will only be required to include the amount and type of such transaction (or portion thereof) in any one category; provided that, notwithstanding the foregoing, (1) Liens of the nature described in Section 7.2(a) may only be incurred and exist under such respective Sections, (2) Indebtedness of the nature described in Sections 7.1(a), (b) and (n) may only be incurred and exist under such respective Sections and (3) Incremental Equivalent Debt may only be incurred under Section 7.1(q) and (ii) calculating any baskets, exceptions and thresholds in a given covenant that require compliance with a financial ratio or test (including any Consolidated First Lien Leverage Ratio, Consolidated Secured Leverage Ratio or Consolidated Total Leverage Ratio) (any such amounts, “Incurrence-Based Amounts”), any amounts incurred, or transactions entered into or consummated, in reliance on a basket, exception or threshold (including any related grower component) in such covenant that does not require compliance with a financial ratio or test (any such amounts, “Fixed Amounts”) in a concurrent transaction with the amount incurred, or transaction entered into or consummated, under the applicable Incurrence-Based Amount shall not be given effect in calculating the applicable Incurrence-Based Amount (but shall be calculated giving pro forma effect to all other applicable and related transactions (including the use of proceeds of all Indebtedness to be incurred and any repayments, repurchases and redemptions of Indebtedness)). Further, any Indebtedness, Lien, Investment, Asset Disposition, Restricted Payment or payment of Junior Indebtedness (or, in each case, any portion thereof) incurred or otherwise effected in reliance on Fixed Amounts shall be automatically and immediately reclassified at any time, unless the Borrower otherwise elects from time to time, as incurred under the applicable Incurrence-Based Amounts if the Borrower subsequently meets the applicable ratio for such Incurrence-Based Amounts on a pro forma basis (or would have met such ratio or test at the time such Fixed Amount was utilized); provided that, notwithstanding the foregoing, (1) Liens of the nature described in Section 7.2(a) may only be incurred and exist under such respective Sections, (2) Indebtedness of the nature described in Sections 7.1(a), (b) and (n) may only be incurred and exist under such respective Sections and (3) Incremental Equivalent Debt may only be incurred under Section 7.1(q).

(b) Notwithstanding anything to the contrary contained herein, for purposes of calculating any leverage ratio herein in connection with the incurrence of any Indebtedness, there shall be no subtraction of the cash proceeds received or proposed to be received in connection with the incurrence of such Indebtedness.

(c) If any Lien, Indebtedness, Asset Disposition, Investment, Restricted Payment or other transaction, action, judgment or amount is incurred, issued, taken or consummated in reliance on a basket measured by reference to a percentage of Consolidated EBITDA, and such Lien, Indebtedness, Asset Disposition, Investment, Restricted Payment or other transaction, action, judgment or amount (including, in the case of Indebtedness, in connection with any refinancing thereof) subsequently exceeds the applicable percentage of Consolidated EBITDA set forth in such basket if calculated based on the Consolidated EBITDA on a later date (including the date of any such refinancing), such Lien, Indebtedness, Asset Disposition, Investment, Restricted Payment or other transaction, action, judgment or amount may remain outstanding pursuant to such basket despite the decline in Consolidated EBITDA that caused such amount to be exceeded and the amount thereof outstanding shall be taken into account in determining future utilization of such basket (so long as, in the case of the refinancing of any Indebtedness (and any related Lien), the criteria set forth in clause (a) of the proviso to the definition of “Permitted Refinancing” are satisfied).

(d) If any Asset Disposition has been made to a Non-Guarantor Subsidiary in reliance on Section 7.5(h) and such Non-Guarantor Subsidiary subsequently becomes a Credit Party, then such Asset Disposition shall automatically no longer constitute an Asset Disposition for purposes of calculating the aggregate amount of Asset Dispositions made pursuant to Section 7.5(h), whereupon the amount of the transaction previously constituting such Asset Disposition shall no longer reduce capacity under such basket.

Section 1.14 Cashless Transactions. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that (x) any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Loans, Extended Loans, Refinancing Loans or loans incurred under a new credit facility or (y) any of Indebtedness of the Borrower or a Subsidiary is refinanced, renewed or replaced with Incremental Term Loans or loans incurred under a new credit facility, in each case above, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender of any Loans or such creditor of other Indebtedness, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that any payment be made “in Dollars”, “in immediately available funds”, “in cash” or any other similar requirement.

ARTICLE II.

TERM LOAN FACILITY

Section 2.1 Loans. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, each Lender with an Initial Term Loan Commitment severally agrees to make an Initial Term Loan in Dollars to the Borrower on the Initial Funding Date in a principal amount equal to such Lender’s Initial Term Loan Commitment as of the Initial Funding Date. The aggregate principal amount of the Initial Term Loans made on the Initial Funding Date shall not exceed the aggregate Initial Term Loan Commitments of all Lenders. Amounts paid or prepaid in respect of the Initial Term Loans may not be reborrowed.

Section 2.2 Procedure for Advance of Loans.

(a) Initial Term Loan. The Borrower shall give the Administrative Agent an irrevocable Notice of Borrowing prior to 11:00 a.m. on the Initial Funding Date requesting that the Lenders make the Initial Term Loan as a Base Rate Loan on such date (provided that the Borrower may request, (i) subject to Section 2.2(d), no later than five U.S. Government Securities Business Days prior to the Initial Funding Date that the Lenders make the Initial Term Loan as a Daily Simple SOFR Loan or (ii) no later than one U.S. Government Securities Business Day prior to the Initial Funding Date that the Lenders make the Initial Term Loan as a Term SOFR Loan). Upon receipt of such Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Not later than 1:00 p.m. on the Initial Funding Date, each Lender will make available to the Administrative Agent for the account of the Borrower, at the Administrative Agent’s Office in immediately available funds, the amount of such Initial Term Loan to be made by such Lender on the Initial Funding Date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of the Initial Term Loan made on the Initial Funding Date in immediately available funds by wire transfer to such Person or Persons as may be designated by the Borrower in the Notice of Borrowing.

(b) Incremental Loans. Any Incremental Loans shall be borrowed pursuant to, and in accordance with, Section 3.13.

(c) Refinancing Loans. Any Refinancing Loans shall be borrowed pursuant to, and in accordance with, Section 2.7.

(d) Daily Simple SOFR Loans. Notwithstanding anything herein to the contrary, in no event shall the Borrower be permitted to request prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to Term SOFR, a Loan bearing interest based on Daily Simple SOFR (it being understood and agreed that Daily Simple SOFR shall only be available as provided in Section 3.1(e)(iv)).

Section 2.3 Repayment of Loans.

(a) Initial Term Loans. The Borrower shall repay the aggregate outstanding principal amount of the Initial Term Loans in consecutive equal quarterly installments on the last Business Day of each March, June, September and December commencing on the last Business Day of the first full Fiscal Quarter ending after the Initial Funding Date in an aggregate annual amount equal to 1.0% of the original principal amount of the Initial Term Loans, except as the amounts of individual installments may be adjusted pursuant to Sections 2.4, 2.5, 2.6 and/or 3.13.

(b) Incremental Loans. The Borrower shall repay the aggregate outstanding principal amount of each Incremental Loan (if any) as determined pursuant to, and in accordance with, Section 3.13 and the applicable Incremental Amendment.

(c) Extended Loans. The Borrower shall repay the aggregate outstanding principal amount of each Extended Loan (if any) as determined pursuant to, and in accordance with, Section 2.5 and the applicable Extension Amendment.

(d) Refinancing Loans. The Borrower shall repay the aggregate outstanding principal amount of each Refinancing Loan (if any) as determined pursuant to, and in accordance with, Section 2.6 and the applicable Refinancing Amendment.

(e) Repayment at Maturity. If not sooner paid, the Loans of each Class, together with accrued interest thereon, shall be paid in full on the Maturity Date in respect thereof.

Section 2.4 Optional Prepayment of Loans and Termination or Reduction of Commitments.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time, without premium or penalty (other than any premium payable pursuant to Section 2.4(c)), to prepay the Loans, in whole or in part, upon delivery to the Administrative Agent of a Notice of Prepayment not later than 11:00 a.m. (i) on the same Business Day as each Base Rate Loan, (ii) at least five U.S. Government Securities Business Days before each Daily Simple SOFR Loan and (iii) at least three U.S. Government Securities Business Days before each Term SOFR Loan, specifying the date and amount of prepayment, whether the prepayment is of Daily Simple SOFR Loans, Term SOFR Loans or Base Rate Loans or a combination thereof, and if a combination thereof, the amount allocable to each, and to which Class (or Classes) of Loans the prepayment should be applied and if such prepayment is to be applied to more than one Class of Loans, the amount allocable to each. Each optional prepayment of the Loans under this Section 2.4 (in amounts less than all of the outstanding Loans of a given Class) shall (A) be in an aggregate principal amount of at least $5,000,000 or any whole multiple of $1,000,000 in excess thereof (or such lesser amount as agreed by the Administrative Agent in its sole discretion), (B) within each Class of Term Loans, be allocated on a pro rata basis among the applicable Lenders and (C) be applied to reduce the remaining scheduled principal installments of the applicable Classes of Term Loans selected by the Borrower as directed by the Borrower (or if not so directed, in direct order of maturity). Each repayment of Term SOFR Loans shall be accompanied by any amount required to be paid pursuant to Section 3.9. A

Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day or U.S. Government Securities Business Day, as applicable. The Administrative Agent shall promptly notify the applicable Lenders of each Notice of Prepayment. Notwithstanding the foregoing, any Notice of Prepayment may be, if expressly so stated to be, contingent upon the consummation of a refinancing or incurrence of other Indebtedness or one or more other events specified therein and may be revoked by the Borrower in the event such refinancing, incurrence or other event is not consummated or does not occur; provided that the delay or failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 3.9.

(b) Optional Termination or Reduction of the Commitments. The Borrower shall have the right at any time, upon prior written notice to the Administrative Agent, to terminate in whole or reduce in part the Initial Term Loan Commitments of the Lenders, without premium or penalty; provided that each partial reduction shall be in an aggregate principal amount that is an aggregate amount that is a multiple of $1,000,000 and at least $5,000,000. Commitment reductions shall be applied ratably to the Initial Term Loan Commitments of each Lender.

(c) Repricing Transactions. In the event that, on or prior to the date that is six months after the Initial Funding Date, the Borrower (i) makes any prepayment of Initial Term Loans in connection with any Repricing Transaction or (ii) effects any amendment of this Agreement resulting in a Repricing Transaction (including any required assignment by a non-consenting Lender in connection with such amendment pursuant to Section 3.12), the Borrower shall pay to the Administrative Agent, for the ratable account of each applicable Lender, a fee in an amount equal to, (x) in the case of clause (i), a prepayment premium of 1.0% of the amount of the Initial Term Loans being prepaid and (y) in the case of clause (ii), a payment equal to 1.0% of the aggregate amount of the applicable Initial Term Loans outstanding immediately prior to such amendment. Such fees shall be due and payable within three Business Days of the date of the effectiveness of such Repricing Transaction.

Section 2.5 Mandatory Prepayments and Reductions of Commitments.

(a) Mandatory Prepayments.

(i) The Borrower shall prepay the Term Loans in the manner set forth in Section 2.5(a)(ii), in each case in an amount equal to:

(A) Asset Dispositions and Insurance and Condemnation Events. 100% of the aggregate Net Cash Proceeds from any Asset Disposition permitted pursuant to Section 7.5(d), (g) or (i) or any Insurance and Condemnation Event (other than, until the applicable ABL Facility or any Permitted Refinancing thereof that is bound by the ABL Intercreditor Agreement and constitutes ABL Obligations (as defined in the ABL Intercreditor Agreement) thereunder is no longer in effect, any disposition of ABL Priority Collateral), solely to the extent that the aggregate Net Cash Proceeds from any Asset Disposition, Insurance and Condemnation Event or a series or related Asset Dispositions or Insurance and Condemnation Events exceeds the greater of (x) $75,000,000 and (y) 12.5% of Consolidated EBITDA for the most recent Test Period (and only the amount of such excess shall be required to be so prepaid); provided that the amount of such Net Cash Proceeds may be applied along with such prepayment of Term Loans to repay, redeem or repurchase any Indebtedness that is secured on a pari passu basis with the Term Loans that is required to be repaid, redeemed or repurchased pursuant to the documentation governing such other Indebtedness on a pro rata (or less than pro rata) basis with the Term Loans based on the outstanding principal amount thereof;

(B) Debt Issuances. 100% of the aggregate Net Cash Proceeds received from any Debt Issuance not otherwise permitted pursuant to Section 7.1 (other than Section 7.1(p)); and

(C) Excess Cash Flow. After the end of each Fiscal Year (commencing with the Fiscal Year of the Borrower ending May 31, 2027), solely to the extent that the amount of such mandatory prepayment exceeds in such Fiscal Year the greater of (x) $75,000,000 and (y) 12.5% of Consolidated EBITDA for the most recent Test Period (and only the amount of such excess shall be required to be so prepaid), (A) the percentage of Excess Cash Flow, if any, for such Fiscal Year set forth in the table below (the “Percentage of Excess Cash Flow”) based on the Consolidated Total Leverage Ratio at the end of such Fiscal Year minus (B) the aggregate amount of all optional prepayments of any Loan and any other Indebtedness for borrowed money secured on a pari passu basis with the Liens securing the Obligations hereunder during such Fiscal Year, solely to the extent that such optional prepayments are not funded with the incurrence of any Indebtedness, any Equity Issuance, any proceeds from any Insurance and Condemnation Event or any other proceeds that would not be included in Consolidated Net Income; provided that the amount of such Excess Cash Flow may be applied along with such prepayment of Term Loans to repay, redeem or repurchase any Indebtedness that is secured on a pari passu basis with the Term Loans that is required to be repaid, redeemed or repurchased pursuant to the documentation governing such other Indebtedness on a pro rata (or less than pro rata) basis with the Term Loans based on the outstanding principal amount thereof.

Consolidated Total Leverage Ratio	Percentage of Excess Cash Flow
Greater than 2.80 to 1.00	50%
Greater than 2.80 to 1.00 but less than or equal to 2.30 to 1.00	25%
Less than or equal to 2.30 to 1.00	0%

(ii) Notice; Manner of Reduction/Payment. Upon the occurrence of any event triggering a prepayment of Term Loans as set forth in Section 2.5(a)(i), the Borrower shall promptly deliver notice to the Administrative Agent and upon receipt of such notice, the Administrative Agent shall promptly so notify the applicable Lenders. Subject to Section 2.5(a)(iii) and each applicable Intercreditor Agreement, any prepayment of Term Loans required under Section 2.5(a)(i) shall be made within five Business Days of the receipt of the applicable Net Cash Proceeds (or, in the case of Section 2.5(a)(i)(C), within five Business Days after the earlier to occur of (x) the delivery of the financial statements and related Officer’s Compliance Certificate for such Fiscal Year and (y) the date on which the financial statements and the related Officer’s Compliance Certificate for such Fiscal Year are required to be delivered pursuant to Sections 6.1(a) and 6.2(a)). Each prepayment of Loans under this Section 2.5 shall (i) be allocated on a pro rata basis to all outstanding Classes of Term Loans (unless the lenders under any Incremental Facility agree to share on a less than pro rata basis) and, within each Class of Term Loans, shall be allocated on a pro rata basis among the Lenders and (ii) be applied to reduce the remaining scheduled principal installments of the Term Loans as directed by the Borrower (or if not so directed, in direct order of maturity). Each prepayment of Term SOFR Loans shall be accompanied by any amount required to be paid pursuant to Section 3.9.

(iii) Declined Mandatory Prepayments. Notwithstanding the foregoing provisions of this Section 2.5(a) or Section 10.2, (A) any Lender may waive, by written notice to Borrower and the Administrative Agent on or before the date on which such mandatory prepayment would otherwise be required to be made hereunder, the right to receive its amount of such mandatory prepayment of the Loans and (B) such amounts may be retained by the Borrower unless required by the terms of any other Indebtedness to be applied to the mandatory prepayment thereof (such amount so permitted to be retained by the Borrower, “Declined Proceeds”).

(iv) Klöckner Proceeds. Notwithstanding anything to the contrary in this Section 2.5(a), no prepayment of Loans shall be required pursuant to this Section 2.5(a) with respect to Net Cash Proceeds that originated at Klöckner or any of its Subsidiaries prior to the Control Date.

(v) Consummation Conditions. If the Consummation Conditions are not satisfied within three Business Days following the Initial Funding Date, then, within five Business Days following the Initial Funding Date, the Borrower shall prepay the Term Loans in full, together with accrued and unpaid interest and fees thereon.

(b) Reduction and Termination of the Commitments. Unless previously reduced or terminated, the Initial Term Loan Commitment of each Lender shall expire, and automatically terminate, on the earlier of (i) immediately upon the making of Initial Term Loans by such Lender on the Initial Funding Date and (ii) the Initial Term Loan Commitment Termination Date.

(c) Notwithstanding any provisions of this Section 2.5 to the contrary:

(i) to the extent that any or all of the Net Cash Proceeds or Excess Cash Flow giving rise to a prepayment event of Term Loans pursuant to Section 2.5(a)(i)(A) or (C) is prohibited, restricted or delayed by (A) applicable local law (including laws related to financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance and similar legal principles, and in respect of restrictions on upstreaming of cash intra-group and the fiduciary and statutory duties of the Board of Directors of the Borrower or any applicable Subsidiary) or (B) other contractual restrictions as a result of minority ownership, in each case from being repatriated or transferred to the Borrower, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to prepay Term Loans at the times provided in this Section 2.5, but may be retained by the Borrower or the applicable Subsidiary; or

(ii) to the extent that the Borrower has reasonably determined in good faith that repatriation or transfer of any of or all the Net Cash Proceeds or Excess Cash Flow giving rise to a prepayment event pursuant to Section 2.5(a)(i)(A) or (C) would reasonably be expected to have a material adverse tax consequence to the Borrower, any of its Subsidiaries or any direct or indirect equityholder of the Borrower, the Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to prepay Term Loans at the times provided in this Section 2.5, but may be retained by the Borrower or the applicable Subsidiary without being repatriated or transferred.

Section 2.6 Extension of Maturity Date.

(a) Requests for Extension. The Borrower may at any time and from time to time request that all or a portion of any Class of Loans then outstanding selected by the Borrower (such Loans, the “Original Loans”) be converted to a separate Class of Loans to extend the maturity date thereof and to provide for other terms permitted by this Section 2.6 (any portion thereof that has been so extended, the “Extended Loans” and the remainder not so extended, the “Non-Extended Loans”). Prior to entering into any Extension Amendment with respect to any Original Loans, the Borrower shall provide a notice to the

Administrative Agent (who shall provide a copy of such notice to each Lender who has Original Loans of the Class for which an extension is so proposed) in such form as approved from time to time by the Borrower and the Administrative Agent (each, an “Extension Request”) setting forth the terms of the proposed Extended Loans, which terms shall be identical to those applicable to the Original Loans, except as otherwise permitted by this Section 2.6; provided that (i) the maturity date of Extended Loans may be later than the Maturity Date of the Original Loans, (ii) Extended Loans may have different amortization payments than the corresponding Original Loans; provided that the weighted average life to maturity of such Extended Loans shall be no shorter than the weighted average life to maturity of the Original Loans from which they were converted, (iii) the initial yield (including, without limitation, margins, fees and premiums) of the Extended Loans may be higher or lower than the initial yield (including, without limitation, margins, fees and premiums) of the Original Loans from which they were converted, (iv) the Extended Loans may participate on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) than the Initial Term Loans in any mandatory prepayment hereunder and (v) to the extent such terms of the Extended Loans are not consistent with the terms applicable to the Original Loans (except as provided above), they shall be no more restrictive (excluding pricing and optional prepayment or redemption terms), when taken as a whole, than the equivalent terms and conditions in respect of the Original Loans (except for covenants and other provisions applicable only to periods after the latest Maturity Date then in effect) (it being understood that to the extent any such more-restrictive term or provision is added for the benefit of any Extended Loans, no consent shall be required from the Administrative Agent or any Lender to the extent that such term or provision is also added for the benefit of the Original Loans).

(b) The Borrower shall provide the applicable Extension Request at least seven Business Days prior to the date on which the applicable Lenders are requested to respond (or such later date as the Administrative Agent may agree). Any Lender (an “Extending Lender”) wishing to have all or a portion of its Original Loans that are the subject of an Extension Request converted into Extended Loans shall notify the Administrative Agent (such notice to be in such form as approved from time to time by the Borrower and the Administrative Agent) (each, an “Extension Election”) on or prior to the date specified in such Extension Request (which shall in any event be no less than three Business Days (or such shorter period as may be agreed to by the Administrative Agent in its sole discretion) prior to the effectiveness of the applicable Extension Amendment) of the amount of its Original Loans that it has elected to convert into Extended Loans; provided that each Lender may elect or decline, in its sole discretion, to convert its Original Loans into Extended Loans. In the event that the aggregate amount of the applicable Original Loans subject to Extension Elections exceeds the amount of the applicable Original Loans requested to be extended pursuant to the Extension Request, the applicable Original Loans subject to such Extension Elections shall be converted to Extended Loans on a pro rata basis based on the amount of the applicable Original Loans included in each such Extension Election.

(c) Subject to the requirements of this Section 2.6, so long as before and after giving effect to the conversion of Original Loans to Extended Loans each of the conditions required by the relevant Extension Amendment governing such Extended Loans shall be satisfied, Extended Loans may be established pursuant to a supplement (which shall set forth the effective date of such extension) to this Agreement (which, except to the extent otherwise expressly contemplated by this Section 2.6(c), shall require the consent only of the Lenders who elect to make the Extended Loans established thereby) in such form as approved from time to time by the Borrower and the Administrative Agent in the reasonable exercise of its discretion (each, an “Extension Amendment”) executed by the Credit Parties, the Administrative Agent and the Extending Lenders. In connection with any Extension Amendment:

(i) the Borrower shall deliver opinions of counsel reasonably acceptable to the Administrative Agent as to any matters reasonably requested by the Administrative Agent; and

(ii) the Credit Parties and the Administrative Agent shall enter into such amendments to the Security Documents as may be requested by the Administrative Agent (which shall not require any consent from any Lender) in order to ensure that the Extended Loans are provided with the benefit of the applicable Security Documents on a pari passu basis with the other Obligations and shall deliver such other documents and certificates in connection therewith as may be reasonably requested by the Administrative Agent.

(d) The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the applicable Credit Parties as may be necessary or advisable in order to effectuate the transactions contemplated by this Section 2.6. Each Extension Amendment shall be binding on the Lenders, the Credit Parties and the other parties hereto. In addition to any other terms and changes required or permitted by this Section 2.6, each Extension Amendment establishing a Class of Extended Loans shall amend the scheduled amortization payments provided under Section 2.3 with respect to the related Non-Extended Loans to reduce each scheduled installment for such Non-Extended Loans to an aggregate amount equal to the product of (i) the original aggregate amount of such installment with respect to the corresponding Original Loans, multiplied by (ii) a fraction, (x) the numerator of which is the aggregate principal amount of such related Non-Extended Loans and (y) the denominator of which is the aggregate principal amount of such Original Loans prior to the effectiveness of such Extension Amendment (it being understood that the amount of any installment payable with respect to any individual Non-Extended Loan shall not be reduced as a result thereof without the consent of the holder of such individual Non-Extended Loan). This Section 2.6(d) shall supersede any provisions in Section 10.2 to the contrary.

Section 2.7 Refinancing Facilities.

(a) Notwithstanding anything to the contrary in this Agreement, so long as no Event of Default has occurred and is continuing, the Borrower may at any time and from time to time by written notice to the Administrative Agent elect to establish one or more additional Classes of term loans under this Agreement (“Refinancing Loans”), which Refinancing Loans will refinance, pursuant to a voluntary prepayment in accordance with Section 2.4(a) and, if applicable, Section 2.4(c), all or any portion of any Class of Loans then outstanding under this Agreement (any portion thereof that is not so refinanced, the “Non-Refinanced Loans”). Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Borrower proposes that the Refinancing Loans shall be made, which shall be a date not less than five Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period as may be agreed to by the Administrative Agent in its sole discretion); provided that:

(i) after giving effect to the borrowing of such Refinancing Loans on the Refinancing Effective Date, each of the conditions required by the relevant Refinancing Amendment governing such Refinancing Loans shall be satisfied;

(ii) the Refinancing Loans may have different amortization payments than the other Loans; provided that, other than any Refinancing Loans (x) in the form of Extendable Bridge Loans/Interim Debt or (y) with an aggregate principal amount (together with all other Indebtedness incurred in reliance on such basket) not in excess of the Inside Maturity Basket, the final maturity date and weighted average life to maturity of such Refinancing Loans shall not be prior to or shorter than that applicable to the Loans being refinanced thereby;

(iii) all other terms applicable to such Refinancing Loans (other than provisions relating to original issue discount, upfront fees and interest rates, which shall be as agreed between the Borrower and the lenders providing such Refinancing Loans) shall be no more restrictive (excluding pricing and optional prepayment or redemption terms), when taken as a whole, than the terms applicable to the Loans being refinanced thereby (except to the extent such covenants and other terms apply solely to any period after the latest stated final maturity of the Loans in effect on the Refinancing Effective Date immediately prior to the borrowing of such Refinancing Loans (it being understood that to the extent any such more-restrictive term or provision is added for the benefit of any Refinancing Loans, no consent shall be required from the Administrative Agent or any Lender to the extent that such term or provision is also added for the benefit of the existing Loans));

(iv) the Borrower shall deliver opinions of counsel reasonably acceptable to the Administrative Agent as to any matters reasonably requested by the Administrative Agent;

(v) the Credit Parties and the Administrative Agent shall enter into such amendments to the Security Documents as may be requested by the Administrative Agent (which shall not require any consent from any Lender) in order to ensure that the Refinancing Loans are provided with the benefit of the applicable Security Documents on a pari passu basis with the other Obligations and shall deliver such other documents and certificates in connection therewith as may be reasonably requested by the Administrative Agent;

(vi) the proceeds of Refinancing Loans shall be applied, substantially concurrently with the incurrence thereof, to the refinancing of the outstanding Loans being so refinanced;

(vii) the principal amount of Refinancing Loans shall not exceed the principal amount Loans being refinanced thereby except by an amount equal to unpaid accrued interest and premium thereon plus other amounts owing or unpaid related to such Loans being refinanced and fees and expenses incurred in connection with such refinancing;

(viii) there shall be no obligor in respect of such Refinancing Loans that is not a Credit Party; and

(ix) the Refinancing Loans may participate on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) than the Initial Term Loans in any mandatory prepayment hereunder.

(b) The Borrower may approach any Lender or any other Person that would be an Eligible Assignee pursuant to Section 10.9 to provide all or a portion of the Refinancing Loans (a “Refinancing Lender”); provided that any Lender offered or approached to provide all or a portion of the Refinancing Loans may elect or decline, in its sole discretion, to provide a Refinancing Loan. Any Refinancing Loans made on any Refinancing Effective Date shall be designated a Class of Refinancing Loans for all purposes of this Agreement; provided that any Refinancing Loans may, to the extent provided in the applicable Refinancing Amendment, be designated as an increase in any previously established Class of Loans; provided further that Refinancing Loans that are not fungible for United States federal income tax purposes with any previously established Class of Loans shall be construed to be in a different Class.

(c) The Refinancing Loans shall be established pursuant to an amendment to this Agreement among the Credit Parties, the Administrative Agent and the Refinancing Lenders providing such Refinancing Loans (a “Refinancing Amendment”) which shall be consistent with the provisions set forth in this Section 2.7 (but which shall not require the consent of any other Lender).

(d) The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the applicable Credit Parties as may be necessary or advisable in order to effectuate the transactions contemplated by this Section 2.7. Each Refinancing Amendment shall be binding on the Lenders, the Credit Parties and the other parties hereto. In addition to any other terms and changes required or permitted by this Section 2.7, each Refinancing

Amendment establishing a Class of Refinancing Loans shall amend the scheduled amortization payments provided under Section 2.3 with respect to the related Non-Refinanced Loans to reduce each scheduled installment for such Non-Refinanced Loans to an aggregate amount equal to the product of (i) the original aggregate amount of such installment with respect to the corresponding Loans being refinanced thereby, multiplied by (ii) a fraction, (x) the numerator of which is the aggregate principal amount of such related Non-Refinanced Loans and (y) the denominator of which is the aggregate principal amount of such Loans being refinanced thereby prior to the effectiveness of such Refinancing Amendment (it being understood that the amount of any installment payable with respect to any individual Non-Refinanced Loan shall not be reduced as a result thereof without the consent of the holder of such individual Non-Refinanced Loan). This Section 2.7(d) shall supersede any provisions in Section 10.2 to the contrary.

ARTICLE III.

GENERAL LOAN PROVISIONS

Section 3.1 Interest.

(a) Interest Rate Options. Subject to the provisions of this Section 3.1, at the election of the Borrower, the Loans shall bear interest at (A) the Base Rate plus the Applicable Margin, (B) subject to Section 2.2(d), Daily Simple SOFR plus the Applicable Margin or (C) Term SOFR plus the Applicable Margin (provided that (i) subject to Section 2.2(d), Daily Simple SOFR shall not be available until five U.S. Government Securities Business Days after the Initial Funding Date and (ii) Term SOFR shall not be available until three U.S. Government Securities Business Days after the Initial Funding Date, in each case, unless either (x) this Agreement is effective as of the date of delivery of the applicable Notice of Borrowing or Notice of Conversion/Continuation or (y) the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 3.9). The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 3.2.

(b) Default Rate. If any principal of or interest on any Loan or any fee or other amount payable hereunder is not paid when and as due (whether at maturity, by reason of acceleration or otherwise), (i) any such overdue amount of principal shall bear interest (A) in the case of Daily Simple SOFR Loans (to the extent applicable pursuant to Section 2.2(d)), at a rate per annum of 2.0% in excess of the rate (including the Applicable Margin) then applicable to Daily Simple SOFR Loans until the applicable Interest Payment Date and thereafter at a rate equal to 2.0% in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans, (B) in the case of Term SOFR Loans, at a rate per annum of 2% in excess of the rate (including the Applicable Margin) then applicable to Term SOFR Loans until the end of the applicable Interest Period and thereafter at a rate equal to 2.0% in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans or (C) in the case of Base Rate Loans, at a rate per annum of 2.0% in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans, from the date of such non-payment until such amount is paid in full, (ii) any such other overdue amount shall bear interest at a rate per annum equal to 2.0% in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans from the date of such non-payment until such amount is paid in full and (iii) all accrued and unpaid interest shall be due and payable on demand of the Administrative Agent.

(c) Interest Payment and Computation. Interest on each Loan shall be due and payable in arrears each Interest Payment Date applicable thereto commencing with the first fiscal quarter ending after the Initial Funding Date; provided that (i) in the event of any repayment or prepayment of any Term SOFR Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (ii) in the event of any conversion of any Term SOFR Loan prior to the end of the Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed. Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any Debtor Relief Law.

(d) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

(e) Special Provisions Applicable to Benchmark Availability.

(i) Daily Simple SOFR or Term SOFR may be adjusted by the Administrative Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs, in each case, due to changes in Applicable Law occurring subsequent to (x) in the case of Daily Simple SOFR Loans, the making of the applicable Daily Simple SOFR Loans and (y) in the case of Term SOFR Loans, the commencement of the then applicable Interest Period, or pursuant to any Change in Law or change in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at Daily Simple SOFR or Term SOFR, as applicable. In any such event, the affected Lender shall give the Borrower and the Administrative Agent notice of such a determination and adjustment and the Administrative Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, the Borrower may, by notice to such affected Lender (A) require such Lender to furnish to the Borrower a statement setting forth in reasonable detail the basis for adjusting Daily Simple SOFR or Term SOFR, as applicable, and the method for determining the amount of such adjustment, or (B) repay the Daily Simple SOFR Loans, Term SOFR Loans or Base Rate Loans determined with reference to Term SOFR, in each case, of such Lender with respect to which such adjustment is made (together with any amounts due under Section 3.9).

(ii) Subject to the provisions set forth in Section 3.1(e)(iii), in the event that any change in market conditions or any Change in Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender (or any of their respective Lending Offices) to fund or maintain SOFR Loans (or Base Rate Loans determined with reference to Term SOFR) or to continue such funding or maintaining, or to determine or charge interest rates at Daily Simple SOFR, the Term SOFR Reference Rate, Term SOFR or SOFR, such Lender shall give notice of such changed circumstances to the Administrative Agent and the Borrower and the Administrative Agent promptly shall transmit the notice to each other Lender and, notwithstanding anything herein to the contrary (A) if such unlawfulness or impracticality relates to the Term SOFR Reference Rate or Term SOFR, then

(x)(1) any Term SOFR Loans of such Lender that are outstanding will be deemed to have been converted to Daily Simple SOFR Loans on the last day of the applicable Interest Period, if such Lender may lawfully continue to maintain such Term SOFR Loans, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans, and thereafter interest upon the Term SOFR Loans of such Lender thereafter shall accrue interest at the rate then applicable to Daily Simple SOFR Loans and (2) the Borrower shall not be entitled to elect for Loans to bear interest by reference to Term SOFR until such Lender determines that it would no longer be unlawful or impractical to do so and (y)(1) any Base Rate Loans that are determined with reference the Term SOFR component thereof of such Lender that are outstanding shall accrue interest at the rate then applicable to Base Rate Loans without reference to the Term SOFR component thereof and (2) Base Rate Loans shall not be determined with reference to the Term SOFR component thereof until such Lender determines that it would no longer be unlawful or impractical to do so and (B) if such unlawfulness or impracticality relates to both the Term SOFR Reference Rate or Term SOFR and Daily Simple SOFR or SOFR, then (x) any SOFR Loans of such Lender that are outstanding will be deemed to have been converted to Base Rate Loans (1) with respect to any Daily Simple SOFR Loans, immediately, and (2) with respect to any Term SOFR Loans, on the last day of the applicable Interest Period, if such Lender may lawfully continue to maintain such Term SOFR Loans, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans, and thereafter, interest upon the SOFR Loans of such Lender shall accrue interest at the rate then applicable to Base Rate Loans (without reference to the Term SOFR component thereof).

(iii) Conforming Changes. In connection with the use or administration of any Benchmark, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of any Benchmark.

(iv) Benchmark Replacement Setting.

(A) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on the Interest Payment Date applicable thereto.

(B) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(C) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (1) the implementation of any Benchmark Replacement and (2) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.1(e)(iv)(D) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.1(e)(iv), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.1(e)(iv).

(D) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (1) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (2) if a tenor that was removed pursuant to clause (1) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(E) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, (1) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of any affected SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans and (2) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans (I) with respect to Daily Simple SOFR Loans, immediately and (II) with respect to any Term SOFR Loans, at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(F) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither the Administrative Agent, nor any Lender, nor any of their Participants, is required actually to match fund any Obligation as to which interest accrues at Term SOFR or the Term SOFR Reference Rate.

Section 3.2 Notice and Manner of Conversion or Continuation of Loans. The Borrower shall have the option to (a) convert at any time following (x) the sixth U.S. Government Securities Business Day after the Initial Funding Date with respect to a conversion to Daily Simple SOFR or (y) the third U.S. Government Securities Business Day after the Initial Funding Date with respect to a conversion to Term SOFR, all or any portion of any outstanding Base Rate Loans in a principal amount equal to $5,000,000 or any whole multiple of $1,000,000 in excess thereof or, if less, such lesser amount as shall represent all of the Base Rate Loans then outstanding (or such lesser amount as agreed by the Administrative Agent in its sole discretion) into one or more SOFR Loans and (b) with respect to any (x) Daily Simple SOFR Loan, on an Interest Payment Date or (y) Term SOFR Loan, upon the expiration of any Interest Period therefor, in each case, (i) convert all or any part of any outstanding SOFR Loans in a principal amount equal to $3,000,000 or a whole multiple of $1,000,000 in excess thereof or, if less, such lesser amount as shall represent all of the Daily Simple SOFR Loans or Term SOFR Loans, as applicable, then outstanding (or such lesser amount as agreed by the Administrative Agent in its sole discretion) into Base Rate Loans, (ii) continue any such Daily Simple SOFR Loans as Daily Simple SOFR Loans or (iii) continue any such Term SOFR Loans as Term SOFR Loans; provided that in no event shall the Borrower be permitted to request or convert prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to Term SOFR, a Loan bearing interest based on Daily Simple SOFR (it being understood and agreed that Daily Simple SOFR shall only be available as provided in Section 3.1(e)(iv)); provided further that, if an Event of Default has occurred and is then continuing, at the written election of the Required Lenders prior to the date contemplated for such conversion or continuation pursuant to the foregoing, the Borrower shall not be permitted to convert Loans into, continue Loans as, Term SOFR Loans. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form of a Notice of Conversion/Continuation (or other form or method of notice acceptable to Administrative Agent) not later than (x) in the case of a Loan continuing as or converting to a Daily Simple SOFR Loan, 11:00 a.m. five U.S. Government Securities Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective, (y) in the case of a Loan continuing as or converting to a Term SOFR Loan, 11:00 a.m. three U.S. Government Securities Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective and (z) in the case of a Loan converting to a Base Rate Loan, on the Business Day of such conversion, in each case, specifying (A) the Loans to be converted or continued, and, in the case of any Term SOFR Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued and (D) in the case of any Term SOFR Loan, the Interest Period to be applicable to such converted or continued Term SOFR Loan. If the Borrower fails to give a timely Notice of Conversion/Continuation (x) with respect to a Daily Simple SOFR Loan, prior to the last Interest Payment Date therefor, then such Daily Simple SOFR Loan shall be automatically converted to a Base Rate Loan effective as of the last Interest Payment Date with respect thereto or (y) with respect to a Term SOFR Loan, prior to the end of the applicable Interest Period therefor, then such Term SOFR Loan shall be continued as a Term SOFR Loan with an interest period of one month effective as of the last day of the Interest Period then in effect with respect thereto. If the Borrower requests a conversion to, or continuation of, Term SOFR Loans, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. The Administrative Agent shall promptly notify the affected Lenders of such Notice of Conversion/Continuation.

Section 3.3 Fees.

(a) Ticking Fees. The Borrower shall pay to the Administrative Agent, for the account of each Lender, on a pro rata basis in accordance with their Term Loan Commitments, a ticking fee (the “Ticking Fee”), which shall accrue daily on the undrawn Term Loan Commitments from and after the date that is 61 days after the Allocation Date (such date, the “Ticking Fee Start Date”) to but excluding the date on which all of the Term Loan Commitments expire or are terminated (such date, the “Ticking Fee End Date”), at a percentage per annum (calculated on the basis of the actual number of days elapsed in a 360-day year) equal to (i) from the Ticking Fee Start Date until the earlier of (x) the date that is 120 days after the Allocation Date and (y) the Ticking Fee End Date, 50% of the Applicable Margin for SOFR Loans and (ii) from the date that is 121 days after the Allocation Date until the Ticking Fee End Date, 100% of the Applicable Margin for SOFR Loans. The Ticking Fee shall be payable quarterly in arrears (a) on the first day of each calendar quarter following the Ticking Fee Start Date and (b) on the Ticking Fee End Date (or, in each case, if such day is not a Business Day, the next Business Day).

(b) Other Fees. The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters.

Section 3.4 Manner of Payment. Each payment by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts payable to the Lenders under this Agreement shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders entitled to such payment in Dollars, in immediately available funds and shall be made without any set off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 8.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each such Lender at its address for notices set forth herein its Relevant Percentage in respect of the relevant Class of Loans (or other applicable share as provided herein) of such payment and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 3.9, 3.10, 3.11 or 10.3 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to the definitions of “Interest Period” and “Interest Payment Date”, if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment. Notwithstanding the foregoing, if there exists a Defaulting Lender each payment by the Borrower to such Defaulting Lender hereunder shall be applied in accordance with Section 3.14(a)(ii).

Section 3.5 Evidence of Indebtedness. The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 3.6 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 3.9, 3.10, 3.11 or 10.3) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing to them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any of its Subsidiaries or Affiliates (as to which the provisions of this paragraph shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

Section 3.7 Administrative Agent’s Clawback.

(a) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender (i) in the case of any Loans that are Base Rate Loans, not later than 12:00 noon on the date of any proposed borrowing and (ii) in case of any other Loans, prior to the proposed date of any borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the daily average Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b) Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(c) Nature of Obligations of Lenders Regarding Extensions of Credit. The obligations of the Lenders under this Agreement to make the Loans are several and are not joint or joint and several. The failure of any Lender to make available its Relevant Percentage of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Relevant Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Relevant Percentage of such Loan available on the borrowing date.

Section 3.8 Changed Circumstances. Subject to Section 3.1(e)(iv), in connection with any request for a SOFR Loan or a conversion to or continuation thereof or otherwise, if for any reason (i) [reserved], (ii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining (x) Daily Simple SOFR pursuant to the definition thereof or (y) Term SOFR with respect to a proposed Term SOFR Loan on or prior to the first day of the applicable Interest Period or (iii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that Daily Simple SOFR or Term SOFR, as applicable, does not adequately and fairly reflect the cost to such Lenders of making or maintaining any such Loans during, with respect to Term SOFR, such Interest Period and, in the case of clause (iii), the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent shall promptly give notice thereof to the Borrower. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans (unless such SOFR Loans are to be made during the Certain Funds Period, in which case the Borrower will be deemed to have converted such request into a request for a borrowing of Base Rate Loans in the same amount), and any right of the Borrower to convert any Loan to or continue any Loan as a SOFR Loan, shall be suspended (to the extent of the affected SOFR Loans or the affected Interest Periods) until the Administrative Agent revokes such notice. Upon receipt of such notice, (A) the Borrower may revoke any pending request for a borrowing of (unless such SOFR Loans are to be made during the Certain Funds Period, in which case the Borrower will be deemed to have converted such request into a request for a borrowing of Base Rate Loans in the same amount), conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or the affected Interest Periods) or, failing that, (1) the Borrower may repay in full (or cause to be repaid in full) the then outstanding principal amount of each such SOFR Loan together with accrued interest thereon, (x) with respect to Daily Simple SOFR Loans, on the last Interest Payment Date with respect thereto or (y) with respect to Term SOFR Loans, on the last day of the then current Interest Period applicable thereto or (2) if not repaid in accordance with the preceding clause (1), the Borrower will be deemed to have converted the then outstanding principal amount of each such SOFR Loan to a Base Rate Loan (x) with respect to Daily Simple SOFR Loans, on the last Interest Payment Date with respect thereto or (y) with respect to Term SOFR Loans, on the last day of the Interest Period applicable thereto. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.9.

Section 3.9 Indemnity. The Borrower hereby indemnifies each of the Lenders against any loss or expense (including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain a Term SOFR Loan or from fees payable to terminate the deposits from which such funds were obtained) which may arise from or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a Term SOFR Loan, (b) due to any failure of the Borrower to borrow, continue or convert to a Term SOFR Loan on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any Term SOFR Loan on a date other than the last day of the Interest Period therefor. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be presumed to be correct save for manifest error. All of the obligations of the Credit Parties under this Section 3.9 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 3.10 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in Term SOFR);

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender or other Recipient, the Borrower shall promptly pay to any such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered; provided that the Borrower shall not be obligated to pay any such compensation unless the Lender or other Recipient requesting such compensation also is requesting compensation as a result of such Change in Law from other similarly situated customers under agreements relating to similar credit transactions that include provisions similar to this Section 3.10(a).

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital, liquidity or reserve requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request of such Lender the Borrower shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered; provided that the Borrower shall not be obligated to pay any such compensation unless the Lender requesting such compensation also is requesting compensation as a result of such Change in Law from other similarly situated customers under agreements relating to similar credit transactions that include provisions similar to this Section 3.10(b). It is acknowledged that this Agreement is being entered into by the Lenders on the understanding that the Lenders will not be required to maintain capital against their Commitment under current Applicable Laws, regulations and regulatory guidelines. In the event the Lenders shall be advised by any Governmental Authority or shall otherwise determine on the basis of pronouncements of any Governmental Authority that such understanding is incorrect, it is agreed that the Lenders will be entitled to make claims under this Section 3.10(b) (each such claim to be made within a reasonable period of time after the period to which it relates) based upon market requirements prevailing on the date hereof for commitments under comparable credit facilities against which capital is required to be maintained.

(c) Certificates for Reimbursement. A certificate of a Lender or such other Recipient setting forth the amount or amounts necessary to compensate such Lender, such other Recipient or any of their respective holding companies, as the case may be, as specified in Section 3.10(a) or (b), setting forth a reasonably detailed calculation of such amount or amounts and delivered to the Borrower, shall be presumed correct absent manifest error. The Borrower shall pay such Lender or such other Recipient, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or such other Recipient to demand compensation pursuant to this Section 3.10 shall not constitute a waiver of such Lender’s or such other Recipient’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender or any other Recipient pursuant to this Section 3.10(d) for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such other Recipient, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or such other Recipient’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Survival. All of the obligations of the Credit Parties under this Section 3.10 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 3.11 Taxes.

(a) Defined Terms. For purposes of this Section 3.11, the term “Applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.9(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 3.11(e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 3.11, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.11(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form attached as Exhibit N-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-2 or Exhibit N-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form attached as Exhibit N-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.11 (including by the payment of additional amounts pursuant to this Section 3.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.11 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.11(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.11(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.11(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.11(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 3.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 3.12 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.10, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.11, then such Lender shall, at the request of the Borrower, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.10 or 3.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.10, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.11, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.12(a), or if any Lender is a Defaulting Lender, a Non-Consenting Lender or a Disqualified Institution that has become a Lender in contravention of the terms of this Agreement, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.9), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.10 or 3.11) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.9;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including any amounts under Section 2.4(c));

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.10 or payments required to be made pursuant to Section 3.11, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with Applicable Law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

In connection with any such replacement, if any such Lender does not execute and deliver an Assignment and Assumption reflecting such replacement within one Business Day of the date on which the Borrower has given notice of such replacement, then such Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of such Lender; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender or the Administrative Agent; provided further that any such documents shall be without recourse to or warranty by the parties thereto. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c) Selection of Lending Office. Subject to Section 3.12(a), each Lender may make any Loan to the Borrower through any Lending Office; provided that the exercise of this option shall not affect the obligations of the Borrower to repay the Loan in accordance with the terms of this Agreement or otherwise alter the rights of the parties hereto.

Section 3.13 Incremental Loans.

(a) At any time after the Initial Funding Date, the Borrower may by written notice to the Administrative Agent elect to request the establishment of (x) one or more incremental term loan facilities (each, an “Incremental Term Facility” and any incremental term loan commitment established thereunder, an “Incremental Term Commitment”) to make one or more additional term loans (any such additional term loan, an “Incremental Term Loan”), which Incremental Term Facility may, at the option of the Borrower, be in the form of a delayed draw term loan facility (an “Incremental Delayed Draw Term Loan Facility” and any incremental term loan commitment established thereunder, an “Incremental Delayed Draw Term Loan Commitment”) to make one or more any additional delayed draw term loans (any such additional delayed draw term loan, an “Incremental Delayed Draw Term Loan”) and/or (y) one or more incremental revolving facilities (each, an “Incremental Revolving Facility”, and any such incremental revolving commitment established thereunder, an “Incremental Revolving Commitment” and the Incremental Revolving Commitment, the Incremental Term Commitment and the Incremental Delayed Draw Term Loan Commitment, collectively, the “Incremental Loan Commitments”) to make one or more revolving loans (any such revolving loan, an “Incremental Revolving Loan” and the Incremental Revolving Loan, the Incremental Term Loan and the Incremental Delayed Draw Term Loan, collectively, the “Incremental Loans”) and other customary extensions of credit at any time on or before the final Maturity Date then in effect; provided that

(i) the total aggregate principal amount for all such Incremental Loan Commitments shall not (as of any date of incurrence thereof) exceed the sum of

(A) the greater of (x) $600,000,000 and (y) 100% of Consolidated EBITDA for the most recent Test Period (the “Fixed Incremental Basket”) less (1) the aggregate principal amount of Indebtedness incurred pursuant to Section 7.1(o) at or prior to such time and (2) the aggregate principal amount of Incremental Equivalent Debt incurred at or prior to such time pursuant to the Fixed Incremental Basket less (3) any amounts previously incurred pursuant to this clause (A), plus

(B) an amount equal to the amount of additional Indebtedness that would cause the Consolidated First Lien Leverage Ratio as of the Test Period most recently ended prior to (subject to Section 1.10) the incurrence of such additional Indebtedness not to exceed 2.70 to 1.00 (calculated on a Pro Forma Basis, after giving effect to the incurrence of any such additional Indebtedness and the use of proceeds thereof, assuming the full amount of any Incremental Revolving Commitment and any Incremental Equivalent Debt, in each case, being established or incurred, as applicable, in reliance on this clause (B) is fully funded or drawn, as applicable, and without netting the cash proceeds thereof, but without giving effect to any amount incurred simultaneously under the Fixed Incremental Basket and/or clause (C) below) or, to the extent the proceeds of such Indebtedness will be used to finance a Permitted Acquisition or similar Investment in the nature of an acquisition permitted under this Agreement, the greater of (x) 2.70 to 1.00 and (y) the Consolidated First Lien Leverage Ratio immediately prior to giving effect to the consummation of such Permitted Acquisition or similar Investment (in each case, calculated on a Pro Forma Basis after giving effect to the incurrence of any such additional Indebtedness and the use of proceeds thereof, assuming the full amount of any Incremental Revolving Commitment and any Incremental Equivalent Debt, in each case, being established or incurred, as applicable, in reliance on this clause (B) is fully funded or drawn, as applicable, and without netting the cash proceeds thereof, but without giving effect to any amount incurred simultaneously under the Fixed Incremental Basket and/or clause (C) below) (this clause (B), the “Ratio Incremental Basket”), plus

(C) (1) the amount of any (x) voluntary prepayments, repayments or debt buybacks of Loans, Incremental Equivalent Debt or other Indebtedness, in each case, secured on a pari passu basis with the Liens securing the Obligations hereunder (which, in the case of any such Indebtedness that constitutes revolving Indebtedness, is accompanied by a permanent reduction in the relevant commitment) and (y) permanent commitment reductions of the ABL Facility that have not been and will not be replaced with commitment increases under the ABL Facility or any other revolving facility, in each case, made on or prior to the Increased Amount Date (other than, in each case, prepayments, repayments, buybacks or commitment reductions financed with the proceeds of long-term indebtedness (other than revolving Indebtedness (except in the case of clause (y) or where revolving Indebtedness is used to replace revolving Indebtedness))) less (2) the aggregate principal amount of Indebtedness incurred at or prior to such time in reliance on this clause (C), calculated as of the date of incurrence of such Incremental Facility and/or Incremental Equivalent Debt, as applicable (the “Incremental Cap”); provided that (w) Incremental Loans and Incremental Loan Commitments may be incurred pursuant to clause (B) above prior to utilization of the Fixed Incremental Basket or clause (C) above, (x) Incremental Loans and Incremental Loan Commitments may be incurred pursuant to clause (C) above prior to utilization of the Fixed Incremental Basket or the Ratio Incremental Basket, (y) to the extent the proceeds of any Incremental Loans are intended to be applied to finance a Limited Condition Transaction, the Consolidated First Lien Leverage Ratio shall be tested in accordance with Section 1.10 and (z) for the purposes of calculating the Incremental Cap with respect to any Incremental Delayed Draw Term Loan Facility, such Incremental Delayed Draw Term Loan Facility shall either, at the option of the Borrower, (I) be calculated as if such Incremental Delayed Draw Term Loan Facility was fully drawn on the date such Incremental Delayed Draw Term Loan Facility is initially established or (II) otherwise require capacity under clauses (A), (B) and/or (C) above with respect to each delayed draw term loan funded thereunder on the applicable date of funding, and

(ii) the total aggregate amount for each Incremental Loan Commitment (and the Incremental Loans made thereunder) shall not be less than a minimum principal amount of $25,000,000 or, if less, the remaining amount permitted pursuant to Section 3.13(a)(i) (or such lesser amount as agreed by the Administrative Agent in its sole discretion).

Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that any Incremental Loan Commitment shall be effective, which shall be a date not less than ten Business Days (or such shorter number of days as may be agreed to by the Administrative Agent in its sole discretion) after the date on which such notice is delivered to Administrative Agent. The Borrower may invite any Lender, any Affiliate of any Lender and/or any Approved Fund, and/or any other Eligible Assignee to provide an Incremental Term Commitment or Incremental Revolving Commitment, as applicable (any such Person, an “Incremental Term Lender” or an “Incremental Revolving Lender”, as applicable). Any proposed Incremental Lender offered or approached to provide all or a portion of any Incremental Loan Commitment may elect or decline, in its sole discretion, to provide such Incremental Loan Commitment.

(b) Any Incremental Loan Commitment shall become effective as of such Increased Amount Date; provided that:

(i) subject to Section 1.10, no Event of Default shall exist on such Increased Amount Date after giving effect to (x) any Incremental Loan Commitment and (y) the making of any Incremental Loans pursuant thereto;

(ii) no outstanding Commitment of any Lender then in effect shall be increased or established without the consent of such Lender;

(iii) if the Ratio Incremental Basket is being utilized, the Administrative Agent shall have received an officer’s certificate signed by a Responsible Officer of the Borrower demonstrating compliance with the applicable Consolidated First Lien Leverage Ratio;

(iv) subject to Section 1.10, the representations and warranties of the Credit Parties in the Loan Documents shall be true and correct in all material respects or, in the case of any such representation and warranty that is qualified by materiality or reference to Material Adverse Effect, in all respects, on and as of such Increased Amount Date (or, in the case of any representations and warranties that relate solely to an earlier date, in all material respects (or, in the case of any such representation and warranty that is qualified by materiality or reference to Material Adverse Effect, in all respects), on and as of such earlier date); provided that, in the case of Incremental Loan Commitments incurred to finance a Limited Condition Transaction, this Section 3.13(b)(iv) shall be limited only to the Specified Representations;

(v) the proceeds of any Incremental Loans shall be used for any purpose not prohibited by the Loan Documents;

(vi) each Incremental Loan Commitment (and the Incremental Loans made thereunder) shall constitute Obligations of the Borrower and shall be secured and guaranteed with the other Extensions of Credit on a pari passu basis;

(vii) the terms of the Incremental Facilities shall be set forth in the relevant Incremental Amendment; provided that:

(A) the Incremental Loans will mature and amortize in a manner acceptable to the Incremental Lenders making such Incremental Loan and the Borrower, but in the case of Incremental Term Loans, will not in any event have a shorter weighted average life to maturity than the remaining weighted average life to maturity of any other Class of Loans then outstanding or a maturity date earlier than the latest Maturity Date then in effect, in each case, at the time the Incremental Term Commitments are made; provided that this Section 3.13(b)(vii)(A) shall not apply to (I) any Incremental Term Facilities in the form of Extendable Bridge Loans/Interim Debt or (II) an aggregate principal amount of Incremental Loans (together with all other Indebtedness incurred in reliance on such basket) not in excess of the Inside Maturity Basket;

(B) the Applicable Margin and pricing grid, if applicable, for such Incremental Loan shall be the same as the Applicable Margin for the Initial Term Loans or as determined by the Incremental Lender and the Borrower on the applicable Increased Amount Date; provided that, with respect to any Incremental Term Loans that are (1) in the form of a broadly syndicated Dollar-denominated term loan facility, (2) secured by a Lien on the Collateral that ranks pari passu with the Liens securing the Loans and (3) made on or prior to the date that is twelve months after the Effective Date, if the Applicable

Margin in respect of such Incremental Term Loans exceeds the Applicable Margin for the Initial Term Loans by more than 0.50% as determined by the Administrative Agent, then the Applicable Margin for the Initial Term Loans shall be increased so that the Applicable Margin in respect of such Initial Term Loans is equal to the Applicable Margin for the Incremental Loan minus 0.50%; provided further that, in determining the Applicable Margin(s) applicable to each Incremental Loan and the Applicable Margin for the Initial Term Loans, (I) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders under such Incremental Loan or the Initial Term Loans in the initial primary syndication thereof (with OID being equated to interest based on assumed four-year life to maturity) and the effects of any and all interest rate “floors” shall be included and (II) customary arrangement or commitment fees payable to the Arrangers (or their affiliates) in connection with the Initial Term Loans or to one or more arrangers (or their affiliates) of any Incremental Loan shall be excluded (it being understood that the effects of any and all interest rate floors shall be included in determining Applicable Margin(s) under this provision); and

(C) except as otherwise provided in this Section 3.13, such Incremental Facility shall be on terms and conditions (other than pricing, premiums, fees, rate “floors”, discounts and optional prepayment or redemption provisions), substantially identical to or (taken as a whole) not materially less favorable to the Borrower than the terms and conditions of the Loan Documents (when taken as a whole), except for (x) covenants and other provisions applicable only to periods after the latest Maturity Date then in effect at the time of the making of such Incremental Loans, (y) covenants and other provisions added for the benefit of the existing Loans or (x) financial maintenance covenants that are included solely for the benefit of an Incremental Revolving Facility (it being understood and agreed that to the extent any such more-restrictive term or provision is added for the benefit of any Incremental Loans, no consent shall be required from the Administrative Agent or any Lender to the extent that such term or provision is also added for the benefit of the existing Loans and, other than terms or provisions customarily provided only to term loans, any existing Incremental Revolving Facility);

(viii) each Incremental Term Loan may receive proceeds of mandatory prepayments on the same basis as the Initial Term Loans (such prepayments to be shared on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) on the basis of the original aggregate funded amount thereof among the Initial Term Loan and the Incremental Term Loans);

(ix) such Incremental Loan Commitments shall be effected pursuant to one or more Incremental Amendments executed and delivered by the Borrower, the Administrative Agent and the applicable Incremental Lenders (which Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 3.13); and

(x) the Borrower shall deliver or cause to be delivered any customary legal opinions or other customary documents (including, without limitation, a resolution duly adopted by the board of directors (or equivalent governing body) of each Credit Party authorizing such Incremental Loan and/or Incremental Loan Commitment) reasonably requested by the applicable Incremental Lenders in connection with any such transaction.

(c) (i) The Incremental Loans shall be deemed to be Loans; provided that any Incremental Term Loan shall be designated as a separate Class of Loans for all purposes of this Agreement, unless such Incremental Term Loans are fungible with any other Class of Loans, in which case they may constitute part of such other Class.

(ii) The Incremental Lenders shall be included in any determination of the Required Lenders and, unless otherwise agreed (but subject to clause (iii) of the second proviso to Section 10.2), the Incremental Lenders will not constitute a separate voting class for any purposes under this Agreement.

(d) On any Increased Amount Date on which any Incremental Loan Commitment becomes effective, subject to the foregoing terms and conditions, (i) each Incremental Lender with an Incremental Term Commitment shall make an Incremental Term Loan to the Borrower in an amount equal to its Incremental Term Commitment in accordance with the terms and conditions of this Agreement and the applicable Incremental Amendment and shall become a Lender hereunder with respect to such Incremental Term Commitment and the Incremental Term Loan made pursuant thereto, (ii) each Incremental Lender with an Incremental Revolving Commitment shall be obligated to make Incremental Revolving Loans to the Borrower in accordance with the terms and conditions of this Agreement and the applicable Incremental Amendment and shall become a Lender hereunder with respect to such Incremental Revolving Commitment and any Incremental Revolving Loans made pursuant thereto and (iii) each Incremental Lender with an Incremental Delayed Draw Term Loan Commitment shall be obligated to make Incremental Delayed Draw Term Loans to the Borrower in accordance with the terms and conditions of this Agreement and the applicable Incremental Amendment and shall become a Lender hereunder with respect to such Incremental Delayed Draw Term Loan Commitment and the Incremental Delayed Draw Term Loans made pursuant thereto.

Section 3.14 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 10.2.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default or, during the Certain Funds Period, no Major Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Event of Default or, during the Certain Funds Period, no Major Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify such Lender, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Class of Loans, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE IV.

CONDITIONS

Section 4.1 Conditions Precedent to the Effective Date. This Agreement shall become effective on and as of the first date on which the following conditions precedent have been satisfied (except to the extent any such conditions are waived by the Lenders pursuant to Section 10.2) (the “Effective Date”):

(a) Executed Agreement. The Administrative Agent shall have received from the Borrower and each Lender a counterpart of this Agreement signed on behalf of such party.

(b) PATRIOT Act, Etc. The Lenders shall have received all documentation and other information required by regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations and regulations with respect to each Initial Credit Party, including the PATRIOT Act and the Beneficial Ownership Regulation, in each case to the extent requested in writing at least five Business Days prior to January 15, 2026.

Section 4.2 Conditions Precedent to Borrowing on the Initial Funding Date. The obligations of the Lenders to make Initial Term Loans on the Initial Funding Date are subject to the occurrence of the Effective Date and the satisfaction of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received from each Credit Party party thereto a counterpart to each of the ABL Intercreditor Agreement, the Equal Priority Intercreditor Agreement and the U.S. Security Documents, signed on behalf of such Credit Party.

(b) Executed Acquisition Documents. The Administrative Agent shall have received executed or final, as applicable, copies of the BCA and the Offer Document (each substantially in the form of the most recent drafts provided to the Administrative Agent prior to the Effective Date or with only such modifications, waivers, consents or amendments which are permitted by Section 6.12(c)).

(c) [Reserved].

(d) [Reserved].

(e) Closing Certificates; Etc. The Administrative Agent shall have received each of the following:

(i) Closing Certificate. A certificate from a Responsible Officer of the Borrower, confirming that that:

(A) the transactions contemplated by the BCA to have been consummated prior to or on the Acquisition Closing Date have been consummated, or will be consummated substantially concurrently with the funding of the Loans on the Acquisition Closing Date (or the Borrower shall reasonably expect that, no later than three Business Days after the Initial Funding Date, the transactions will be consummated), in all material respects in accordance with the terms of the BCA (after giving effect to any modifications, amendments, consents or waivers by BidCo (or any of its Affiliates) thereto, other than those modifications, amendments, consents or waivers by BidCo (or its Affiliate) that are materially adverse to the interests of the Lenders (it being understood and agreed that any reduction in the Minimum Acceptance Condition below 57.5% is materially adverse to the Lenders)) unless the Arrangers shall have consented to such modification, amendment, consent or waiver;

(B) all conditions to the Offer have been satisfied or waived and the Offer has been completed, or will be consummated substantially concurrently with the funding of the Loans on the Acquisition Closing Date (or the Borrower shall reasonably expect that, no later than three Business Days after the Initial Funding Date, the transactions will be consummated), in all material respects in accordance with the terms of the Offer Document (after giving effect to any modifications, amendments, consents or waivers BidCo (or any of its Affiliates) thereto, other than those modifications, amendments, consents or waivers by BidCo (or its Affiliate) that are materially adverse to the interests of the Lenders (it being understood and agreed that (x) any reduction in the Minimum Acceptance Condition 57.5% or (y) any action that would result in the aggregate price per share of Klöckner’s Equity Interests to exceed €12.10 is materially adverse to the Lenders)) unless the Arrangers shall have consented to such amendment, modification, consent or waiver (clauses (A) and (B), together, the “Consummation Conditions”); and

(C) (x) no Major Default has occurred and is continuing or would result from the funding of the Initial Term Loans on the Initial Funding Date and (y) the Major Representations are true and correct in all material respects (or, where such Major Representation is qualified as to materiality or material adverse effect, in all respects) on and as of the Initial Funding Date.

(ii) Officer’s Certificate of each Credit Party. A certificate of a Responsible Officer of each Credit Party, dated the Initial Funding Date (the “Officer’s Certificate”), certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation (or equivalent), as applicable, of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, (B) the bylaws or other governing document of such Credit Party as in effect on the Acquisition Closing Date and on the date of the resolutions described in clause (C), as applicable, (C) resolutions duly adopted by the board of directors (or other governing body) authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and (D) each certificate required to be delivered pursuant to Section 4.2(e)(iii).

(iii) Certificates of Good Standing. Certificates as of a recent date of the good standing or the applicable equivalent thereof of each Credit Party under the laws of its jurisdiction of incorporation, organization or formation (or equivalent), as applicable.

(iv) Opinions of Counsel. The Administrative Agent shall have received favorable written opinions dated the Initial Funding Date of each of (A) Vorys, Sater, Seymour and Pease LLP, as Delaware, New York and Ohio counsel for the Credit Parties and (B) Latham & Watkins, as special counsel to the Credit Parties.

(v) Solvency Certificate. The Administrative Agent shall have received a certificate certified by a Responsible Officer of the Borrower, confirming the Solvency of the Borrower and its Subsidiaries on a Consolidated basis after giving effect to the transactions to occur on the Acquisition Closing Date and the funding of the Loans on the Initial Funding Date.

(f) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing from the Borrower in accordance with Section 2.2.

(g) Personal Property Collateral.

(i) Filings and Recordings. The Administrative Agent shall have received all filings and recordations that are necessary to perfect the security interests of the Administrative Agent, on behalf of the Secured Parties, in the U.S. Collateral (to the extent such security interests may be perfected by filings and recordations) and the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that upon such filings and recordations such security interests constitute valid and perfected first priority Liens thereon (subject to Permitted Prior Liens).

(ii) Pledged U.S. Collateral. The Administrative Agent shall have received (A) original stock certificates or other certificates evidencing the certificated Equity Interests pledged pursuant to the U.S. Security Documents, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof and (B) each original promissory note pledged pursuant to the U.S. Security Documents together with an undated allonge for each such promissory note duly executed in blank by the holder thereof.

(h) Payment at Initial Funding. The Borrower shall have paid or made arrangements to pay contemporaneously with the initial funding of Initial Term Loans on the Initial Funding Date (A) to the Administrative Agent, the Arrangers and the Lenders the fees set forth or referenced in Section 3.3 and any other accrued and unpaid fees or commissions due hereunder, (B) all fees, charges and disbursements of counsel to the Administrative Agent and the Arrangers to the extent evidenced by an invoice provided to the Borrower at least three Business Days prior to the Initial Funding Date and (C) to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents, in each case to the extent evidenced by an invoice provided to the Borrower at least three Business Days prior to the Initial Funding Date.

Section 4.3 Certain Funds Period. Subject to the conditions set forth in Section 4.2, during the Certain Funds Period, each Lender will be obligated to make its Initial Term Loans on the Initial Funding Date unless:

(a) (x) a Major Default has occurred and is continuing or would result from the making of the Initial Term Loans and (y) the Major Representations are not true and correct in all material respects (or, where such Major Representation is qualified as to materiality or material adverse effect, in all respects) on and as of the Initial Funding Date; or

(b) due to a change in law after the date that such Lender becomes a Lender under this Agreement, it has become unlawful in any applicable jurisdiction for such Lender to perform any of its obligations to lend or participate in any Initial Term Loans (provided that this shall be without prejudice to the obligations of all of the other Lenders).

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make the Loans, the Borrower hereby represents and warrants to the Administrative Agent and the Lenders both before and after giving effect to the transactions contemplated hereunder (provided that any representations and warranties made herein with respect to the Subsidiaries of the Borrower shall not apply to Klӧckner or any of its Subsidiaries prior to the Control Date), which representations and warranties shall be deemed made on each of the Effective Date and the Initial Funding Date, that:

Section 5.1 Organization; Power; Qualification. Each Credit Party and each Subsidiary thereof (a) is duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has the power and authority to own its Properties and to carry on its business as now being and hereafter proposed to be conducted and (c) is duly qualified and authorized to do business in each jurisdiction in which the character of its Properties or the nature of its business requires such qualification and authorization except in jurisdictions where the failure to be so qualified or, if applicable, in good standing has not had or would not reasonably be expected to result in a Material Adverse Effect. The jurisdictions in which each Credit Party and each Subsidiary thereof are organized and qualified to do business as of the Effective Date are described on Schedule 5.1.

Section 5.2 Ownership. Schedule 5.2 sets forth, as of the Effective Date, a correct and complete list of the legal name of each Subsidiary of each Credit Party, the jurisdiction of organization thereof and the ownership interest therein held by each Credit Party. As of the Effective Date, all outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable and not subject to any preemptive or similar rights, except as described in Schedule 5.2. The shareholders or other owners, as applicable, of each Credit Party and its Subsidiaries and the number of shares owned by each as of the Effective Date are described on Schedule 5.2. As of the Effective Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or require the issuance of Equity Interests of any Credit Party or any Subsidiary thereof, except as described on Schedule 5.2.

Section 5.3 Authorization; Enforceability. Each Credit Party has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of each Credit Party that is a party thereto, and each such document constitutes the legal, valid and binding obligation of each Credit Party that is a party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal Debtor Relief Laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

Section 5.4 Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by each Credit Party of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby or thereby do not and will not, by the passage of time, the giving of notice or otherwise, (a) require any Governmental Approval or violate any Applicable Law relating to any Credit Party or any Subsidiary thereof, (b) conflict with, result in a breach of or constitute a default under the certificate or articles of incorporation, articles, bylaws or other organizational documents of any Credit Party or any Subsidiary thereof, (c) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which such Person is a party or by which any of its properties are bound or any Governmental Approval relating to such Person, (d) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Permitted Liens or (e) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement other than (i) consents, authorizations, filings or other acts or consents for which the failure to obtain or make has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) filings under the UCC and (iii) filings with the United States Copyright Office and/or the United States Patent and Trademark Office.

Section 5.5 Compliance with Law; Governmental Approvals. Each Credit Party and each Subsidiary thereof (a) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the knowledge of the Borrower, threatened proceeding, (b) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties and (c) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority, except in each such case of clauses (a), (b) and (c) where the failure to have, comply or file has not had or would not reasonably be expected to have a Material Adverse Effect.

Section 5.6 Tax Returns and Payments. Each Credit Party and each Subsidiary thereof has duly filed or caused to be filed all federal, state, local and other material tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable (other than any amount the validity of which is the subject of a Permitted Protest). To the best of the Borrower’s knowledge, such returns accurately reflect in all material respects all liability for taxes of the Credit Parties and Subsidiaries thereof for the periods covered thereby. To the best of the Borrower’s knowledge, no Governmental Authority has asserted any Lien or other written claim against any Credit Party or any Subsidiary thereof with respect to unpaid taxes which has not been discharged or resolved (other than (a) any amount the validity of which is currently being contested in good faith by appropriate procedures and with respect to which reserves in conformity with GAAP have been provided for on the books of the relevant Credit Party or Subsidiary and (b) Permitted Liens). The charges, accruals and reserves on the books of each Credit Party and each Subsidiary thereof in respect of federal, state, local and other taxes for all Fiscal Years and portions thereof since the organization of any Credit Party or any Subsidiary thereof are in the judgment of the Borrower adequate, and the Borrower does not anticipate any material increase in taxes or assessments for any of such years.

Section 5.7 Intellectual Property Matters. Each Credit Party and each Subsidiary thereof owns or possesses rights to use all copyrights, patents, trademarks, service marks, trade names and other intellectual property rights that are reasonably necessary to conduct its business, and no event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and no Credit Party nor any Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations, except to the extent that the failure to own or possess rights to use such items or the occurrence of such event has not had or would not reasonably be expected to have a Material Adverse Effect.

Section 5.8 Environmental Matters.

(a) There has been no Release of Hazardous Materials on, at, under or from (i) any property owned, leased or operated by any Credit Party or any Subsidiary thereof or (ii) to the knowledge of the Borrower, any property formerly owned, leased or operated by it or any of its Subsidiaries that would, in any such case of clauses (i) or (ii), reasonably be expected to require investigation, remedial activity or corrective action or cleanup by any Credit Party or Subsidiary thereof, or reasonably be expected to result in any Credit Party or any Subsidiary thereof incurring liability under Environmental Law or any Governmental Approval issued thereunder, in each case, that has had or would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, each Credit Party and each Subsidiary thereof and their operations are in compliance, and have for the past five years been in compliance, with all applicable Environmental Laws and all Governmental Approvals issued thereunder, including obtaining and maintaining all Governmental Approvals required under applicable Environmental Laws to carry on their respective businesses.

(c) No Credit Party nor any Subsidiary thereof has received any written notice of violation, non-compliance or liability arising under Environmental Laws or any Governmental Approval issued thereunder that, if adversely determined, would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, nor does the Borrower have knowledge or reason to believe that any such notice is threatened.

(d) No Credit Party or Subsidiary thereof has transported or disposed of Hazardous Materials from the properties currently or formerly owned, leased or operated by any Credit Party or any Subsidiary thereof in violation of, or in a manner which has given, or would reasonably be expected to give, rise to liability under, Environmental Laws or any Governmental Approval issued thereunder, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that has given, or would reasonably be expected to give, rise to liability under, any applicable Environmental Laws or any Governmental Approval issued thereunder that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(e) No Environmental Claim is pending or, to the knowledge of the Borrower, threatened, for which any Credit Party or any Subsidiary thereof is named as a party, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, nor are there any Environmental Claims, consent decrees or orders, administrative orders or other administrative or judicial orders outstanding under any applicable Environmental Law with respect to any Credit Party or any Subsidiary thereof, with respect to any real property currently, or to the knowledge of the Borrower, formerly leased or operated by any Credit Party or any Subsidiary thereof or current, or to the knowledge of the Borrower, former operations of any Credit Party or any Subsidiary thereof, except in each case as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.9 Employee Benefit Matters.

(a) Each Credit Party is in compliance with all applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply has not had or would not reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired, and except where the failure to be so qualified or so exempt has not had or would not reasonably be expected to have a Material Adverse Effect. No liability has been incurred by any Credit Party which remains unsatisfied for any taxes or penalties assessed with respect to any Employee Benefit Plan or any Multiemployer Plan except for a liability that has not had or would not reasonably be expected to have a Material Adverse Effect.

(b) Except where the failure of any of the following representations to be correct has not had or would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no Credit Party nor any ERISA Affiliate has: (i) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (ii) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (iii) failed to make a required contribution or payment to a Multiemployer Plan, or (iv) failed to make a required installment or other required payment under Sections 412 or 430 of the Code.

(c) As of the Effective Date, no Termination Event has occurred or is reasonably expected to occur.

(d) Except where the failure of any of the following representations to be correct has not had or would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to the knowledge of the Borrower, threatened concerning or involving (i) any employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by any Credit Party, (ii) any Pension Plan or (iii) any Multiemployer Plan.

Section 5.10 Margin Stock. No Credit Party nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans will be used for purchasing or carrying margin stock or for any purpose, in each case, which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors. Following the application of the proceeds of each extension of credit hereunder, not more than 25.0% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 7.2 or 7.5 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness in excess of the Threshold Amount will be “margin stock”.

Section 5.11 Government Regulation. Neither the Borrower nor any U.S. Guarantor is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940).

Section 5.12 [Reserved].

Section 5.13 Employee Relations. Except as has not and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, there is (i) no unfair labor practice complaint pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries which arises out of or under any collective bargaining agreement, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against the Borrower or any of its Subsidiaries and (iii) to the knowledge of the Borrower, no union representation question existing with respect to the employees of the Borrower or any of its Subsidiaries and no union organizing activity taking place with respect to any of the employees of the Borrower or any of its Subsidiaries. To the knowledge of the Borrower, none of the Borrower or any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law which remains unpaid or unsatisfied. The hours worked and payments made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations have not resulted or would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from the Borrower or any of its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or such Subsidiary, except where the failure to do so has not resulted or would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.14 Burdensome Provisions. The Credit Parties and their respective Subsidiaries do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect. No Subsidiary is party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Equity Interests to the Borrower or any Subsidiary or to transfer any of its assets or properties to the Borrower or any other Subsidiary in each case other than as permitted by Section 7.10(b) or (c).

Section 5.15 Financial Statements. The audited and unaudited financial statements delivered pursuant to Sections 6.1(a) and (b) (and including the Historical Financial Statements) fairly present in all material respects on a Consolidated basis in accordance with GAAP the assets, liabilities and financial position of the Borrower and its Subsidiaries as at such dates and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements and the absence of footnotes from unaudited financial statements). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. Such financial statements show all material indebtedness and other material liabilities, direct or contingent, of the Borrower and its Subsidiaries, as of the date thereof, including material liabilities for taxes, material commitments, and Indebtedness, in each case, to the extent required to be disclosed under GAAP.

Section 5.16 No Material Adverse Change. Since May 31, 2025, there has been no material adverse change in the business, financial condition, Property or results of operations of the Borrower and its Subsidiaries, taken as a whole, and no event has occurred or condition arisen, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

Section 5.17 Solvency. The Borrower is Solvent and the Credit Parties, on a Consolidated basis, are Solvent.

Section 5.18 Title to Properties. Each Credit Party and each Subsidiary thereof has such title to the real property owned or leased by it as is necessary to the conduct of its business and valid and legal title to all of its personal property and assets, except those which have been disposed of by the Credit Parties and their Subsidiaries subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder.

Section 5.19 Litigation. There are no actions, suits or proceedings pending nor, to the knowledge of the Borrower, threatened against or in any other way relating adversely to or affecting any Credit Party or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that has had or would reasonably be expected to have a Material Adverse Effect.

Section 5.20 Anti-Terrorism; Anti-Money Laundering; Etc.. No Credit Party nor any of its Subsidiaries or, to their knowledge, any of their Related Parties (i) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), (ii) is in violation of any (A) the Trading with the Enemy Act, (B) Sanctions or (C) Anti-Money Laundering Laws (collectively, the “Anti-Terrorism Laws”), (iii) is (or, with respect to any Credit Party incorporated in Germany, has been) a Sanctioned Person or (iv) is in violation of the Foreign Corrupt Practices Act of 1977. No part of the proceeds of any extension of credit hereunder will be unlawfully used directly or knowingly indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country, in violation of applicable Sanctions, or in any other manner that will result in any violation by any Person (including any Lender, the Arrangers or the Administrative Agent) of any Anti-Terrorism Laws. Notwithstanding anything to the contrary in this Agreement, the representations and warranties made, given, or deemed to be made or given, by any European Credit Party in this Section 5.20 shall only be made, given, or deemed to be made or given, by such Credit Party to the extent that the making or giving of such representation or warranty does not result in any violation of, conflict with, or liability under, the Anti-Boycott Rules.

Section 5.21 Absence of Defaults. No event has occurred or is continuing (a) which constitutes a Default or an Event of Default, or (b) which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by any Credit Party or any Subsidiary thereof under any judgment, decree or order to which any Credit Party or any Subsidiary thereof is a party or by which any Credit Party or any Subsidiary thereof or any of their respective properties may be bound or which would require any Credit Party or any Subsidiary thereof to make any payment thereunder prior to the scheduled maturity date therefor that, in any case, has had or would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.22 Senior Indebtedness Status. The Obligations of each Credit Party under this Agreement and each of the other Loan Documents ranks and shall continue to rank at least senior in priority of payment to all Subordinated Indebtedness and rank pari passu in right of payment with all senior unsecured Indebtedness of each such Person and is designated as “Senior Indebtedness” (or any comparable designation) under all instruments and documents, now or in the future, evidencing Subordinated Indebtedness of such Person.

Section 5.23 Disclosure. The Borrower and/or its Subsidiaries have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which any Credit Party and any Subsidiary thereof are subject, and all other matters known to them, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. No financial statement, material report, material certificate or other material information furnished (whether in writing or orally) by or on behalf of any Credit Party or any Subsidiary thereof to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken together as a whole, contained as of the date of such statement, report, certificate or information so furnished any untrue statement of a material fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, such information was prepared in good faith based upon assumptions believed to be reasonable in light of then existing conditions at the time of delivery thereof (it being recognized by the Lenders that projections are subject to significant uncertainties and contingencies, many of which are beyond the Credit Parties’ control, the projections, by their nature, are inherently uncertain and no assurances are being given that the results reflected in the projections will be achieved and actual results may differ from the projections and such differences may be material). As of the Effective Date, all of the information included in the Beneficial Ownership Certification is true and correct.

Section 5.24 Use of Proceeds. The Borrower will use the proceeds of the Loans only for the purposes specified in Section 6.16.

Section 5.25 Insurance. The properties of the Credit Parties and their Subsidiaries are insured with financially sound and reputable insurance companies in such amounts, with such deductibles and covering such risks (including workers’ compensation, public liability, business interruption and property damage insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Credit Party or Subsidiary operates. Schedule 5.25 sets forth a description of all such insurance currently maintained (excluding title, group health and disability, and similar types of insurance) by or on behalf of the Credit Parties and the Subsidiaries as of the Effective Date. As of the Effective Date, each insurance policy listed on Schedule 5.25 is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

Section 5.26 Security Documents.

(a) When executed, (i) the U.S. Security Documents will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid, continuing and enforceable security interest in the U.S. Collateral and (ii) the German Security Documents will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid, continuing and enforceable security interest in the German Collateral, enforceable in accordance with the terms set out therein and in the Agreed Security Principles, subject to any other perfection requirements specifically set out in the German Security Documents and, in respect of the Account Pledge Agreement, when the notification requirements under the Account Pledge Agreement have been satisfied but subject to any prior ranking Lien in relation to bank accounts in Germany pursuant to the general terms and conditions of banks (Allgemeine Geschäftsbedingungen der Banken-und-Sparkassen).

(b) Upon the filing of financing statements in appropriate form in the offices specified in Schedule 9 of the Guaranty and Security Agreement, the Administrative Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the Credit Parties in, all U.S. Collateral that may be perfected by filing, recording or registering a financing statement or analogous document (including the proceeds of such U.S. Collateral subject to the limitations relating to such proceeds in the UCC), prior and superior in right to any other Person, except for Permitted Prior Liens.

(c) When the Pledged Interests (as defined in the Guaranty and Security Agreement) constituting Certificated Securities (as defined in the UCC) are delivered to the Administrative Agent (or its agent), the Administrative Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the Credit Parties in, such Pledged Interests (as defined in the Guaranty and Security Agreement), subject to the ABL Intercreditor Agreement, prior and superior in right to any other Person, except for Permitted Prior Liens.

(d) When the Guaranty and Security Agreement (or a short form intellectual property security agreement) is filed in the United States Patent and Trademark Office and the United States Copyright Office and when financing statements, releases and other filings in appropriate form are filed in the offices specified in Schedule 9 of the Guaranty and Security Agreement, the Administrative Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Credit Parties in the Intellectual Property (as defined in the Guaranty and Security Agreement) included in the U.S. Collateral in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other

Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered patents, patent applications, trademark registrations, trademark applications and copyright registrations, in each case acquired by the Credit Parties after the Initial Funding Date), except for Permitted Prior Liens.

(e) When control agreements in form and substance reasonably satisfactory to the Administrative Agent are executed and delivered to the Administrative Agent (solely to the extent required by the Guaranty and Security Agreement), the Administrative Agent shall have (i) “control” (within the meaning of Section 9-104 of the UCC) over all Deposit Accounts (other than Excluded Accounts (as defined in the Guaranty and Security Agreement)) and (ii) a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Credit Parties in the Deposit Accounts (other than Excluded Accounts).

Section 5.27 The Offer, the Offer Document and the BCA. (a) The Offer Document contains all the material terms of the Offer and (b) the BCA contains all the material terms of the arrangements between the Borrower, BidCo and Klöckner.

ARTICLE VI.

AFFIRMATIVE COVENANTS

Until all of the Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash and the Commitments terminated, the Borrower will, and will cause each of its Subsidiaries (excluding Klӧckner and its Subsidiaries prior to the Control Date) to:

Section 6.1 Financial Statements and Budgets. Deliver to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) Annual Financial Statements. Within 120 days after the end of each Fiscal Year (or such later date after giving effect to any extension period granted under Rule 12b-25 (or any successor rule) under the Exchange Act) (commencing with the Fiscal Year ending May 31, 2026), an audited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of earnings, comprehensive income, equity and cash flows, including the notes thereto, and a report containing management’s discussion and analysis of such financial statements, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP (which requirements may be satisfied by delivery of the Borrower’s annual report on Form 10-K as filed with the SEC). Such annual financial statements shall be audited by an independent certified public accounting firm of recognized national standing, and accompanied by a report and opinion thereon by such certified public accountants prepared in accordance with generally accepted auditing standards that is not subject to any “going concern” or similar qualification or exception or explanatory paragraph or any qualification as to the scope of such audit (other than a “going concern” qualification, exception or explanatory paragraph resulting solely from (x) the upcoming maturity of any Indebtedness occurring within one year from the time such opinion is delivered or (y) a breach or anticipated breach of any financial maintenance covenant).

(b) Quarterly Financial Statements. Within 45 days after the end of the first three fiscal quarters of each Fiscal Year (or such later date after giving effect to any extension period granted under Rule 12b-25 (or any successor rule) under the Exchange Act) (commencing with the first fiscal quarter ending after the Effective Date), an unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of earnings, comprehensive income, equity and cash flows and a report containing management’s discussion and analysis of such financial statements for the fiscal quarter then ended and that portion of the Fiscal Year then ended, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP (which requirements may be satisfied by delivery of the Borrower’s quarterly report on Form 10-Q as filed with the SEC), and certified by a Responsible Officer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a Consolidated basis as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year-end adjustments and the absence of footnotes.

(c) Annual Business Plan and Budget. No later than July 1st of each year (commencing with July 1, 2026), a month-by-month projected operating budget and statement of cash flow of the Borrower and its Subsidiaries on a Consolidated basis for the ensuing Fiscal Year (including a projected income statement for each month and a balance sheet as at the end of each month).

Section 6.2 Certificates; Other Reports. Deliver to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) at each time financial statements are delivered pursuant to Section 6.1(a) or (b), a duly completed Officer’s Compliance Certificate signed by a Responsible Officer of the Borrower;

(b) [reserved];

(c) promptly after the assertion or occurrence thereof, notice of any Environmental Claim or other action or proceeding against or of any noncompliance by any Credit Party or any Subsidiary thereof with any Environmental Law that would reasonably be expected to have a Material Adverse Effect;

(d) promptly upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (including the PATRIOT Act), as from time to time reasonably requested by the Administrative Agent or any Lender;

(e) [reserved]; and

(f) such other information regarding the operations, business affairs and financial condition of any Credit Party or any Subsidiary thereof as the Administrative Agent or any Lender, through the Administrative Agent, may reasonably request.

Notwithstanding anything to the contrary in Section 6.1 or 6.2, the requirements of Sections 6.1 and 6.2 above shall be deemed satisfied upon the filing of such information with the SEC via the SEC’s EDGAR system (or any successor system), and such information shall be deemed delivered to the Administrative Agent and transmitted to the Lenders on the date on which such information becomes publicly available on the SEC’s EDGAR system (or any successor system). If the Borrower is no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Borrower shall deliver the information described in Sections 6.1 and 6.2 above within the time periods that would otherwise be applicable as if the Borrower remained subject to such reporting requirements.

Notwithstanding anything to the contrary in this Section 6.2, none of the Borrower or any of its Subsidiaries will be required to disclose any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, Intralinks, SyndTrak Online or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its Affiliates or its or their securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its Affiliates or its or their securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.10); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.

Section 6.3 Notice of Litigation and Other Matters. Promptly (but in no event later than five Business Days after any Responsible Officer of any Credit Party obtains knowledge thereof) notify the Administrative Agent in writing of (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) the occurrence of any Default or Event of Default;

(b) the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or before any arbitrator against or involving any Credit Party or any Subsidiary thereof or any of their respective properties, assets or businesses in each case that if adversely determined would reasonably be expected to result in a Material Adverse Effect;

(c) any notice of any violation received by any Credit Party or any Subsidiary thereof from any Governmental Authority (including any notice of non-compliance with Environmental Laws) that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect;

(d) any labor controversy that has resulted in a strike or other work action against any Credit Party or any Subsidiary thereof that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect; and

(e) any other circumstance that would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to Section 6.3 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.3(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Section 6.4 Preservation of Corporate Existence and Related Matters. Except as permitted by Section 7.4, preserve and maintain its separate corporate existence and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation or other entity and authorized to do business in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect.

Section 6.5 Maintenance of Property and Licenses.

(a) In addition to the requirements of any of the Security Documents, protect and preserve all Properties necessary in and material to its business, including copyrights, patents, trade names, industrial designs, service marks and trademarks; maintain in good working order and condition, ordinary wear and tear excepted, all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all repairs, renewals and replacements thereof and additions to such Property necessary for the conduct of its business, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner in each case except as such action or inaction would not reasonably be expected to result in a Material Adverse Effect.

(b) Maintain, in full force and effect in all material respects, each and every license, permit, certification, qualification, approval or franchise issued by any Governmental Authority required for each of them to conduct their respective businesses as presently conducted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 6.6 Insurance. Maintain insurance with financially sound and reputable insurance companies against at least such risks and in at least such amounts as are customarily maintained by similar businesses that are similarly situated and located and as may be required by Applicable Law (including hazard and business interruption insurance). All such insurance shall (a) provide that no cancellation or material modification thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof, (b) name the Administrative Agent as an additional insured party thereunder and (c) in the case of each casualty insurance policy, name the Administrative Agent as lender’s loss payee. Subject to Section 6.19, on the Initial Funding Date and from time to time thereafter, deliver to the Administrative Agent upon its request information in reasonable detail as to the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby. If the Borrower or its Subsidiaries fails to maintain such insurance, the Administrative Agent may arrange for such insurance, but at the Borrower’s expense and without any responsibility on the Administrative Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage or the collection of claims. The Borrower shall give the Administrative Agent prompt notice of any loss exceeding $50,000,000 covered by it or its Subsidiaries’ casualty or business interruption insurance. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the sole right (subject to the Intercreditor Agreements and to the extent customary in the applicable jurisdiction) to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

Section 6.7 Accounting Methods and Financial Records. Subject to Section 1.3(c), maintain a system of accounting, and keep proper books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its Properties.

Section 6.8 Payment of Taxes and Other Obligations. (a) Pay and perform all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its Property, except to the extent the validity of such taxes, assessments or governmental charges are the subject of a Permitted Protest, (b) pay and perform all other obligations and liabilities in accordance with customary trade practices and (c) file all applicable tax returns with respect to it and its properties, except where the failure to pay or perform such items described in clause (a), (b) or (c) of this Section 6.8 would not reasonably be expected to have a Material Adverse Effect.

Section 6.9 Compliance with Laws and Approvals.(a) Observe and remain in compliance with all Applicable Laws, including Anti-Terrorism Laws, and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business, except in each case where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Notwithstanding anything to the contrary in this Agreement, this Section 6.9 shall only apply to a European Credit Party to the extent that the compliance herewith does not result in any violation of, conflict with, or liability under, the Anti-Boycott Rules.

Section 6.10 Environmental Laws. In addition to and without limiting the generality of Section 6.9 and except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, (a) comply with, and use commercially reasonable efforts to ensure such compliance by all tenants and subtenants with all applicable Environmental Laws and all Governmental Approvals issued thereunder and obtain, comply with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants, obtain and comply with and maintain, any and all Governmental Approvals required by applicable Environmental Laws and (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and all Governmental Approvals issued thereunder or by a Governmental Authority, and comply with all lawful orders and directives of any Governmental Authority arising under Environmental Laws or any Governmental Approval issued thereunder.

Section 6.11 Compliance with ERISA. In addition to and without limiting the generality of Section 6.9, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) comply with applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (ii) not take any action or fail to take action the result of which would reasonably be expected to result in a liability to the PBGC or to a Multiemployer Plan, (iii) not participate in any prohibited transaction that would result in any civil penalty under ERISA or tax under the Code and (iv) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code.

Section 6.12 Acquisition Undertakings.

(a) In each case subject to any confidentiality, regulatory or legal restrictions relating to the supply of such information (other than, in the case of any confidentiality restriction, any such restriction created by the Borrower or BidCo), the Borrower shall:

(i) on or before the 10th Business Day of each month until such time that the Borrower owns (directly or indirectly) 100% of the outstanding Equity Interests of Klöckner, deliver to the Administrative Agent a report setting forth the number of shares of Klöckner acquired by BidCo in the preceding month;

(ii) promptly upon the reasonable written request thereof, provide the Administrative Agent with details of the status and progress, and such other information readily available to the Borrower and/or BidCo regarding the status, of the Klöckner Acquisition Transactions; provided that the Administrative Agent shall not exercise such rights more often than two times a month; and

(iii) promptly (but in no event later than five days after any Responsible Officer of any Credit Party obtains knowledge thereof) notify the Administrative Agent in writing of any event or circumstance which would reasonably be expected to cause the BCA to be terminated.

(b) The Borrower will not, and will not permit BidCo to, modify, waive, consent to or amend any term of the BCA where such modification, waiver, consent or amendment would be materially adverse to the interests of the Lenders unless the Arrangers have consented to such modification, waiver, consent or amendment, except as otherwise required by Applicable Law, the rules of any stock exchange or the BaFin or other Governmental Authority.

(c) In addition to and without limiting the generality of Section 6.9, the Borrower shall, and shall cause BidCo to, comply in all material respects with the WpÜG and with all Applicable Laws relating to the Klöckner Acquisition Transactions.

(d) The Borrower shall, and shall cause BidCo to, ensure that, from the Effective Date until the date that is one year after the date on which the publication of the Offer pursuant to Section 23(1), sentence 1, no. 2 of the WpÜG is made, no action is taken by or on behalf of BidCo, any Person acting jointly (as defined in Section 2(5), sentence 1 of the WpÜG) with BidCo or any of its subsidiaries (as defined in Section 2(6) of the WpÜG) that would result in the consideration per share of Klöckner’s Equity Interests required to be paid under the Offer to exceed the initial consideration set forth in the Offer Document, or an additional amount to be payable to the parties accepting or having accepted the Offer that, together with the amount paid or payable under the Offer, would exceed €12.10 per share of Klöckner’s Equity Interests.

(e) Following the Acquisition Closing Date, the Borrower shall cause BidCo to, to the extent legally permissible, use commercially reasonable efforts to (a) consummate a squeeze-out of any minority shareholders of Klöckner (i) in accordance with Section 62 of the German Transformation Act (Umwandlungsgesetz, UmwG) in conjunction with Section 327a et seq. of the German Stock Corporation Act (Aktiengesetz) (the “Merger Squeeze-Out”) or (ii) in accordance with Section 327a et seq. of the German Stock Corporation Act (Aktiengesetz), (b) enter into a domination agreement and profit loss transfer agreement (Beherrschungs- und Gewinnabführungsvertrag) (in the meaning of Section 291(1) of the German Stock Corporation Act) among BidCo as controlling entity and Klöckner as controlled entity (the “Domination Agreement”) and/or (c) effect, following a squeeze-out of minority shareholders in accordance with Section 327a et seq. of the German Stock Corporation Act (Aktiengesetz), the conversion of Klöckner into a limited liability company (Gesellschaft mit beschränkter Haftung, GmbH) (the “Conversion”).

(f) After establishment of a Domination Agreement, the Borrower shall cause BidCo to use commercially reasonable efforts to keep it in full force and effect and not terminate to it (and cause Klöckner not to terminate it) other than in case of a Merger Squeeze-Out or Conversion.

The Administrative Agent shall make any information provided by the Borrower pursuant to this Section 6.12 available to the Lenders in accordance with its customary practice.

Section 6.13 Visits and Inspections; Lender Calls. Permit representatives of the Administrative Agent, from time to time upon prior reasonable notice and at such times during normal business hours, all at the expense of the Borrower, to visit and inspect its properties; inspect, audit and make copies of its books, records and files, including management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants its business, assets, liabilities, financial condition, results of operations and business prospects; provided that excluding any such visits and inspections during the continuation of an Event of Default, the Administrative Agent shall not exercise such rights more often than two times during any calendar year (and any expenses associated therewith shall be at the Borrower’s expense); provided further that, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or any Lender may do any of the foregoing at the expense of the Borrower at any time during normal business hours. Upon the request of the Administrative Agent or the Required Lenders, participate in a call with the Administrative Agent and Lenders once during each Fiscal Year (commencing with the Fiscal Year beginning June 1, 2026), which meeting will be held by conference call (or at such other location as may be agreed to by the Borrower and the Administrative Agent) at such time as may be agreed by the Borrower and the Administrative Agent (it being understood that this requirement for such call may be satisfied by the Borrower’s annual earnings call).

Section 6.14 Additional Collateral; Additional Subsidiaries.

(a) Additional Collateral. Subject to the Agreed Security Principles, with respect to any Property acquired after the Initial Funding Date by any Credit Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject, within 60 days after the acquisition thereof (as such time period may be extended by the Administrative Agent in its reasonable discretion), (i) execute and deliver to the Administrative Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent shall deem reasonably necessary or advisable to grant to the Administrative Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such Property under Applicable Law (including applicable foreign law unless the Administrative Agent shall determine in its reasonable discretion that the cost of complying with such applicable foreign law is excessive in relation to the value of the security to be afforded thereby) subject to no Liens other than Permitted Liens and no senior Liens other than Permitted Prior Liens, (ii) to the extent requested by the Administrative Agent, deliver customary and reasonable opinions of counsel to the Borrower in form and substance, and from counsel, reasonably acceptable to the Administrative Agent, (iii) take all actions reasonably necessary to cause such Lien to be duly perfected to the extent required by such Security Documents in accordance with all applicable legal requirements, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent. Subject to the limitations set forth herein and in the other Loan Documents, the Borrower and the other Credit Parties shall otherwise take such actions and execute and/or deliver to the Administrative Agent such documents as the Administrative Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Documents against such after-acquired Properties, all in form, content and scope reasonably satisfactory to the Administrative Agent and (iv) deliver to the Administrative Agent such other documentation and information requested in connection with the PATRIOT Act, applicable “know your customer” and anti-money laundering rules and regulations and regulations, including the Beneficial Ownership Regulation.

(b) Additional Subsidiary Guarantors. Within 60 days (or such longer period as the Administrative Agent may agree to in its reasonable discretion) after (x) the creation or acquisition (including by division) of any Domestic Subsidiary (other than any Subsidiary of Klöckner) that is not an Excluded Subsidiary or (y) any Excluded Subsidiary ceasing to be an Excluded Subsidiary, cause such Person to (i) become a Subsidiary Guarantor by delivering to the Administrative Agent a duly executed supplement to the Guaranty and Security Agreement, a joinder to each of the Intercreditor Agreements and such other documents as the Administrative Agent shall deem reasonably appropriate for such purpose, (ii) grant a security interest in all Collateral (subject to the exceptions specified in any Security Document applicable to such Collateral) owned by such Subsidiary by delivering to the Administrative Agent a duly executed supplement to each applicable Security Document or such other documents as the Administrative Agent shall deem reasonably appropriate for such purpose and comply with the terms of each applicable Security Document, (iii) deliver to the Administrative Agent such opinions, documents and certificates referred to in Section 4.2 as may be reasonably requested by the Administrative Agent, (iv) deliver to the Administrative Agent such original certificated Equity Interests or other certificates and stock or other transfer powers evidencing the Equity Interests of such Person, (v) deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with respect to such Person and (vi) deliver to the Administrative Agent such other documentation and information requested in connection with the PATRIOT Act, applicable “know your customer” and anti-money laundering rules and regulations and regulations, including the Beneficial Ownership Regulation.

(c) Additional Foreign Subsidiaries. Notify the Administrative Agent promptly after any Person becomes a First Tier Foreign Subsidiary, and thereafter within 60 days after such notification, as such time period may be extended by the Administrative Agent in its reasonable discretion, cause (i) the applicable U.S. Credit Party to deliver to the Administrative Agent Security Documents pledging 65.0% of the total outstanding voting Equity Interests (and 100% of the non-voting Equity Interests) of any such new First Tier Foreign Subsidiary (except to the extent any such Equity Interests would constitute Excluded Assets) and a consent thereto executed by such new First Tier Foreign Subsidiary (including if applicable, original certificated Equity Interests (or the equivalent thereof pursuant to the Applicable Laws and practices of any relevant foreign jurisdiction) evidencing the Equity Interests of such new First Tier Foreign Subsidiary, together with an appropriate undated stock or other transfer power for each certificate duly executed in blank by the registered owner thereof) and (ii) such U.S. Credit Party and such First Tier Foreign Subsidiary to deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with regard to such Person; provided that no guaranty by (or pledge of any of the assets or Equity Interests (other than up to 65% of the voting Equity Interests and 100% of the nonvoting Equity Interests of a First Tier Foreign Subsidiary) of) any First Tier Foreign Subsidiary shall be required to the extent such guaranty or pledge would have more than a de minimis adverse tax consequence for the Borrower or result in a violation of Applicable Laws.

(d) Merger Subsidiaries. Notwithstanding the foregoing, to the extent any new Subsidiary is created solely for the purpose of consummating a merger or amalgamation transaction pursuant to a Permitted Acquisition or other permitted Investment, and such new Subsidiary at no time holds any assets or liabilities other than any merger or other consideration contributed to it contemporaneously with the closing of such merger or amalgamation transaction, such new Subsidiary shall not be required to take the actions set forth in Section 6.14(b) or (c), as applicable, until the consummation of such Permitted Acquisition or other permitted Investment (at which time, the surviving entity of the respective merger or amalgamation transaction shall be required to so comply with Section 6.14(b) or (c), as applicable, within 60 days of the consummation of such Permitted Acquisition or other permitted Investment, as such time period may be extended by the Administrative Agent in its reasonable discretion).

(e) Klöckner Credit Parties. On or prior to the Klöckner U.S. Guarantee Date, with respect to any Subsidiary of Klöckner that is a Klöckner Credit Party on such date, cause such Klöckner Credit Party to (i) become a Subsidiary Guarantor by delivering to the Administrative Agent a duly executed supplement to the Guaranty and Security Agreement, a joinder to each of the Intercreditor Agreements and such other documents as the Administrative Agent shall deem reasonably appropriate for such purpose, (ii) grant a security interest in all Collateral (subject to the exceptions specified in any Security Document applicable to such Collateral) owned by such Klöckner Credit Party by delivering to the Administrative Agent a duly executed supplement to each applicable Security Document or such other documents as the Administrative Agent shall deem reasonably appropriate for such purpose and comply with the terms of each applicable Security Document, (iii) deliver to the Administrative Agent such opinions, documents and certificates referred to in Section 4.2 as may be reasonably requested by the Administrative Agent, (iv) deliver to the Administrative Agent such original certificated Equity Interests or other certificates and stock or other transfer powers evidencing the Equity Interests of such Klöckner Credit Party and (v) deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with respect to such Klöckner Credit Party.

(f) Exclusions.

(i) The provisions of this Section 6.14 shall be subject to the Agreed Security Principles (solely with respect to the German Collateral) and the terms of the Guaranty and Security Agreement (including any limitations on perfection actions specified therein) and shall not apply to Excluded Assets.

(ii) Except as expressly set forth in the Agreed Security Principles, no Credit Party will be required to, and the Administrative Agent shall not be permitted to, (A) take any action outside of the United States to grant or perfect a security interest in any asset located outside of the United States or (B) execute any security agreement, pledge agreement, mortgage, deed, charge or other collateral document governed by the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia; it being understood and agreed that no Credit Party will be required to take any action to perfect a security interest in the Collateral in any jurisdiction other than the jurisdiction in which such Credit Party is organized (other than, in the case of pledged Capital Stock, in the jurisdiction in which any other Credit Party is organized).

(g) ABL Loan Documents. Notwithstanding anything herein to the contrary, the Borrower and the other Credit Parties shall execute and deliver to the Administrative Agent, for the benefit of the Secured Parties, charges, deeds of trust, deposit account control agreements, collateral access agreements and other security documents to the extent provided to the applicable ABL Administrative Agent or executed in respect of the ABL Obligations (as defined in the ABL Intercreditor Agreement), including, for the avoidance of doubt, the applicable ABL Facility and any Permitted Refinancing thereof, except to the extent constituting Excluded Foreign Collateral (as defined in the ABL Intercreditor Agreement).

Section 6.15 German Guarantee and Collateral. Notwithstanding anything to the contrary herein or in any other Loan Document, as BidCo acquires additional shares in Klöckner, the percentage of Equity Interests of BidCo Holdco, BidCo and Klöckner required to be pledged pursuant to this Agreement and the other Loan Documents shall each be automatically reduced, such that no more than 65.0% of the Equity Interests of Klöckner are pledged, directly or indirectly through a pledge of Equity Interests in BidCo Holdco and/or BidCo, in the manner set forth in the German Security Documents.

Section 6.16 Use of Proceeds. The Borrower shall use the proceeds of the Initial Term Loans borrowed on the Initial Funding Date solely (i) to pay on the Acquisition Closing Date the consideration for the Offer and to make other payments to acquire Equity Interests of Klöckner, (ii) to finance share purchases and other compensation to the remaining minority shareholders following the Acquisition Closing Date, (iii) to fund loans to Klöckner pursuant to the Klöckner Intercompany Loan, (iv) to repay loans borrowed under the ABL Credit Agreement and/or replenish cash on the balance sheet that were or was used by BidCo or any Affiliate thereof to purchase Equity Interests of Klöckner prior to the Initial Funding Date and (v) to pay costs, fees and expenses related to the Transactions and any hedging arrangements in connection therewith.

(a) The Borrower shall use the proceeds of any Incremental Loans as permitted pursuant to Section 3.13.

Section 6.17 Maintenance of Debt Ratings. Use commercially reasonable efforts to maintain Debt Ratings (but no specific ratings) from any two of Moody’s, S&P and Fitch.

Section 6.18 Further Assurances. Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), which may be required under any Applicable Law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Credit Parties. The Borrower also agrees to provide to the Administrative Agent, from time to time upon the reasonable request of the Administrative Agent, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

Section 6.19 Post Closing Obligations. Each of the Credit Parties shall satisfy the requirements set forth on Schedule 6.19 on or before the date specified for such requirement in such Schedule or such later date to be determined by the Administrative Agent in its reasonable discretion.

ARTICLE VII.

NEGATIVE COVENANTS

Until all of the Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash and the Commitments have terminated, the Borrower will not, and (in the case of each of the following other than Section 7.14) will not permit any of its Subsidiaries (excluding Klӧckner and its Subsidiaries prior to the Control Date) to:

Section 7.1 Indebtedness. Create, incur or assume any Indebtedness except:

(a) the Obligations;

(b) Indebtedness and obligations owing under Hedge Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;

(c) Indebtedness existing on the Effective Date and, to the extent the individual principal amount of such Indebtedness is in excess of $10,000,000, listed on Schedule 7.1, and any Permitted Refinancing thereof;

(d) Indebtedness incurred in connection with Capital Lease Obligations and purchase money Indebtedness in an aggregate amount not to exceed at any time outstanding the greater of (x) $150,000,000 and (y) 25.0% of Consolidated EBITDA for the most recent Test Period;

(e) (x) Indebtedness of a Person existing at the time such Person became a Subsidiary or assets were acquired from such Person in connection with an Investment permitted pursuant to Section 7.3, to the extent that (i) such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or the acquisition of such assets, (ii) neither the Borrower nor any Subsidiary thereof (other than such Person or any other Person that such Person merges or amalgamates with or that acquires the assets of such Person or that is a Subsidiary of such acquired Person at the time of such acquisition) shall have any liability or other obligation with respect to such Indebtedness and (iii) the Consolidated Total Leverage Ratio would not be greater than 4.05 to 1.00 on a Pro Forma Basis after giving effect to such Indebtedness and (y) any Permitted Refinancing thereof;

(f) Guarantee obligations with respect to Indebtedness permitted pursuant to Sections 7.1(a) through (e), (i), (j), (k), (m), (n), (o), (p), (q), (s), (u) and (x) (provided that, except with respect to clauses (b), (j) and (u) (solely with respect to the Guarantee by the Borrower of the Klöckner German Syndicated Loan), if the Indebtedness incurred pursuant to any such Section is incurred by a Non-Guarantor Subsidiary, then the Guarantee obligations permitted under this Section 7.1(f) with respect thereto shall be limited to Guarantee obligations of Non-Guarantor Subsidiaries);

(g) unsecured intercompany Indebtedness:

(i) owed by any Credit Party to another Credit Party;

(ii) owed by any Credit Party to any Non-Guarantor Subsidiary (provided that such Indebtedness shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent);

(iii) owed by any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary;

(iv) owed by any Non-Guarantor Subsidiary to any Credit Party to the extent permitted pursuant to Section 7.3(a)(vi); and

(v) in connection with any Permitted Reorganization (provided that such Indebtedness shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent);

(h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;

(i) (x) Indebtedness (any such Indebtedness incurred in reliance on this clause (i)(x), “Ratio Debt”) of the Borrower and/or any of its Subsidiaries that is either unsecured or secured on a basis junior to the Liens securing the Obligations by Liens permitted pursuant to Section 7.2(q); provided that (i)(x)(1) in the case of Indebtedness secured on a basis junior to the Liens securing the Obligations by Liens permitted pursuant to Section 7.2(q), (I) the Consolidated Secured Leverage Ratio for the Test Period most recently ended prior to (subject to Section 1.10) the incurrence of such additional Indebtedness, calculated on a Pro Forma Basis after giving effect to the incurrence of such additional Indebtedness, would not be greater than (A) 3.20 to 1.00 or (B) if the proceeds of such Indebtedness will be used to finance a Permitted Acquisition or similar Investment in the nature of an acquisition, the greater of 3.20 to 1.00 and the Consolidated Secured Leverage Ratio immediately prior to giving effect to the consummation of such Permitted Acquisition or such similar Investment and (II) the Additional Debt Representative shall enter into a Second Lien Intercreditor Agreement and (2) in the case of unsecured Indebtedness, the Consolidated Total Leverage Ratio for the Test Period most recently ended prior to (subject to Section 1.10) the incurrence of such additional Indebtedness, calculated on a Pro Forma Basis after giving effect to the incurrence of such additional Indebtedness, would not be greater than (A) 4.05 to 1.00 or (B) if the proceeds of such Indebtedness will be used to finance a Permitted Acquisition or similar Investment in the nature of an acquisition, the greater of 4.05 to 1.00 and the Consolidated Total Leverage Ratio immediately prior to giving effect to the consummation of such Permitted Acquisition or such similar Investment and (y) the Administrative Agent shall have received satisfactory written evidence thereof, (ii) such Indebtedness will not have a shorter weighted average life to maturity than the remaining weighted average life to maturity of any Class of Loans outstanding at the time such Indebtedness is incurred (provided that this clause (ii) shall not apply to Ratio Debt (x) in the form of Extendable Bridge Loans/Interim Debt or (y) with an aggregate principal amount (together with all other Indebtedness incurred in reliance on such basket) not in excess of the Inside Maturity Basket), (iii) such Indebtedness shall have a maturity date that is at least 91 days after the latest Maturity Date at the time such Indebtedness is incurred (provided that this clause (iii) shall not apply to Ratio Debt (x) in the form of Extendable Bridge Loans/Interim Debt or (y) with an aggregate principal amount (together with all other Indebtedness incurred in reliance on such basket) not in excess of the Inside Maturity Basket), (iv) such Indebtedness shall not be guaranteed by any Person other than the Subsidiary Guarantors (unless such Person joins the applicable Security Documents as a Subsidiary Guarantor) or be secured by any collateral other than the Collateral (unless such collateral is subjected to the applicable Security Documents), (v) such Indebtedness shall be on terms and conditions (other than with respect to pricing, premiums, fees, rate floors, discounts, and optional prepayment or redemption provisions) substantially identical to or (taken as a whole) not materially less favorable to the Borrower than the terms and conditions of the Loan Documents (when taken as a whole), except for covenants or other provisions applicable only to periods after the latest Maturity Date at the time of the incurrence of such Indebtedness, in the good faith determination of the Borrower and (vi) the aggregate principal amount of any such Indebtedness incurred by Non-Guarantor Subsidiaries pursuant to this Section 7.1(i) and Section 7.1(o) below shall not exceed at any time outstanding the greater of (A) $150,000,000 and (B) 25.0% of Consolidated EBITDA for the most recent Test Period and (y) and Permitted Refinancings thereof;

(j) Indebtedness (including reimbursement obligations with respect to warehouse receipts and similar instruments) under indemnities, warranties, performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations, completion guarantees or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing;

(k) Indebtedness of Non-Guarantor Subsidiaries in an aggregate principal amount not to exceed at any time outstanding the greater of (x) $180,000,000 and (y) 30.0% of Consolidated EBITDA for the most recent Test Period;

(l) unsecured Indebtedness consisting of promissory notes issued to current or former officers, directors and employees (or their respective family members, estates or trusts or other entities for the benefit of any of the foregoing) of the Borrower or its Subsidiaries to purchase or redeem Equity Interests or options of the Borrower permitted pursuant to Section 7.6(g) in an aggregate principal amount not to exceed at any time outstanding the greater of (x) $15,000,000 and (y) 2.5% of Consolidated EBITDA;

(m) other Indebtedness of any Credit Party or any Subsidiary thereof in an aggregate principal amount not to exceed at any time outstanding the greater of (x) $240,000,000 and (y) 40.0% of Consolidated EBITDA for the most recent Test Period;

(n) (i)(x) Indebtedness consisting of loans or letters of credit of any Credit Party under the ABL Loan Documents in an aggregate principal amount not to exceed (1) until the Control Date, the greater of (A) $750,000,000 and (B) the Borrowing Base (as defined in the ABL Credit Agreement) at any time outstanding and (2) after the Control Date, the greater of (A) $1,600,000,000 and (B) the Borrowing Base (as defined in the ABL Credit Agreement) at any time outstanding and (y) any Permitted Refinancing thereof (which shall be deemed to be a utilization of the amount in clause (x)); provided that, in each case, the agent or lenders party to such refinanced, refunded or extended Indebtedness agree in writing to be bound by the terms of the ABL Intercreditor Agreement, (ii) Indebtedness owing under Bank Product Agreements or otherwise in connection with Bank Products to the extent constituting ABL Obligations (as defined in the ABL Intercreditor Agreement) and (iii) Indebtedness in respect of overdraft facilities, employee credit card programs, netting services, automatic clearinghouse arrangements and other cash management and similar arrangements in the ordinary course of business;

(o) (x) Indebtedness of the Borrower and/or any of its Subsidiaries that is either unsecured or secured on a basis junior to the Liens securing the Obligations by Liens permitted pursuant to Section 7.2(q) in an aggregate principal amount not to exceed at any one time outstanding the Fixed Incremental Basket less (A) the aggregate principal amount of (without duplication) Incremental Loan Commitments and Incremental Loans incurred under the Fixed Incremental Basket and (B) the amount of Indebtedness incurred pursuant to Section 7.1(q) pursuant to the Fixed Incremental Basket; provided that the following conditions are satisfied:

(i) such Indebtedness shall have a maturity date that is at least 91 days after the latest Maturity Date at the time such Indebtedness is incurred (provided that this clause (i) shall not apply to Indebtedness (x) in the form of Extendable Bridge Loans/Interim Debt or (y) with an aggregate principal amount (together with all other Indebtedness incurred in reliance on such basket) not in excess of the Inside Maturity Basket);

(ii) such Indebtedness shall not be subject to scheduled amortization prior to maturity (provided that this clause (ii) shall not apply to Indebtedness (x) in the form of Extendable Bridge Loans/Interim Debt or (y) with an aggregate principal amount (together with all other Indebtedness incurred in reliance on such basket) not in excess of the Inside Maturity Basket);

(iii) such Indebtedness shall not be guaranteed by any person other than the Subsidiary Guarantors (unless such person joins the applicable Security Documents as a Subsidiary Guarantor) or be secured by any collateral other than the Collateral (unless such collateral is subjected to the applicable Security Documents);

(iv) such Indebtedness shall be on terms and conditions (other than with respect to pricing, premiums, fees, rate floors, discounts, and optional prepayment or redemption provisions) substantially identical to or (taken as a whole) not materially less favorable to the Borrower than the terms and conditions of the Loan Documents (when taken as a whole), except for covenants or other provisions applicable only to periods after the latest Maturity Date at the time of incurrences of such Indebtedness, in the good faith determination of the Borrower; and

(vi) the aggregate principal amount of any such Indebtedness incurred by Non-Guarantor Subsidiaries pursuant to this Section 7.1(o) and Section 7.1(i) shall not exceed at any time outstanding the greater of (x) $150,000,000 and (y) 25.0% of Consolidated EBITDA for the most recent Test Period; and

(y) any Permitted Refinancing thereof (which shall be deemed a utilization of the amount in clause (x));

(p) Indebtedness constituting a Permitted Refinancing of all or any portion of the Loans; provided that (i) any such Indebtedness in the form of loans or other credit facilities shall be unsecured or, if such Indebtedness is secured, it shall constitute debt securities and shall be secured on a pari passu basis with the Obligations by Liens permitted pursuant to Section 7.2(s), (ii) such Indebtedness will not have a shorter weighted average life to maturity than the remaining weighted average life to maturity of any Class of Loans outstanding at the time such Indebtedness is incurred and such Indebtedness shall not mature prior to the date that is 91 days after the latest Maturity Date in effect at the time such Indebtedness is incurred, (iii) if such Indebtedness is secured, the agent or lenders party to such Indebtedness execute and deliver to the Administrative Agent the Equal Priority Intercreditor Agreement (or become a party to such agreement if it is already in effect) and become party to the other Intercreditor Agreements to the extent then in effect and (iv) the other terms and conditions of such Indebtedness (excluding pricing, premiums, fees, rate floors, discounts, and optional prepayment or redemption terms) are substantially identical to, or less favorable to the investors providing such Indebtedness, than those applicable to the Credit Facility (except for covenants or other provisions applicable only to periods after the date that is 91 days after the latest Maturity Date in effect at the time such Indebtedness is incurred) as certified by a Responsible Officer of the Borrower;

(q) (x) Indebtedness of any Credit Party (“Incremental Equivalent Debt”) that is secured on a pari passu basis with the Liens securing the Obligations by Liens permitted pursuant to Section 7.2(z) in the form of notes or loans (or commitments and Guarantees in respect of the foregoing) in an aggregate principal amount not to exceed at any one time outstanding the sum of (1) the Fixed Incremental Basket, less (A) the aggregate principal amount of (without duplication) Incremental Loan Commitments and Incremental Loans incurred under the Fixed Incremental Basket and (B) the aggregate principal amount of Indebtedness incurred pursuant to Section 7.1(o), plus (2) the amount permitted to be incurred pursuant to the Ratio Incremental Basket, plus (3) the amount permitted to be incurred pursuant to Section 3.13(a)(i)(C), less the aggregate principal amount of (without duplication) any Incremental Loan Commitments and Incremental Loans incurred thereunder; provided that the following conditions are satisfied:

(i) subject to Section 1.10, no Event of Default shall have occurred and be continuing or would be caused by the incurrence of such Indebtedness;

(ii) if the Ratio Incremental Basket is being utilized, the Administrative Agent shall have received an officer’s certificate signed by a Responsible Officer of the Borrower demonstrating that the Consolidated First Lien Leverage Ratio for the Test Period most recently ended prior to (subject to Section 1.10) the incurrence of such additional Indebtedness will be no greater than 2.70 to 1.00 or, to the extent the proceeds of such Indebtedness will be used to finance a Permitted Acquisition or similar Investment in the nature of an acquisition permitted under this Agreement, the greater of (x) 2.70 to 1.00 and (y) the Consolidated First Lien Leverage Ratio immediately prior to giving effect to the consummation of such Permitted Acquisition or similar Investment (in each case, calculated on a Pro Forma Basis after giving effect to the incurrence of such additional Indebtedness and the use of proceeds thereof (and assuming the full amount of any Incremental Revolving Commitment and any Incremental Equivalent Debt, in each case, being established or incurred, as applicable, at such time is fully funded or drawn, as applicable, and without netting the cash proceeds thereof), but without giving effect to any amount incurred simultaneously under the Fixed Incremental Basket and/or under Section 3.13(a)(i)(C));

(iii) such Indebtedness will not have a shorter weighted average life to maturity than the remaining weighted average life to maturity of any Class of Loans outstanding at the time such Indebtedness is incurred or a maturity date earlier than the latest Maturity Date then in effect, in each case, at the time such Incremental Equivalent Debt is issued; provided that this clause (iii) shall not apply to such Indebtedness (x) in the form of Extendable Bridge Loans/Interim Debt or (y) with an aggregate principal amount (together with all other Indebtedness and Incremental Loans incurred in reliance on such basket) not in excess of the Inside Maturity Basket;

(iv) such Indebtedness shall not be guaranteed by any Person other than the Credit Parties (unless such Person joins the applicable Security Documents as a Credit Party) or be secured by any collateral other than the Collateral (unless such collateral is subjected to the applicable Security Documents);

(v) except as otherwise provided in this Section 7.1(q), such Indebtedness shall be on terms and conditions (other than with respect to pricing, premiums, fees, rate “floors”, discounts and optional prepayment or redemption provisions) substantially identical to or (taken as a whole) not materially less favorable to the Borrower than the terms and conditions of the Loan Documents (when taken as a whole), except for (x) covenants or other provisions applicable only to periods after the latest Maturity Date at the time of incurrences of such Indebtedness, (y) covenants and other provisions added for the benefit of the existing Loans or (z) financial maintenance covenants that are included solely for the benefit of any revolving Indebtedness (it being understood and agreed that to the extent such Indebtedness contains any such more-restrictive term or provision, no consent shall be required from the Administrative Agent or any Lender to the extent that such term or provision is also added for the benefit of the existing Loans and, other than terms or provisions customarily provided only to term loans, any existing Incremental Revolving Facility); and

(vi) such Indebtedness shall be subject to (x) the Equal Priority Intercreditor Agreement and (y) each other Intercreditor Agreement then in effect; and

(y) Permitted Refinancings thereof (which shall be deemed a utilization of the amount in clause (x));

(r) Indebtedness to customs brokers, freight forwarders, common carriers, landlords and similar Persons, in each case incurred in the ordinary course of business or consistent with past practices;

(s) (i) the 2033 Senior Secured Notes in an aggregate principal amount not to exceed $700,000,000 and (ii) any Permitted Refinancing thereof;

(t) unsecured intercompany Indebtedness between the Borrower and any of its Subsidiaries required to effect the Klöckner Acquisition or the terms of the BCA and the Offer Document (in each case, as determined by the Borrower in good faith);

(u) Indebtedness of Klöckner and its Subsidiaries existing on the Acquisition Closing Date or incurred after the Acquisition Closing Date and prior to the Control Date to the extent not prohibited by the BCA or the Offer Document, and any Permitted Refinancing thereof;

(v) Indebtedness with respect to customer advances or prepayments made in the ordinary course of business as determined in accordance with GAAP;

(w) Indebtedness consisting of (i) the financing of insurance premiums, (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business or (iii) obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that, in the case of clause (iii), such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business or consistent with past practices and not in connection with the borrowing of money;

(x) the BDC Loan Facility and any Permitted Refinancing thereof;

(y) intercompany cash management and cash pooling arrangements in the ordinary course of business;

(z) Guarantee obligations by the Borrower or any of its Subsidiaries with respect to obligations of BidCo pursuant to the Domination Agreement; and

(aa) Indebtedness in respect of the Klöckner Intercompany Loan in an aggregate outstanding principal amount not to exceed €200,000,000.

Section 7.2 Liens. Create, incur, assume or suffer to exist any Lien on or with respect to any of its, or any of its Subsidiaries’, Property, whether now owned or hereafter acquired, except:

(a) Liens created pursuant to the Loan Documents;

(b) Liens in existence on the Effective Date and, to the extent the individual principal amount of the Indebtedness or other obligation secured by such Lien is in excess of $10,000,000, described on Schedule 7.2, and any replacement, renewal or extension thereof (including Liens incurred, assumed or suffered to exist in connection with any refinancing, refunding, renewal or extension of Indebtedness pursuant to Section 7.1(c) (solely to the extent that such Liens were in existence on the Effective Date and described on Schedule 7.2)); provided that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, as applicable, beyond that in existence on the Effective Date, except for products and proceeds of the foregoing;

(c) Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) (i) not yet due or overdue by more than 45 days (or, with respect to real estate Taxes, any longer period before delinquency) or (ii) in respect of which the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests;

(d) the claims of materialmen, mechanics, carriers, warehousemen, processors, custom brokers, freight forwarders and common carriers or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which (i) are not overdue for a period of more than 45 days, or if more than 45 days overdue, no action has been taken to enforce such Liens and such Liens are being contested in good faith and by appropriate procedures if adequate reserves are maintained to the extent required by GAAP and (ii) do not, individually or in the aggregate, materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries;

(e) deposits, pledges or other charges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance, general liability or product liability insurance, pension liabilities (Altersteilzeitverpflichtungen) pursuant to § 8a German Partial Retirement Act (Altersteilzeitgesetz) or in connection with time credits (Wertguthaben) pursuant to § 7e German Social Code IV (Sozialgesetzbuch IV) and other types of social security or similar legislation, or to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business, in each case, so long as no foreclosure sale or similar proceeding has been commenced with respect to any portion of the Collateral on account thereof;

(f) Liens on owned or leased real property, including encumbrances in the nature of (i) zoning restrictions, easements and rights or restrictions of record on the use of real property, (ii) securities to public utilities or to any municipalities or Governmental Authorities or other public authority when required by the utility, municipality or Governmental Authorities or other public authority in connection with the supply of services or utilities to the Credit Parties and (iii) minor defects or irregularities in title, in each case, which do not materially detract from the value of such property or materially impair the use thereof in the ordinary conduct of business;

(g) Liens arising from the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to operating leases entered into in the ordinary course of business of the Borrower and its Subsidiaries;

(h) Liens securing Indebtedness permitted under Section 7.1(d); provided that (i) such Liens shall be created within 270 days of the acquisition, repair, improvement or lease, as applicable, of the related Property, (ii) such Liens do not at any time encumber any property other than the Property financed by such Indebtedness and (iii) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 100% of the original price for the purchase, repair improvement or lease amount (as applicable) of such Property at the time of purchase, repair, improvement or lease (as applicable);

(i) Liens securing judgments, writs, orders or decrees not constituting an Event of Default under Section 8.1(l) or securing appeal or other surety bonds relating to such judgments;

(j) Liens on Property (i) of any Subsidiary which are in existence at the time that such Subsidiary is acquired pursuant to a Permitted Acquisition and (ii) of the Borrower or any of its Subsidiaries existing at the time such tangible property or tangible assets are purchased or otherwise acquired by the Borrower or such Subsidiary pursuant to a transaction permitted pursuant to this Agreement; provided that, with respect to each of the foregoing clauses (i) and (ii), (A) such Liens are not incurred in connection with, or in anticipation of, such Permitted Acquisition, purchase or other acquisition, (B) such Liens are applicable only to the assets acquired (or the assets of the Subsidiary acquired), (C) such Liens do not attach to any other Property of the Borrower or any of its Subsidiaries and (D) the Indebtedness secured by such Liens is permitted under Section 7.1(e);

(k) Liens on assets of Non-Guarantor Subsidiaries; provided that such Liens secure only Indebtedness incurred by such Non-Guarantor Subsidiary pursuant to Section 7.1(c), (e), (k), (m), (u) or (x);

(l) (i) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the UCC in effect in the relevant jurisdiction (or Section 4-208 of the UCC in effect in the State of New York), (ii) Liens arising under the general terms and conditions (Allgemeine Geschäftsbedingungen der Banken und Sparkassen) in relation to bank accounts held in Germany and (iii) Liens of any depositary bank in connection with statutory, common law and contractual rights of set-off and recoupment with respect to any deposit account of the Borrower or any Subsidiary thereof;

(m) (i) contractual or statutory Liens of landlords to the extent relating to the property and assets relating to any lease agreements with such landlord and (ii) contractual Liens of suppliers (including sellers of goods), service providers or customers granted in the ordinary course of business to the extent limited to the property or assets relating to such contract;

(n) any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower or its Subsidiaries or materially detract from the value of the relevant assets of the Borrower or its Subsidiaries or (ii) secure any Indebtedness;

(o) other Liens securing Indebtedness or other obligations in an aggregate amount not to exceed at any time outstanding the greater of (x) 240,000,000 and (y) 40.0% of Consolidated EBITDA for the most recent Test Period;

(p) Liens securing (x) Indebtedness under the ABL Loan Documents or any Permitted Refinancing thereof incurred pursuant to Section 7.1(n)(i), (y) obligations in respect of Bank Products incurred pursuant to Section 7.1(n)(ii) (provided that, in each case of clauses (x) and (y), such Liens are subject to the terms of the ABL Intercreditor Agreement) and (z) obligations pursuant to Section 7.1(n)(iii);

(q) Liens securing Indebtedness permitted pursuant to Section 7.1(i) or (o); provided that, in each case, such Liens are subordinated to the Liens securing the Obligations in accordance with, and are otherwise subject to the terms of, the Second Lien Intercreditor Agreement and are subject to the terms of the ABL Intercreditor Agreement to the extent then in effect;

(r) Liens securing cash management services or to implement cash pooling arrangements in the ordinary course of business;

(s) Liens securing Indebtedness incurred pursuant to Section 7.1(p); provided that such Liens are subject to the terms of the applicable Intercreditor Agreements;

(t) Liens securing Indebtedness incurred pursuant to Section 7.1(f) (solely to the extent the Indebtedness guaranteed pursuant to Section 7.1(f) is itself permitted to be secured pursuant to another provision of this Section 7.2);

(u) Liens arising out of conditional sale, title retention, extended retention of title (verlängerter Eigentumsvorbehalt), consignment or similar arrangements for the sale of goods;

(v) Liens required to be granted under mandatory law in favor of creditors as a consequence of a merger or a conversion permitted under this Agreement pursuant to §§ 22, 204 of the UmwG or section 303 of the German Stock Corporation Act (Aktiengesetz);

(w) any encumbrance or restriction (including put and call arrangements) with respect to Equity Interests of any joint venture or similar arrangement securing obligations of such joint venture or pursuant to any joint venture agreement or similar agreement;

(x) Liens on cash, Cash Equivalents or marketable securities delivered to a counterparty to secure any liabilities in respect of Commodity Hedges (as defined in the ABL Credit Agreement) in an amount not to exceed $15,000,000 at any one time outstanding;

(y) Liens arising in connection with Permitted Supply Chain Financings (as defined in the ABL Credit Agreement);

(z) Liens securing Incremental Equivalent Debt and Indebtedness incurred pursuant to Section 7.1(s); provided that such Liens are subject to (x) the Equal Priority Intercreditor Agreement and (y) each other Intercreditor Agreement then in effect;

(aa) Liens securing Indebtedness incurred pursuant to Section 7.1(r);

(bb) possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments permitted by this Agreement; provided that such Liens (i) attach only to such Investments and (ii) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing or otherwise; and

(cc) (i) Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection and (ii) Liens encumbering reasonably customary initial deposits and margin deposits attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes.

Notwithstanding anything to the contrary herein, the Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien securing Indebtedness for borrowed money on more than 65.0% of the total issued and outstanding Equity Interests of BidCo Holdco, BidCo or Klӧckner, in each case unless the Obligations are secured by the applicable Equity Interests in excess of such amount on at least an equal and ratable basis.

Section 7.3 Investments. Purchase, own, invest in or otherwise acquire (in one transaction or a series of transactions), directly or indirectly, any Equity Interests, interests in any partnership or joint venture (including the creation or capitalization of any Subsidiary), evidence of Indebtedness or other obligation or security, all or substantially all of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of Property in, any other Person (all the foregoing, “Investments”) except:

(a) (i) Investments existing on the Effective Date in Subsidiaries existing on the Effective Date;

(ii) Investments existing on, or pursuant to legally binding written commitments in existence on, the Effective Date and, to the extent the individual amount of such Investment is in excess of $10,000,000, described on Schedule 7.3, and, in each case, any extensions or renewals thereof, so long as the amount of any such Investment is not increased unless otherwise permitted by this Section 7.3;

(iii) Investments by any Credit Party in any other Credit Party;

(iv) Investments by any Non-Guarantor Subsidiary in any other Non-Guarantor Subsidiary;

(v) Investments by any Non-Guarantor Subsidiary in any Credit Party; and

(vi) Investments by any Credit Party in any Non-Guarantor Subsidiary in an aggregate amount not to exceed at any time outstanding (A) the greater of (x) $120,000,000 and (y) 20.0% of Consolidated EBITDA for the most recent Test Period, less (B) the aggregate amount of outstanding Investments made pursuant to Section 7.3(e)(iii), less (C) the aggregate amount of Asset Dispositions made pursuant to Section 7.5(h); provided that any Investments in the form of loans or advances made by any Credit Party to any Non-Guarantor Subsidiary pursuant to this Section 7.3(a)(vi) shall be evidenced by a promissory note and shall be pledged and delivered to the Administrative Agent or its agent to the extent required pursuant to the Security Documents;

(b) Investments in cash and Cash Equivalents;

(c) deposits made in the ordinary course of business to secure the performance of leases or other obligations as permitted by Section 7.2;

(d) Hedge Agreements and Bank Product Agreements permitted pursuant to Section 7.1;

(e) Investments by the Borrower or any Subsidiary thereof in the form of:

(i) acquisitions of Klöckner Equity Interests in connection with the Klöckner Acquisition Transactions (including any acquisition of Klöckner Equity Interests pursuant to the provisions of the Domination Agreement);

(ii) Permitted Acquisitions to the extent that any Person or Property acquired in such acquisition becomes a part of the Borrower or a Subsidiary Guarantor or becomes (whether or not such Person is a Wholly-Owned Subsidiary) a Subsidiary Guarantor in the manner contemplated by Section 6.14; and

(iii) Permitted Acquisitions to the extent that any Person or Property acquired in such acquisition does not become a Subsidiary Guarantor or a part of a Subsidiary Guarantor in an aggregate amount at any time outstanding not to exceed (A) the greater of (x) $120,000,000 and (y) 20% of Consolidated EBITDA for the most recent Test Period less (B) the aggregate amount of outstanding Investments made pursuant to Section 7.3(a)(vi);

(f) Investments in the form of loans and advances to officers, directors and employees of the Borrower or any of its Subsidiaries in the ordinary course of business in an aggregate amount not to exceed at any time outstanding the greater of (x) $30,000,000 and (y) 5.0% of Consolidated EBITDA for the most recent Test Period;

(g) Investments in the form of Restricted Payments permitted pursuant to Section 7.6;

(h) Guarantee obligations permitted pursuant to Section 7.1;

(i) Investments in joint ventures in an aggregate amount not to exceed at any time outstanding the greater of (x) $120,000,000 and (y) 20.0% of Consolidated EBITDA for the most recent Test Period;

(j) loans under the 401(k) plans of the Borrower;

(k) Investments in an aggregate amount not to exceed at any time outstanding the sum of (A) the greater of (x) $210,000,000 and (y) 35.0% of Consolidated EBITDA for the most recent Test Period, (B) unused amounts reallocated from Section 7.6(d) (which amounts so reallocated shall reduce availability under such Section 7.6(d) on a dollar-for-dollar basis) and (C) unused amounts reallocated from Section 7.9(b)(v) (which amounts so reallocated shall reduce availability under such Section 7.9(b)(v) on a dollar-for-dollar basis);

(l) other Investments in an aggregate amount equal to the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this Section 7.3(l);

(m) additional Investments; provided that (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) the Consolidated First Lien Leverage Ratio calculated on a Pro Forma Basis after giving effect thereto shall be no greater than 2.45 to 1.00; and

(n) extension of trade credit by the Borrower or any Subsidiary to its customer(s) on usual and customary terms, in the ordinary course of business in connection with a sale of inventory or rendition of services, in each case on open account terms;

(o) investments in any Special Purpose Finance Subsidiary in the form of cash or Cash Equivalents to be applied to the payment of (or held for future payment of) interest and/or premiums with respect to Indebtedness incurred by such Special Purpose Finance Subsidiary;

(p) (i) any Investment (including, for the avoidance of doubt, joint ventures) held by any Person acquired by, or merged into or consolidated or amalgamated with, the Borrower or any Subsidiary after the Effective Date, in each case pursuant to a Permitted Acquisition or other permitted Investment after the Effective Date to the extent that such Investments of such Person were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation and (ii) any Investment by Klöckner and its Subsidiaries existing on the Control Date to the extent not prohibited by the BCA or the Offer Document, and, in each case, any extensions or renewals thereof, so long as the amount of any such Investment is not increased unless otherwise permitted by this Section 7.3;

(q) any Investment made in connection with any Permitted Reorganization;

(r) intercompany cash management and cash pooling arrangements in the ordinary course of business;

(s) intercompany Investments in Klöckner Foreign Subsidiaries if Indebtedness or commitments under the Klöckner Europe ABS Facility and/or the Klöckner German Syndicated Loan, in each case, existing immediately prior to the Control Date is terminated, in an aggregate amount not to exceed the amount of Indebtedness and/or commitments terminated (including, for the avoidance of doubt, any partial termination of such Indebtedness and/or commitments);

(t) Investments pursuant to the Klöckner Intercompany Loan in an aggregate outstanding principal amount not to exceed €200,000,000;

(u) Investments (including debt obligations) received in the ordinary course of business by the Borrower or any Subsidiary in connection with the bankruptcy or reorganization of suppliers, customers and other Persons and in settlement of delinquent obligations of, and other disputes with, suppliers, customers and other Persons arising out of the ordinary course of business;

(v) Investments consisting of (i) accounts receivables incurred in the ordinary course of business and consistent with past practice, (ii) negotiable instruments held for collection in the ordinary course of business and consistent with past practice, (iii) lease, utility and other similar deposits in the ordinary course of business, (iv) securities of trade creditors or customers that are received in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers and (v) non-cash consideration received in connection with Asset Dispositions permitted by Section 7.5;

(w) Investments in BidCo, BidCo Holdco, Klöckner or any of its Subsidiaries required to be made pursuant to the provisions of the Domination Agreement; and

(x) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices.

For purposes of determining the amount of any Investment outstanding for purposes of this Section 7.3, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired (without adjustment for subsequent increases or decreases in the value of such Investment) less any amount realized in respect of such Investment upon the sale, collection or return of capital in respect thereof (not to exceed the original amount invested).

Section 7.4 Fundamental Changes. Merge, amalgamate, consolidate or enter into any similar combination with (including by division), or enter into any Asset Disposition of all or substantially all of its assets (whether in a single transaction or a series of transactions) with, any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:

(a) (i) subject to Section 7.14, any Wholly-Owned Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving entity) or (ii) any Wholly-Owned Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into any Wholly-Owned Subsidiary Guarantor (provided that the Wholly-Owned Subsidiary Guarantor shall be the continuing or surviving entity or simultaneously with such transaction, the continuing or surviving entity shall become a Wholly-Owned Subsidiary Guarantor and the Borrower shall comply with Section 6.14 in connection therewith);

(b) (i) any Non-Guarantor Subsidiary that is a Foreign Subsidiary may be merged, amalgamated or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary and (ii) any Non-Guarantor Subsidiary that is a Domestic Subsidiary may be merged, amalgamated or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary that is a Domestic Subsidiary;

(c) any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to the Borrower (subject to Section 7.14) or any Wholly-Owned Subsidiary Guarantor; provided that, with respect to any such disposition by any Non-Guarantor Subsidiary, the consideration for such disposition shall not exceed the fair market value of such assets;

(d) (i) any Non-Guarantor Subsidiary that is a Foreign Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to any Wholly-Owned Non-Guarantor Subsidiary and (ii) any Non-Guarantor Subsidiary that is a Domestic Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to any Wholly-Owned Non-Guarantor Subsidiary that is a Domestic Subsidiary; and

(e) any Wholly-Owned Subsidiary of the Borrower or any Wholly-Owned Subsidiary of a Wholly-Owned Subsidiary of the Borrower may merge or amalgamate with or into the Person such Wholly-Owned Subsidiary was formed to acquire in connection with any acquisition permitted hereunder (including any Permitted Acquisition permitted pursuant to Section 7.3(e)); provided that, in the case of any merger or amalgamation involving a Wholly-Owned Subsidiary that is a Domestic Subsidiary, (i) a Wholly-Owned Subsidiary Guarantor shall be the continuing or surviving entity or (ii) simultaneously with such transaction, the continuing or surviving entity shall become a Wholly-Owned Subsidiary Guarantor and the Borrower shall comply with Section 6.14 in connection therewith.

Section 7.5 Asset Dispositions. Make any Asset Disposition, except:

(a) the sale of obsolete, uneconomic, negligible, worn-out or surplus assets no longer used or usable, necessary or required in the business of the Borrower or any of its Subsidiaries;

(b) non-exclusive licenses and sublicenses of intellectual property rights in the ordinary course of business not interfering, individually or in the aggregate, in any material respect with the conduct of the business of the Borrower and its Subsidiaries;

(c) leases, subleases, licenses or sublicenses of real or personal property granted by the Borrower or any of its Subsidiaries to others in the ordinary course of business not detracting in any material respect from the value of such real or personal property or interfering in any material respect with the business of the Borrower or any of its Subsidiaries;

(d) Asset Dispositions in connection with Insurance and Condemnation Events; provided that the requirements of Section 2.5 are complied with in connection therewith;

(e) Asset Dispositions in connection with transactions permitted by Section 7.4;

(f) Asset Dispositions made to obtain the approval of any antitrust authority or other regulatory authority necessary to consummate a Permitted Acquisition or similar Investment in the nature of an acquisition;

(g) Asset Dispositions not otherwise permitted pursuant to this Section 7.5; provided that with respect to any Asset Disposition with a purchase price in an aggregate amount (with respect to any single Asset Disposition or series of related Asset Dispositions) not to exceed the greater of (x) $60,000,000 and (y) 10.0% of Consolidated EBITDA for the most recent Test Period, (i) subject to Section 1.10, at the time of such Asset Disposition, no Event of Default shall exist or would result from such Asset Disposition and (ii) such Asset Disposition is made for fair market value and the consideration received shall be no less than 75.0% in cash or Cash Equivalents; provided, however, that for the purposes of this clause (ii), any Designated Non-Cash Consideration received in respect of such Asset Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received during the term of this Agreement pursuant to this proviso and not yet converted to cash or Cash Equivalents, not to exceed the greater of (x) $90,000,000 and (y) 15.0% of Consolidated EBITDA for the most recent Test Period, shall be deemed to be cash;

(h) Asset Dispositions by any Credit Party to any Non-Guarantor Subsidiary in an aggregate amount not to exceed (A) the greater of (x) $120,000,000 and (y) 20.0% of Consolidated EBITDA for the most recent Test Period, less (B) the aggregate amount of outstanding Investments made pursuant to Sections 7.3(a)(vi) and 7.3(e)(iii);

(i) Asset Dispositions by Klöckner and its Subsidiaries on or after the Control Date, consisting of the Becker Group; provided that the requirements of Section 2.5 are complied with;

(j) Asset Dispositions made in connection with any Permitted Reorganization;

(k) any Asset Disposition in a single transaction or series of related transactions of any asset or assets having a fair market value, as determined by a Responsible Officer of the Borrower in good faith, of not more than the greater of (x) $60,000,000 and (y) 10.0% of Consolidated EBITDA for the most recent Test Period as of the date such Asset Disposition is made (or, at the option of the Borrower, at the time a binding agreement is entered into in respect of such Asset Disposition);

(l) Asset Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(m) any like-kind exchange under Section 1031 of the Code and any other substantially concurrent purchase and sale or exchange of assets (other than cash or Cash Equivalents) used or useful in the business of the Borrower and any Subsidiary between the Borrower or any Subsidiary and another Person; provided that any such sale or exchange is made for fair market value (as determined by the Borrower in good faith); and

(n) the disposition of accounts receivable in connection with a Permitted Supply Chain Financing (as defined in the ABL Credit Agreement).

Section 7.6 Restricted Payments. Declare or pay any dividend on, or make any payment or other distribution on account of, or purchase, redeem, retire or otherwise acquire (directly or indirectly), or set apart assets for a sinking or other analogous fund for the purchase, redemption, retirement or other acquisition of, any class of Equity Interests of any Credit Party or any Subsidiary thereof, or make any distribution of cash, property or assets to the holders of shares of any Equity Interests of any Credit Party or any Subsidiary thereof (all of the foregoing, the “Restricted Payments”); provided that (x) a payment to an employee, officer or director calculated by reference to the value of an Equity Interest which is not on account of such employee’s, officer’s or director’s holding of an Equity Interest shall not constitute a Restricted Payment and (y):

(a) the Borrower or any of its Subsidiaries may pay dividends in shares of its own Qualified Equity Interests;

(b) any Subsidiary of the Borrower may make Restricted Payments to the Borrower or any Subsidiary Guarantor (and, if applicable, to other holders of its outstanding Qualified Equity Interests of the class in respect of which such Restricted Payments are being paid on a pro rata basis);

(c) any Non-Guarantor Subsidiary may make Restricted Payments to any Subsidiary (and, if applicable, to other holders of its outstanding Equity Interests of the class in respect of which such Restricted Payments are being paid on a ratable basis);

(d) so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower or any of its Subsidiaries may make Restricted Payments in an aggregate amount in any Fiscal Year not to exceed (A) the greater of (x) $60,000,000 and (y) 10.0% of Consolidated EBITDA for the most recent Test Period less (B) the aggregate amount of outstanding Investments made pursuant to Section 7.3(k)(B) less (C) any amounts applied to pay, prepay, redeemed or acquire for value any Junior Indebtedness under Section 7.9(b)(v)(B);

(e) the Borrower may make Restricted Payments in an aggregate amount equal to the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this Section 7.6(e); provided that Restricted Payments may be made pursuant to this Section 7.6(e) only if (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) in the case that clause (a) or (b) of the definition of Available Amount is being utilized, the Consolidated Total Leverage Ratio calculated on a Pro Forma Basis shall be no greater than 3.80 to 1.00;

(f) payments or distributions to dissenting stockholders pursuant to Applicable Law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of any of the Borrower and its Subsidiaries that is otherwise permitted hereunder; and

(g) so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower may declare and make Restricted Payments to redeem, retire or otherwise acquire shares of its Equity Interests or options or other equity or phantom equity in respect of its Equity Interests from present or former officers, employees, directors or consultants (or their family members or trusts or other entities for the benefit of any of the foregoing) or make severance payments (to the extent such severance payments constitute Restricted Payments) to such Persons in connection with the death, disability or termination of employment or consultancy of any such officer, employee, director or consultant (i) to the extent that such purchase is made with the Net Cash Proceeds of any offering of Qualified Equity Interests of or capital contributions to the Borrower or (ii) otherwise in an aggregate amount in any Fiscal Year not to exceed (x) $10,000,000 plus (y) the value of any shares of its Equity Interests surrendered by any such present or former officers, employees, directors or consultants (or their family members or trusts or other entities for the benefit of any of the foregoing), or otherwise withheld by the Borrower, in connection with any tax obligation of such present or former officers, employees, directors or consultants (or their family members or trusts or other entities for the benefit of any of the foregoing) (or the payment thereof by any Credit Party or any Subsidiary), with unused amounts in any Fiscal Year being permitted to be carried over to the next succeeding Fiscal Year; provided, however, that such amount in any Fiscal Year may be increased by an amount not to exceed:

(i) the cash proceeds received by any Credit Party or any Subsidiary from the sale of Equity Interests of the Borrower to officers, employees, directors or consultants of any Credit Party or any Subsidiary that occurs after the Effective Date and during such Fiscal Year; plus

(ii) the cash proceeds of key man life insurance policies received by the Borrower or any other Credit Party or Subsidiary after the date hereof and during such Fiscal Year;

(h) Restricted Payments; provided that (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) the Consolidated Total Leverage Ratio calculated on a Pro Forma Basis after giving effect thereto shall be no greater than 2.55 to 1.00;

(i) repurchases of Equity Interests that occur or are deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(j) distributions or dividend payments to allow the payment in cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Equity Interests of any Person;

(k) Restricted Payments made pursuant to the provisions of the Domination Agreement; and

(l) the payment of any Restricted Payment within 60 days after the date of declaration thereof, if at the date of declaration such Restricted Payment would have complied with, or not have been prohibited by, this Agreement.

Section 7.7 Transactions with Affiliates. Directly or indirectly enter into any transaction, including any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with (a) any officer, director, holder of any Equity Interests in, or other Affiliate of, the Borrower or any of its Subsidiaries or (b) any Affiliate of any such officer, director or holder, in each case, in an aggregate amount in any Fiscal Year not to exceed the greater of (x) $60,000,000 and (y) 10.0% of Consolidated EBITDA for the most recent Test Period, other than:

(i) transactions permitted by Section 7.6;

(ii) transactions existing on the Effective Date and described on Schedule 7.7;

(iii) transactions among (A) Credit Parties or (B) Non-Guarantor Subsidiaries;

(iv) other transactions in the ordinary course of business on terms as favorable as would be obtained by it in a comparable arm’s-length transaction with an independent, unrelated third party as determined in good faith by the board of directors (or equivalent governing body) of the Borrower;

(v) employment and severance arrangements (including equity incentive plans and employee benefit plans and arrangements) with their respective officers and employees in the ordinary course of business;

(vi) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement;

(vii) payment of customary fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers, employees and consultants of the Borrower and its Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries;

(viii) transactions entered into among Klöckner and its Subsidiaries prior to the Control Date to the extent not prohibited by the BCA or the Offer Document;

(ix) transactions in connection with any Permitted Reorganization;

(x) transactions in connection with Permitted Supply Chain Financings (as defined in the ABL Credit Agreement);

(xi) any transaction in respect of which the Borrower delivers to the Administrative Agent a letter addressed to the board of directors of the Borrower from an accounting, appraisal or investment banking firm, in each case, of nationally recognized standing, which letter states that such transaction is on terms that are no less favorable to the Borrower or the applicable Subsidiary, as applicable, than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate;

(xii) with respect to the Borrower or any Subsidiary, any transaction approved by a majority of the members of the board of directors or similar governing body of the Borrower or such Subsidiary, as applicable, who do not have a material direct or indirect financial interest in or with respect to such transaction; and

(xiii) transactions between the Borrower or any Subsidiary thereof and BidCo, BidCo Holdco, Klöckner or any of its Subsidiaries in connection with the consummation of the Klöckner Acquisition Transactions (including to the extent required pursuant to the provisions of the Domination Agreement).

Section 7.8 Accounting Changes; Organizational Documents.

(a) Change its Fiscal Year end or make (without the consent of the Administrative Agent) any material change in its accounting treatment and reporting practices except as required by GAAP; provided that (i) Klöckner and its Subsidiaries may have a Fiscal Year end that is different than the Borrower unless and until the Borrower elects to change such Fiscal Year end to match the Borrower’s Fiscal Year end and (ii) Klöckner and its Subsidiaries may transition from IFRS to GAAP.

(b) Amend, modify or change the articles of incorporation (or corporate charter or other similar organizational documents) or bylaws (or other similar documents) of any Credit Party in any manner materially adverse to the rights or interests of the Lenders.

Section 7.9 Payments and Modifications of Certain Indebtedness.

(a) Amend, modify, waive or supplement (or permit the modification, amendment, waiver or supplement of) any of the terms or provisions of the documentation governing any Junior Indebtedness that constitutes Subordinated Indebtedness or Indebtedness secured by a Lien that is junior in priority to the Lien securing the Obligations in violation of any applicable Intercreditor Agreement or subordination agreement.

(b) Make any payment or prepayment on, or redeem or acquire for value (including by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due) any Junior Indebtedness prior to scheduled maturity, except:

(i) refinancings, refundings, renewals, extensions or exchange of any such Indebtedness permitted by Section 7.1 and by any subordination provisions applicable thereto;

(ii) (x) mandatory prepayments of Junior Indebtedness in existence on the Effective Date (or in the case of Klöckner and its Subsidiaries, the Control Date) or otherwise made with Declined Proceeds and (y) the payment of regularly scheduled principal, interest, expenses and indemnities in respect of Indebtedness incurred under Section 7.1 (other than any such payments prohibited by any subordination provisions applicable thereto);

(iii) prepayments of any Junior Indebtedness; provided that (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) the Consolidated Total Leverage Ratio calculated on a Pro Forma Basis shall be no greater than 2.80 to 1.00;

(iv) other payments and prepayments of such Junior Indebtedness in an aggregate amount equal to the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this Section 7.9(b)(iv); provided that, in the case that clause (a) or (b) of the definition of Available Amount is being utilized, (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) the Consolidated Total Leverage Ratio calculated on a Pro Forma Basis shall be no greater than 3.80 to 1.00;

(v) so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower or any of its Subsidiaries may make payments and prepayments of such Junior Indebtedness in an aggregate amount not to exceed (A) the greater of (x) $300,000,000 and (y) 50.0% of Consolidated EBITDA for the most recent Test Period plus (B) unused amounts reallocated from Section 7.6(d) (which amounts so reallocated shall reduce availability under such Section 7.6(d) on a dollar-for-dollar basis) less (C) the aggregate amount of Investments made pursuant to Section 7.3(k)(B);

(vi) [reserved];

(vii) prepayments and redemptions of Junior Indebtedness within 12 months of the final maturity thereof;

(viii) [reserved];

(ix) refinancings, refundings, renewals, extensions, repayments or prepayments of any Indebtedness of Klöckner and its Subsidiaries in connection with the consummation of the Klöckner Acquisition Transactions (including to the extent required pursuant to the provisions of the Domination Agreement); and

(x) payments and prepayments with respect to the Klöckner Europe ABS Facility and the Klöckner German Syndicated Loan.

Section 7.10 No Further Negative Pledges; Restrictive Agreements. Enter into, assume or be subject to any agreement prohibiting or otherwise restricting (x) the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, to secure the Obligations or (y) the ability of any Subsidiary to make Restricted Payments or to make or repay loans or advances to the Borrower or any of its Subsidiaries or to Guarantee Indebtedness of the Borrower or any of the Credit Parties, except:

(a) pursuant to this Agreement, any other Loan Document or any Intercreditor Agreement;

(b) pursuant to the ABL Loan Documents, the 2033 Senior Secured Notes Documents and any Incremental Equivalent Debt;

(c) pursuant to any document or instrument governing Indebtedness secured by a Lien permitted by this Agreement (in which case, any prohibition or limitation shall only be effective against the assets subject to such Lien);

(d) any agreement regarding Indebtedness or other obligations of any Non-Guarantor Subsidiary not prohibited under Section 7.1 (in which case, any prohibition or limitation shall only be effective against the assets of such Non-Guarantor Subsidiary and its Subsidiaries);

(e) contractual obligations incurred in the ordinary course of business and on customary terms which limit Liens on the assets subject of the applicable contractual obligation;

(f) customary provisions contained in joint venture agreements and other similar agreements applicable to joint ventures not prohibited by this Agreement;

(g) customary provisions restricting the subletting or assignment of any lease governing a leasehold interest;

(h) customary restrictions and conditions contained in any agreement relating to any Asset Disposition not prohibited hereunder;

(i) any agreement in effect at the time any Person becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary;

(j) restrictions imposed by Applicable Law;

(k) restrictions in any agreement or instrument relating to any Indebtedness permitted to be incurred by this Agreement (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially more restrictive on the Borrower or its Subsidiaries than the encumbrances contained in this Agreement (as determined in good faith by the Borrower) or (ii) if such encumbrances and restrictions are customary for similar financings in light of prevailing market conditions at the time of incurrence thereof (as determined in good faith by the Borrower) and the Borrower determines in good faith that such encumbrances and restrictions would not reasonably be expected to materially impair the Borrower’s ability to create and maintain the Liens on the Collateral pursuant to the Security Documents;

(l) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(m) restrictions applicable to Klöckner and its Subsidiaries in any agreement entered into prior to the Control Date to the extent not prohibited by the BCA or the Offer Document; and

(n) customary restrictions contained in the organizational documents of any Non-Guarantor Subsidiary.

Section 7.11 Nature of Business. Engage in any business other than the business conducted by the Borrower and its Subsidiaries as of the Effective Date (or, with respect to Klöckner and its Subsidiaries, the Control Date), and or a similar, incidental, complementary, ancillary or related business.

Section 7.12 [Reserved].

Section 7.13 Sale Leasebacks. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any Property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other Property which it intends to use for substantially the same purpose or purposes as the Property being sold or transferred unless (a) the sale or transfer of such Property is permitted by Section 7.5 and (b) any Indebtedness or Liens arising in connection therewith are permitted by Sections 7.1 and 7.2, as the case may be.

Section 7.14 Limitations on BidCo Holdco and BidCo. In the case of BidCo Holdco and BidCo:

(a) hold any assets other than (i) Equity Interests of Klöckner or BidCo, as applicable, and derivatives thereof, (ii) cash and Cash Equivalents held for the purpose of purchasing Equity Interests of Klöckner or BidCo, as applicable, and deposit accounts in which such cash and Cash Equivalents are held, (iii) minute books and other corporate books and records of BidCo Holdco or BidCo, as applicable, and (iv) other assets reasonably incidental to the foregoing and miscellaneous non-material assets;

(b) have any liabilities other than (i) the liabilities under the Loan Documents or the 2033 Senior Secured Notes Documents, (ii) tax liabilities arising in the ordinary course of business, (iii) administrative expenses in the ordinary course of business, (iv) transactions expressly permitted pursuant to Sections 7.7(ii) and (iii) and (v) liabilities arising from the consummation of the Klöckner Acquisition Transactions (including to the extent required pursuant to the provisions of the Domination Agreement); or

(c) engage in any activities or business other than (i) issuing shares of its own Qualified Equity Interests, (ii) making and consummating the Offer, purchasing Equity Interests of Klöckner or BidCo, as applicable, and entering into and performing its obligations under the BCA and any Domination Agreement, as applicable, and activities incidental and related thereto, (iii) performing its obligations hereunder or under the 2033 Senior Secured Notes Documents and (iv) other activities or business reasonably incidental to the foregoing.

ARTICLE VIII.

DEFAULT AND REMEDIES

Section 8.1 Events of Default. Each of the following shall constitute an Event of Default (in each case, excluding any of the following by, from or including Klӧckner and its Subsidiaries prior to the Control Date):

(a) Default in Payment of Principal of Loans. The Borrower shall default in any payment of principal of any Loan when and as due (whether at maturity, by reason of acceleration or otherwise).

(b) Other Payment Default. The Borrower or any other Credit Party shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or the payment of any other Obligation, and such default shall continue for a period of five Business Days.

(c) Misrepresentation. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Subsidiary thereof in this Agreement, in any other Loan Document, or in any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made or deemed made, or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Subsidiary thereof in this Agreement, any other Loan Document or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications shall be incorrect or misleading in any material respect when made or deemed made and, in the case of any such false or misleading representation, warranty, certification or statement of fact that is capable of being cured, shall remain false or misleading for a period of 30 days after the Borrower or any Subsidiary has knowledge thereof.

(d) Default in Performance of Certain Covenants. Any Credit Party shall default in the performance or observance of (i) any covenant or agreement contained in Section 6.1 or 6.2(a) and such default shall continue for a period of five days after the earlier of (x) the Administrative Agent’s delivery of written notice thereof to the Borrower and (y) a Responsible Officer of any Credit Party having obtained knowledge thereof or (ii) any covenant or agreement contained in Section 6.3(a) or 6.4, or Article VII.

(e) Default in Performance of Other Covenants and Conditions. Any Credit Party shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as otherwise specifically provided for in this Section 8) or any other Loan Document and such default shall continue for a period of 30 days after the Administrative Agent or the Required Lenders deliver written notice thereof to the Borrower.

(f) Indebtedness Cross-Default. Any Credit Party or any Subsidiary thereof shall (i) default in the payment of any Indebtedness (other than the Loans) the aggregate principal amount (including undrawn committed or available amounts), or with respect to any Hedge Agreement, the Hedge Termination Value, of which is in excess of the Threshold Amount beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans) the aggregate principal amount (including undrawn committed or available amounts), or with respect to any Hedge Agreement, the Hedge Termination Value, of which is in excess of the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice and/or lapse of time, if required, any such Indebtedness to become due prior to its stated maturity (any applicable grace period having expired); provided that no such event under the ABL Facility shall constitute an Event of Default under this Section 8.1(f) until the earliest to occur of (x) the date that is 30 days after such event or circumstance (but only if such event or circumstance has not been waived or cured), (y) the acceleration of the Indebtedness under the ABL Facility or the termination of any commitment thereunder and (z) the exercise of any remedies by the ABL Administrative Agent in respect of any Collateral (provided that the following shall not constitute an exercise of remedies: (A) cash sweeps that are permitted pursuant to the terms of the ABL Loan Documents relating to dominion over bank accounts, (B) the establishment of borrowing base reserves, collateral ineligibles, or other conditions for advances, (C) the changing of advance rates or advance sublimits, (D) the imposition of a default rate or late fee and (E) the cessation of lending pursuant to the provisions of the ABL Loan Documents, including upon the occurrence of a default on the existence of an overadvance, in each case, so long as the commitments under the ABL Loan Documents have not been terminated or suspended); provided further that any failure to perform or observe any financial covenant set forth in any document governing Indebtedness shall not constitute an Event of Default under this Section 8.1(f) unless and until the requisite lenders under the applicable debt facility have actually declared all such obligations to be immediately due and payable in accordance therewith and such declaration has not been rescinded.

(g) Change in Control. Any Change in Control shall occur.

(h) Voluntary Bankruptcy Proceeding. Any Credit Party or any Material Subsidiary shall (i) commence a voluntary case under any Debtor Relief Laws, (ii) file a petition seeking to take advantage of any Debtor Relief Laws, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under any Debtor Relief Laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, interim receiver, receiver-manager, custodian, trustee or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors or (vii) take any corporate action authorizing any of the foregoing.

(i) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against any Credit Party or any Material Subsidiary in any court of competent jurisdiction seeking (i) relief under any Debtor Relief Laws or (ii) the appointment of a trustee, receiver, interim receiver, receiver-manager, custodian, liquidator or the like for any Credit Party or any Material Subsidiary or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of 60 consecutive days, or an order granting the relief requested in such case or proceeding (including an order for relief under such federal bankruptcy laws) shall be entered.

(j) Failure of Agreements.

(i) Guaranty. The obligation of any Subsidiary Guarantor under the guaranty contained in the Guaranty and Security Agreement is limited in any material respect or terminated by operation of law or by such Subsidiary Guarantor (other than in accordance with the terms of this Agreement);

(ii) Security Documents. Subject to Section 9.9(a), the Agreed Security Principles and the perfection requirements specified in the Loan Documents, any Security Documents or any other Loan Document that purports to create a Lien shall, for any reason, fail or cease to create a valid and perfected and, other than Permitted Prior Liens, first priority Lien in and upon any material portion of the Collateral, except as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, in each case, except to the extent that any such loss of perfection or priority results from limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries or the application thereof, or from the Administrative Agent no longer having possession of certificates actually delivered to it representing securities pledged under the Security Documents or a UCC filing (or similar filing under any non-U.S. law) having lapsed because a UCC continuation statement (or similar filings under any non-U.S. law) was not filed in a timely manner; or

(iii) Loan Documents. The validity or enforceability of any Loan Document shall at any time for any reason be declared to be null and void, or a proceeding shall be commenced by a Credit Party or any of its Subsidiaries, or by any Governmental Authority having jurisdiction over a Credit Party or any of its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Credit Party shall deny that a material provision of any Loan Document is a legal, valid and binding obligation of such Credit Party.

(k) ERISA Events. The occurrence of any of the following events, which, individually or in the aggregate, results in liability of any Credit Party in an aggregate amount that would reasonably be expected to result in a Material Adverse Effect: (i) any Credit Party or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Sections 412 or 430 of the Code, any Credit Party or any ERISA Affiliate is required to pay as contributions thereto and such unpaid amounts are in excess of the Threshold Amount, (ii) a Termination Event or (iii) any Credit Party or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal (within the meanings of Sections 4203 and 4205 of ERISA) from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding the Threshold Amount.

(l) Judgment. A judgment or order for the payment of money which causes the aggregate amount of all such judgments or orders (net of any amounts paid or fully covered by independent third party insurance as to which the relevant insurance company does not dispute coverage) to exceed the Threshold Amount shall be entered or issued against any Credit Party or any Subsidiary thereof by any court and either (i) there is a period of 45 consecutive days at any time after the entry of any such judgment, order or award during which (A) the same is not discharged, satisfied, vacated or bonded pending appeal or (B) a stay of enforcement thereof is not in effect or (ii) enforcement proceedings are commenced upon such judgment, order, or award.

Section 8.2 Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall:

(i) Acceleration; Termination of Credit Facility. Declare the principal of and interest on the Loans at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and the Commitments and any right of the Borrower to request borrowings thereunder; provided that, upon the occurrence of an Event of Default specified in Section 8.1(h) or (i), the Credit Facility and the Commitments shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, declaration, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(ii) General Remedies. Exercise on behalf of the Secured Parties any or all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law.

(b) During the Certain Funds Period (save in circumstances where, because of the occurrence of any of the events specified in Section 4.3, a Lender is not obliged to make its Initial Term Loans on the Initial Funding Date), none of the Administrative Agent or the Lenders shall be permitted or entitled to (or to take any action or threaten to):

(i) cancel any Commitment of any Lender in respect of Initial Term Loans;

(ii) rescind, terminate or cancel this Agreement or the Initial Term Loans or exercise any similar right or remedy or make or enforce any claim under the Loan Documents or under any Applicable Law it may have or take any other action, in each case, to the extent to do so would or will prevent or limit (A) the making of the Initial Term Loans or (B) the Borrower from applying the proceeds of Initial Term Loans borrowed on the Initial Funding Date in accordance with Section 5.24;

(iii) in the case of any Lender, refuse or fail to make or participate in the making of Initial Term Loans on the Initial Funding Date;

(iv) exercise any right of netting, set-off or counterclaim in respect of the Initial Term Loans to the extent to do so would or will prevent or limit the making of such Initial Term Loans on the Initial Funding Date;

(v) cancel, accelerate, make demand for or cause repayment or prepayment of any amounts owing hereunder to the extent to do so would or will prevent or limit the making of any Initial Term Loans or which would require the same to be repaid, prepaid or canceled; or

(vi) exercise any other right or remedy or take any other action or make or enforce any claim (in its capacity as Lender) which would directly or indirectly prevent any Initial Term Loans from being made on the Initial Funding Date;

provided that, immediately upon the expiration of the Certain Funds Period, all such rights, remedies and entitlements shall, to the extent otherwise permitted, be available to the Administrative Agent and the Lenders notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

Section 8.3 Rights and Remedies Cumulative; Non-Waiver; Etc.

(a) The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.2 for the benefit of all the Lenders; provided that the foregoing shall not prohibit (in each case subject to Section 8.2(b)) (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.4 (subject to the terms of Section 3.6) or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; provided further that, if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.2 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 3.6, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 8.4 Crediting of Payments and Proceeds. In the event that the Obligations have been accelerated pursuant to Section 8.2 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received on account of the Obligations and all net proceeds from the enforcement of the Obligations shall, subject to the Intercreditor Agreements, be applied by the Administrative Agent as follows:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth payable to them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law or the Intercreditor Agreements.

Section 8.5 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 3.3 and 10.3) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, interim receiver, receiver-manager, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.3 and 10.3.

Section 8.6 Credit Bidding.

(a) Subject to the Intercreditor Agreements, the Administrative Agent, on behalf of itself and the Lenders, shall have the right to credit bid and purchase for the benefit of the Administrative Agent and the Lenders all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with Applicable Law.

(b) Each Lender hereby agrees that, except as otherwise provided in any Loan Document or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

ARTICLE IX.

THE ADMINISTRATIVE AGENT

Section 9.1 Appointment and Authority.

(a) Each of the Lenders hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article (other than Sections 9.6 and 9.9) are solely for the benefit of the Administrative Agent, the Arrangers, the Lenders and their respective Related Parties, and neither the Borrower nor any Subsidiary thereof shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto (including to enter into additional Loan Documents or supplements to existing Loan Documents on behalf of the Secured Parties). In this connection, the Administrative Agent as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this Article IX for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of Articles IX and X (including Section 10.3) (as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

(c) The provisions of this Article IX and each party’s rights and obligations hereunder shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Section 9.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial advisory, underwriting, capital markets or other business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or to obtain consent of the Lenders with respect thereto.

Section 9.3 Exculpatory Provisions.

(a) The Administrative Agent, the Arrangers and their respective Related Parties shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent, the Arrangers and their respective Related Parties:

(i) shall not be subject to any agency, trust, fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries or Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity; and

(iv) shall not be required to account to any Lender for any sum or profit received by the Administrative Agent for its own account.

(b) The Administrative Agent, the Arrangers and their respective Related Parties shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.2 and 10.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower or a Lender.

(c) The Administrative Agent, the Arrangers and their respective Related Parties shall not be responsible for or have any duty or obligation to any Lender or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or (vii) the validity, sufficiency, enforceability or effectiveness of any Loan Document or other agreement, instrument, document or other Communication executed or transmitted in accordance with Section 6.2 or 10.16.

Section 9.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, shall be fully protected in relying and shall not incur any liability for relying or acting upon, any notice, request, certificate, consent, Communication, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person, including any certification pursuant to Section 9.9 or execution or transmission pursuant to Section 6.2 or 10.16. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and acting upon such statement or Communication and shall not incur any liability for relying or acting thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Lender that has signed this Agreement or a signature page to an Assignment and Assumption or any other Loan Document pursuant to which it is to become a Lender hereunder shall be deemed to have consented to, approved and accepted and shall be deemed satisfied with each document or other matter required thereunder to be consented to, approved or accepted by such Lender or that is to be acceptable or satisfactory to such Lender.

Section 9.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.6 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent or relating to its duties as Administrative Agent that are carried out following its retirement or removal, including any actions taken with respect to acting as collateral agent or otherwise holding any Collateral on behalf of any of the Secured Parties or in respect of any actions taken in connection with the transfer of agency to a replacement or successor Administrative Agent.

Section 9.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that none of the Administrative Agent, the Arrangers or any of their respective Related Parties has made any representations or warranties to it and that no act taken or failure to act by the Administrative Agent, the Arrangers or any of their respective Related Parties, including any consent to, and acceptance of any assignment or review of the affairs of the Borrower and its Subsidiaries or Affiliates shall be deemed to constitute a representation or warranty of the Administrative Agent, the Arrangers or any of their respective Related Parties to any Lender or any other Secured Party as to any matter, including whether the Administrative Agent, the Arrangers or any of their respective Related Parties have disclosed material information in their (or their respective Related Parties’) possession. Each Lender expressly acknowledges, represents and warrants to the Administrative Agent and the Arrangers that (a) the Loan Documents set forth the terms of a commercial lending facility, (b) it is engaged in making, acquiring, purchasing or holding commercial loans in the ordinary course and is entering into this Agreement and the other Loan Documents to which it is a party as a Lender for the purpose of making, acquiring, purchasing and/or holding the commercial loans set forth herein as may be applicable to it, and not for the purpose of investing in the general performance or operations of any Credit Party or its Subsidiaries or Affiliates or for the purpose of making, acquiring, purchasing or holding any other type of financial instrument such as a security, (c) it is sophisticated with respect to decisions to make, acquire, purchase or hold the commercial loans applicable to it and to provide the other facilities applicable to it as set forth herein and either it or the Person exercising discretion in making its decisions to make, acquire, purchase or hold such commercial loans or to provide such other facilities is, in each case, experienced in making, acquiring, purchasing or holding commercial loans or providing such other facilities, (d) it has, independently and without reliance upon the Administrative Agent, the Arrangers, any other Lender or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and appraisal of, and investigations into, the business, prospects, operations, property, assets, liabilities, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, all applicable bank or other regulatory Applicable Laws relating to the transactions contemplated by this Agreement and the other Loan Documents, (e) it has made its own independent decision to enter into this Agreement and the other Loan Documents to which it is a party and to extend credit hereunder and thereunder and (f) it has all licenses, permits and approvals necessary for use of the reference rates referred to herein that are applicable to the Loans and other extensions of credit required to be made by it hereunder and it will take all actions necessary to comply, preserve, renew and keep in full force and effect any such licenses, permits and approvals. Each Lender also acknowledges and agrees that (i) it will, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender or any of their respective Related Parties

(A) continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder based on such documents and information as it shall from time to time deem appropriate and its own independent investigations and (B) continue to make such investigations and inquiries as it deems necessary to inform itself as to the Borrower and its Subsidiaries and (ii) it will not assert any claim under any federal or state securities law or otherwise in contravention of this Section 9.7. Each party (including in the case of each Lender, on behalf of itself and its Affiliates that are Secured Parties) acknowledges and agrees that the Administrative Agent may, but shall not be obligated to, from time to time provide payment schedules, payoff statements, payoff letters, interest statements or bills and other similar documentation indicating amounts owed hereunder and under the other Loan Documents and agrees that in the event of the conflict between any such documentation and this Agreement, this Agreement shall control. In the event the Administrative Agent notifies any party hereto at any time (including after the receipt of amounts indicated to be due and payable under the Loan Documents pursuant to such payment schedules, payoff statements, payoff letters, interest statements or bills and other similar documentation) that an amount owed by such party under the Loan Documents was mistakenly excluded from the amount indicated in any payment schedules, payoff statements, payoff letters, interest statements or bills and other similar documentation, then such party agrees to promptly pay such excluded amount after the Administrative Agent provides such party with documentation that evidences such excluded amount is due and payable hereunder; provided that nothing in this sentence shall be deemed to impair any releases of Liens pursuant to Section 9.9(a)(i) or credit support provided by any Credit Party pursuant to Section 9.9(a)(iii) or any termination of Commitments, in each case, that has occurred, or is contemplated to occur, upon the receipt by the Administrative Agent of the amounts indicated to be due in respect of the Obligations in the applicable payment schedules, payoff statements, payoff letters, interest statements or bills and other similar documentation.

Section 9.8 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the co-agents, arrangers or bookrunners shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder, but each such Person shall have the benefit of the indemnities and exculpatory provisions hereof.

Section 9.9 Collateral and Guaranty Matters.

(a) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, each of BidCo Holdco and BidCo shall be automatically and irrevocably released from its obligations as a Guarantor under the Loan Documents upon the Borrower, directly or indirectly, owning more than 65.0% of the Equity Interests of Klöckner (the date of such release, the “BidCo Guarantee Release Date”).

(b) Each of the Lenders irrevocably authorizes the Administrative Agent to, and the Administrative Agent shall:

(i) release any Lien on any Collateral granted to or held by the Administrative Agent, for the ratable benefit of the Secured Parties under any Loan Document (A) upon the termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (B) that is sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, (C) if approved, authorized or ratified in writing in accordance with Section 10.2, (D) constituting ABL Priority Collateral if required to pursuant to the ABL Intercreditor Agreement and (E) to reflect the reductions of pledged Equity Interests pursuant to Section 6.15;

(ii) subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien permitted pursuant to Section 7.2(h) or (p), in the case of Section 7.2(p), in accordance with the terms of the Intercreditor Agreements;

(iii) release any Subsidiary Guarantor from its obligations under any Loan Documents (A) if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents or (B) except after the occurrence and during the continuance of an Event of Default, if such Person is a Foreign Subsidiary and the guaranty by (or pledge of any of the assets or Equity Interests (other than (x) with respect to BidCo Holdco or BidCo prior to the BidCo Guarantee Release Date and (y) up to 65.0% of the voting Equity Interests and 100% of the nonvoting Equity Interests of a First Tier Foreign Subsidiary) of) such Foreign Subsidiary results in more than a de minimis adverse tax consequence for the Borrower or results in a violation of Applicable Laws; and

(iv) upon the occurrence of the BidCo Guarantee Release Date, release any Lien on any Collateral granted to or held by the Administrative Agent, for the ratable benefit of the Secured Parties, under each of the Account Pledge Agreement and the German Assignment Agreement.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Security Documents pursuant to this Section 9.9. In each case as specified in this Section 9.9, the Administrative Agent will, at the Borrower’s expense and upon delivery by the Borrower to the Administrative Agent of an officer’s certificate from a Responsible Officer certifying that such release complies with this Section 9.9, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Security Documents, in each case in accordance with the terms of the Loan Documents and this Section 9.9. In the case of any such sale, transfer or disposal of any property constituting Collateral in a transaction constituting an Asset Disposition permitted pursuant to Section 7.5, the Liens created by any of the Security Documents on such property shall be automatically released without need for further action by any Person.

(c) The Administrative Agent shall not be responsible for or have a duty to (i) ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral, (ii) to verify or assure that the Collateral exists or is owned by the Borrower or its Subsidiaries or is cared for, protected, insured or has been encumbered or (iii) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Administrative Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the terms and conditions contained herein, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion given the Administrative Agent’s own interest in the Collateral in its capacity as one of the Lenders and that the Administrative Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise expressly provided herein.

Section 9.10 Erroneous Payments.

(a) Each Lender, each other Secured Party and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or any other Secured Party (or an Affiliate of a Secured Party) or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender or other Secured Party (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clause (i) or (ii) of this Section 9.10(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient shall be deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section 9.10(a) shall require the Administrative Agent to provide any of the notices specified in clause (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b) Without limiting Section 9.10(a), each Payment Recipient agrees that, in the case of Section 9.1(a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.

(c) In the case of either Section 9.1(a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with Section 9.10(c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) with respect to which such Erroneous Payment was made to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments), the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment

Deficiency Assignment. The parties hereto acknowledge and agree that (1) any assignment contemplated in this Section 9.10(d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this Section 9.10(d) shall govern in the event of any conflict with the terms and conditions of Section 10.9 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e) Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 9.10 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Credit Party for the purpose of making a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f) Each party’s obligations under this Section 9.10 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g) Nothing in this Section 9.10 will constitute a waiver or release of any claim of the Administrative Agent hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

ARTICLE X.

MISCELLANEOUS

Section 10.1 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.1(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail as follows:

If to the Borrower:

Worthington Steel, Inc.

100 Old Wilson Bridge Road

Columbus, OH 43085

Attention: Dan Magnussen, Director of Treasury

Email:

with a copy to:

Worthington Steel, Inc.

100 Old Wilson Bridge Road

Columbus, OH 43085

Attention: Joe Heuer, General Counsel

Email:

with additional copies to:

Vorys, Sater, Seymour and Pease LLP

52 E. Gay Street

Columbus, Ohio 43215

Attention: Nici Workman

Email: nnworkman@vorys.com

and

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, IL 60611

Attention: Cindy Caillavet Sinclair

Email: cindy.caillavet@lw.com

If to Wells Fargo as

Administrative Agent:

[***]

If to any Lender:

To the address set forth on the Register

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices delivered through electronic communications to the extent provided in Section 10.1(b) shall be effective as provided in Section 10.1(b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed.

(d) Change of Address, Etc. Any party hereto may change its address or email address for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.

(e) Platform.

(i) Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Borrower Materials available to the Lenders by posting the Borrower Materials on the Platform.

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Borrower Materials or the adequacy of the Platform, and expressly disclaim liability for errors or omissions in the Borrower Materials. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform. Although the Platform is secured pursuant to generally-applicable security procedures and policies implemented or modified by the Administrative Agent and its Related Parties, each of the Lenders and the Borrower acknowledges and agrees that distribution of information through an electronic means is not necessarily secure in all respects, the Administrative Agent, the Arrangers and their respective Related Parties (collectively, the “Agent Parties”) are not responsible for approving or vetting the representatives, designees or contacts of any Lender that are provided access to the Platform and that there may be confidentiality and other risks associated with such form of distribution. In no event shall the Agent Parties have any liability to any Credit Party, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of communications through the Internet (including the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Credit Party, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses).

(f) Private Side Designation. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States federal and state securities Applicable Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities Applicable Laws.

Section 10.2 Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided that no amendment, waiver or consent shall:

(a) increase the amount, or extend the expiration date, of any Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.2) or the amount of Loans required to be made by any Lender, in any case, without the written consent of such Lender;

(b) waive, extend or postpone any date fixed by this Agreement or any other Loan Document for any payment (it being understood that an waiver of a mandatory prepayment under (or amendment of) Section 2.5 shall only require the consent of the Required Lenders) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (ii) of the proviso set forth in the paragraph below) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the rate set forth in Section 3.1(b);

(d) change Section 3.6 or 8.4 in a manner that would alter the pro rata sharing of payments or order of application required thereby without the written consent of each Lender directly and adversely affected thereby;

(e) change Section 2.4 or 2.5 in a manner that would alter the ratable reduction of Commitments or the pro rata sharing of payments required thereby, without the written consent of each Lender directly and adversely affected thereby;

(f) except as otherwise permitted by this Section 10.2, change any provision of this Section 10.2 or reduce the percentages specified in the definitions of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

(g) consent to the assignment or transfer by any Credit Party of such Credit Party’s rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 7.4), in each case, without the written consent of each Lender;

(h) release (i) all of the Subsidiary Guarantors or (ii) Subsidiary Guarantors comprising substantially all of the credit support for the Obligations, in any case, from the any of the Security Documents (other than as authorized in Section 9.9), without the written consent of each Lender;

(i) release all or substantially all of the Collateral (other than as authorized in Section 9.9 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document) without the written consent of each Lender; or

(j) except, in each case, as otherwise permitted by this Agreement (including as set forth in Section 9.9(a)(ii)) as of the Effective Date, subordinate the Liens on all or substantially all of the Collateral securing the Obligations to Liens securing any other Indebtedness for borrowed money or subordinate payment of the Obligations to any other Indebtedness for borrowed money to any other Indebtedness for borrowed money, in each case (i) without the written consent of each Lender directly and adversely affected thereby and (ii) other than in connection with (A) any Indebtedness for in which the Borrower has offered the applicable Lenders that were directly and adversely affected by such subordination at the time the applicable Indebtedness was incurred a bona fide opportunity to ratably participate in such Indebtedness on the same terms as the other Lenders participating in such transaction (other than any customary commitment or customary backstop fee paid or payable to any Lender providing a financing commitment in respect of such transaction prior to offering other Lenders an opportunity to ratably participate in such transaction) and such directly and adversely affected Lender has not accepted such offer within five Business Days from the date of such offer and (B) any “debtor-in-possession” facility (or similar facility under Applicable Law) on substantially the same economic terms to all Lenders;

provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent (or, with respect to its own rights or obligations under the Loan Documents, any Person that previously served as the Administrative Agent and resigned or was replaced pursuant to Section 9.6) in addition to the Lenders required above, affect the rights or duties of the Administrative Agent (or, with respect to its own rights or obligations under the Loan Documents, any such Person that previously served as the Administrative Agent and resigned or was replaced pursuant to Section 9.6) under this Agreement or any other Loan Document, (ii) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (iii) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time and (iv) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt or notice thereof) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender or the amount of Loans required to be made by such Lender may not be increased or extended without the consent of such Lender.

Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent, to enter into amendments or modifications to this Agreement (including amendments to this Section 10.2) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Section 2.6, 2.7 or 3.13 (including, without limitation, as applicable, (1) to permit the Incremental Loans, Extended Loans or Refinancing Loans, as the case may be, to share ratably in the benefits of this Agreement and the other Loan Documents, (2) to include the Incremental Loan Commitments or Commitments in respect of Extended Loans or Refinancing Loans or outstanding Incremental Loans, Extended Loans or Refinancing Loans in any determination of (i) Required Lenders or (ii) similar required lender terms applicable thereto), (3) to include necessary terms and mechanics pertaining to a revolving facility in connection with an Incremental Revolving Facility (including financial maintenance covenants that are included solely for the benefit of an Incremental Revolving Facility and provisions relating to letters of credit and swingline loans) and (4) to the extent that any term or provision is added for the benefit of any Incremental Facility, to add such term or provision for the benefit of any other facility hereunder (it being understood that provisions that customarily apply only to term loan facilities may be added solely for the benefit of any term loan facility hereunder, and provisions that customarily apply solely for the benefit of revolving facilities may be added solely for the benefit of any revolving facility hereunder); provided that no amendment or modification shall result in any increase in the amount of any Lender’s Commitment or any increase in any Lender’s Relevant Percentage, in each case, without the written consent of such affected Lender.

Section 10.3 Expenses; Indemnity.

(a) Costs and Expenses. The Borrower shall, and shall cause the other Credit Parties to, pay, promptly following written demand therefor (i) the reasonable out of pocket expenses incurred by the Arranger, the Administrative Agent and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent) in connection with the syndication of the Credit Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out of pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any external counsel for the Administrative Agent or any Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including the out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Arranger, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith, any Environmental Claims and, for avoidance of doubt, including costs related to orders or requirements of Governmental Authorities, investigation and response costs, and reasonable consultants fees), penalties, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of external counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Credit Party), other than such Indemnitee and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including the Transactions), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any Release of Hazardous Materials on or from any property owned or operated by any Credit Party or any Subsidiary thereof, or any Environmental Claim related in any way to any Credit Party’s or any Subsidiary’s operations, (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto or (v) any claim (including any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (A) the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties or (B) such Indemnitee’s material breach of its obligations under the Loan Documents; provided further that in no event shall that Borrower be responsible for the fees and expenses of more than (x) one counsel for the Administrative Agent or the Arrangers or more than one counsel for the Lenders and, in the case of any actual conflict of interest, additional counsel to the affected Lender or group of Lenders, and (y) if necessary, one local counsel in each relevant jurisdiction and special counsel and, in the case of any actual or perceived conflict of interest, additional local counsel and special counsel to the affected Administrative Agent, Arranger or Lender or group of Lenders, in each case, with respect to any occurrence, event or matter involving a loss, claim, damage or liability for which an indemnity is otherwise required hereunder. This Section 10.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.3 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Credit Party, any Subsidiary of any Credit Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 10.3(a) or (b) to be paid by it to the Administrative Agent (or any sub-agent thereof), the Arrangers or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Arranger or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time, or if the Total Credit Exposure has been reduced to zero, then based on such Lender’s share of the Total Credit Exposure immediately prior to such reduction) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or such Arranger in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or such Arranger in connection with such capacity. The obligations of the Lenders under this Section 10.3(c) are subject to the provisions of Section 3.7.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, each party hereto agrees not to assert, and hereby waives, any claim against any other party hereto and any other Protected Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Protected Person above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section 10.3 shall be payable within 10 days after demand therefor.

(f) Survival. Each party’s obligations under this Section 10.3 shall survive the termination of the Loan Documents and payment of the obligations hereunder.

Section 10.4 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party which are then due and owing under this Agreement or any other Loan Document to such Lender or any of its Affiliates, irrespective of whether or not such Lender or any such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 8.4 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates under this Section 10.4 are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.5 Governing Law; Jurisdiction, Etc.

(a) Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York; provided, however, that (i) the determination of whether the transactions contemplated by the BCA have been consummated in accordance with the terms of the BCA and (ii) the determination of whether the conditions to the Offer have been satisfied or waived and whether the Offer has been completed in accordance with the terms of the Offer Document, shall, in each case, be governed by, and construed in accordance with, the substantive laws of Germany.

(b) Submission to Jurisdiction. The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.5(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

Section 10.6 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

Section 10.7 Reversal of Payments. To the extent any Credit Party makes a payment or payments to the Administrative Agent for the ratable benefit of any of the Secured Parties or to any Secured Party directly or the Administrative Agent or any Secured Party receives any payment or proceeds of the Collateral or any Secured Party exercises its right of setoff, which payments or proceeds (including any proceeds of such setoff) or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, other Applicable Law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent each Lender severally agrees to pay to the Administrative Agent upon demand its (or its applicable Affiliate’s) applicable ratable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent plus interest thereon at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

Section 10.8 Injunctive Relief. The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

Section 10.9 Successors and Assigns; Participations.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (x) except as permitted pursuant to Section 7.4, neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any such assignment without such consent shall be null and void) and (y) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with Section 10.9(b), (ii) by way of participation in accordance with Section 10.9(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions set forth in Section 10.9(e). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.9(d) and, to the extent expressly contemplated hereby, Indemnitees, Protected Persons and the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that, in each case with respect to any Credit Facility, any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in Section 10.9(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in Section 10.9(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent ten Business Days after the date written notice thereof has been delivered to it by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such tenth Business Day.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this Section 10.9(b)(ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Classes on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 10.9(b)(i)(B) and, in addition:

(A) prior to the Initial Funding Date, the consent of the Borrower (in its sole discretion) shall be required; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;

(B) from and after the Initial Funding Date, the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (z) the assignment is made in connection with the primary syndication of the Credit Facility and during the period commencing on the Initial Funding Date and ending on the date that is 90 days following the Initial Funding Date; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof; and

(C) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that (A) only one such fee will be payable in connection with simultaneous assignments to two or more related Approved Funds by a Lender and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of its Subsidiaries or Affiliates, (B) any Disqualified Institution or (C) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (C).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, such Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all applicable Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.9(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement and the other Loan Documents (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto and thereto) but shall continue to be entitled to the benefits of Sections 3.8, 3.9, 3.10, 3.11 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.9(d) (other than a purported assignment to a natural Person or the Borrower or any of its Subsidiaries or Affiliates, which shall be null and void.)

To the extent any Disqualified Institution becomes a Lender in contravention of the terms hereof, such Disqualified Institution (A) will not be entitled to receive information provided solely to the Lenders by the Administrative Agent or any Lender, other than notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to the Lenders pursuant to this Agreement, (B) will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, (C) will not receive advice of counsel to the Administrative Agent and the Lenders and (D) will not be entitled to receive confidential information with respect to the Borrower or its Subsidiaries from any Credit Party or the Administrative Agent or any Lender.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a copy of each Assignment and Assumption, each Incremental Amendment, each Extension Amendment and each Refinancing Amendment delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Subsidiaries or Affiliates or any Disqualified Institution) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it) and under the other Loan Documents; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.3(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.2(a), (b), (c), (d), (e), (f), (g), (h), (i), (j) or (k) that directly and adversely affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.9, 3.10 and 3.11 (subject to the requirements and limitations therein, including the requirements under Section 3.11(g) (it being understood that the documentation required under Section 3.11(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.9(b); provided that such Participant (A) agrees to be subject to the provisions of Section 3.12 as if it were an assignee under Section 10.9(b); and (B) shall not be entitled to receive any greater payment under Section 3.10 or 3.11 with respect to any participation than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.12(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 3.6 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) [Reserved].

Section 10.10 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by, or required to be disclosed to, any regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or in any legal, judicial, administrative or other compulsory proceeding, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement or under any other Loan Document, or any action or proceeding relating to this Agreement or any other Loan Document, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.10, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights and obligations under this Agreement, (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (iii) to an investor or prospective investor in an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such Approved Fund, (iv) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in an Approved Fund in connection with the administration, servicing and reporting on the assets serving as collateral for an Approved Fund or (v) to a nationally recognized rating agency that requires access to information regarding the Borrower and its Subsidiaries, the Loans and the Loan Documents in connection with ratings issued with respect to an Approved Fund, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Credit Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facility, (h) with the consent of the Borrower, (i) deal terms and other information customarily reported to Thomson Reuters, other bank market data collectors and similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of the Loan Documents, (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.10 or (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates from a third party that is not, to such Person’s knowledge, subject to confidentiality obligations to the Borrower, (k) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender deems necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender or any of its subsidiaries or affiliates, (l) to the extent that such information is independently developed by such Person, (m) to the extent required by an insurance company in connection with providing insurance coverage or providing reimbursement pursuant to this Agreement or (n) for purposes of establishing a “due diligence” defense. “Information” means all information received from any Credit Party or any Subsidiary thereof relating to any Credit Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party or any Subsidiary thereof; provided that, in the case of information received from a Credit Party or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.10 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any Person.

Section 10.11 Performance of Duties. Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.

Section 10.12 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.

Section 10.13 Survival.

(a) All representations and warranties set forth in this Agreement and all representations and warranties contained in any certificate or any of the other Loan Documents (including any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Effective Date and the Initial Funding Date (except those that are expressly made as of a specific date), shall survive the Effective Date and the Initial Funding Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

(b) Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent, the Lenders and the other Indemnitees are entitled under the provisions of this Article X and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent, the Lenders and the other Indemnitees against events arising after such termination as well as before.

Section 10.14 Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

Section 10.15 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 10.16 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent and/or the Arranger, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution. The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, Communication or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature. For the avoidance of doubt, the authorization under this paragraph may include use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Credit Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including one or more copies of any Communication in the form of an imaged Electronic Record, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof. Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and any of the Credit Parties, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (B) waives (1) any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto and (2) any claim against the Administrative Agent, any Lender or any of their Related Parties for liabilities arising solely from the Administrative Agent’s, any Lender’s or any of their Related Parties’ reliance on or use of Electronic Signatures, including any such liabilities arising as a result of the failure of the Credit Parties to use any available security measures in connection with the execution, delivery or transmission of any such Electronic Signature. Each party hereto acknowledges, represents and warrants to the other parties hereto that it has the corporate or other organizational capacity to execute and deliver this Agreement and any other Communication through electronic means as provided for herein and there are no restrictions or other limitations on doing so in such party’s organizational documents.

Section 10.17 Term of Agreement. This Agreement shall remain in effect from the Acquisition Closing Date through and including the date upon which all Obligations (other than contingent indemnification obligations not then due) arising hereunder or under any other Loan Document shall have been paid and satisfied in full and the Commitments shall have terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

Section 10.18 PATRIOT Act. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act and the requirements of the Beneficial Ownership Regulation, each of them is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow the Administrative Agent and such Lender to identify each Credit Party in accordance with the PATRIOT Act and the Borrower in accordance with the Beneficial Ownership Regulation.

Section 10.19 Independent Effect of Covenants. The Borrower expressly acknowledges and agrees that each covenant contained in Articles VI or VII hereof shall be given independent effect. Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VI or VII if, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Articles VI or VII.

Section 10.20 Inconsistencies with Other Documents; Intercreditor Agreement.

(a) Subject to Section 10.20(b), in the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Security Documents which imposes additional burdens on the Borrower or any of its Subsidiaries or further restricts the rights of the Borrower or any of its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

(b) Notwithstanding anything to the contrary in this Agreement or in any other Loan Document: (i) the Liens granted to the Administrative Agent in favor of the Secured Parties pursuant to the Loan Documents and the exercise of any right related to any Collateral shall be subject, in each case, to the terms of the Intercreditor Agreements, (ii) in the event of any conflict between the express terms and provisions of this Agreement or any other Loan Document, on the one hand, and of the Intercreditor Agreements, on the other hand, the terms and provisions of the Intercreditor Agreements shall control and (iii) each Lender (A) authorizes the Administrative Agent to execute the Intercreditor Agreements on behalf of such Lender and to designate the “Designated Term Loan Agent” under and as defined in the ABL Intercreditor Agreement, (B) agrees to be bound by the terms of the Intercreditor Agreements and agrees that any action taken by the Designated Term Loan Agent (as defined in the ABL Intercreditor Agreement) under the ABL Intercreditor Agreement and the Administrative Agent under the Intercreditor Agreements shall be binding upon such Lender and (C) consents to the subordination of Liens provided for in the Intercreditor Agreements (to the extent set forth therein) and the other provisions of the Intercreditor Agreements.

Section 10.21 Acknowledgment and Consent to Bail-In of Affected Financial Institutions(a) . Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 10.22 [Reserved].

Section 10.23 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans or the Commitments or this Agreement;

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) and (k) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) Section 10.23(a)(i) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with Section 10.23(a)(iv), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that none of the Administrative Agent, the Arrangers and their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 10.24 Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 10.25 No Advisory or Fiduciary Responsibility.

(a) In connection with all aspects of each transaction contemplated hereby, each Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Administrative Agent, the Arrangers and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Administrative Agent, the Arrangers or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Arranger or Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Administrative Agent, the Arrangers or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Administrative Agent, the Arranger or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Administrative Agent, the Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.

(b) Each Credit Party acknowledges and agrees that each Lender, the Arrangers and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrower, any Affiliate thereof or any other Person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, the Arrangers or such Affiliate thereof were not a Lender or the Arrangers or an Affiliate thereof (or an agent or any other Person with any similar role under the Credit

Facility) and without any duty to account therefor to any other Lender, the Arrangers, the Borrower or any Affiliate of the foregoing. Each Lender, the Arrangers and any Affiliate thereof may accept fees and other consideration from the Borrower or any Affiliate thereof for services in connection with this Agreement, the Credit Facility or otherwise without having to account for the same to any other Lender, the Arrangers, the Borrower or any Affiliate of the foregoing.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

WORTHINGTON STEEL, INC., as Borrower

By:	/s/ Dan Magnussen
Name:	Dan Magnussen
Title:	Treasurer

[Signature Page to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and a Lender

By:	/s/ Mark M. Mountain
Name:	Mark M. Mountain
Title:	Managing Director

[Signature Page to Credit Agreement]